SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒            Preliminary Information Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
☐   Definitive Information Statement
Lapis Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1)	Title of each class of securities to which transaction applies: Ordinary shares of Enertec Systems 2001 Ltd.
2)	Aggregate number of securities to which transaction applies: 183,230
3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was determined based on multiplying 0.0002 by $1,095,000.

4)	Proposed maximum aggregate value of transaction: $1,095,000
5)	Total fee paid: $219

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: ________________________________
2)	Form, Schedule or Registration Statement No.: _________________________________
3)	Filing Party: _______________________________
4)	Date Filed: ________________________________

Lapis Technologies, Inc.
19 W. 34th Street, Suite 1008
New York, NY 10001

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the outstanding common stock of Lapis Technologies, Inc., a Delaware corporation, have approved the following actions without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

The approval of the sale of our subsidiary Enertec Electronics Ltd. and our controlling interest in our indirect subsidiary Enertec Systems 2001 Ltd.

The action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By order of the Board of Directors

Harry Mund
Chairman, Chief Executive Officer

New York, NY
[ ], 2008

Lapis Technologies, Inc.
19 W. 34th Street, Suite 1008
New York, NY 10001

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about [ ], 2008.

What action was taken by written consent?

We obtained stockholder consent for the approval of the sale of our subsidiary Enertec Electronics Ltd. and our controlling interest in our indirect subsidiary Enertec Systems 2001 Ltd.

How many shares of common stock were outstanding on February 28, 2008?

On February 28, 2008, the date we received the consent of the holders of more than a majority of the outstanding shares, there were 6,483,000 shares of common stock outstanding.

What vote was obtained to approve the transactions described in this information statement?

We obtained the approval of the holders of approximately 73.3% of our outstanding shares of common stock that were entitled to give such consent. Our chief executive officer, Harry Mund, owns 4,750,000 shares, or approximately 73.3% of our outstanding common stock.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $60,000.

Sale of Enertec Electronics Ltd. and the Company’s controlling interest in Enertec Systems 2001 Ltd.

Summary Term Sheet

On February 28, 2008, Lapis Technologies, Inc. (the “Company”, “we”, or “our”) entered into: (i) an agreement for the issue and sale of shares in Lapis Technologies, Inc. and the transfer of shares of Star Night Technologies Ltd., a company traded on the Tel Aviv Stock Exchange (“Star Night”) to the Company (the “Lapis SPA”), with Harry Mund and Mordechai Solomon (the “Investor”); and (ii) an agreement with Mund Holdings Ltd., a company owned by Harry Mund for the sale of the entire issued and outstanding share capital of Enertec Electronics Ltd. (“Enertec Electronics”) (the “Electronics SPA”). In addition, on February 28, 2008, the Company’s indirect wholly owned subsidiary, Enertec Management Ltd. (“Enertec Management”) (which the Company owns through its direct wholly owned subsidiary Enertec Electronics), entered into an agreement for the sale and purchase of Enertec Systems 2001 Ltd. (“Enertec Systems”) (the “Systems SPA”, and collectively with the Lapis SPA and the Electronics SPA, the “Agreements”), with Harry Mund, and S.D.S. (Star Defense Systems) Ltd., a company traded on the Tel Aviv Stock Exchange (“S.D.S.”) whose majority stockholder is Star Night. Mr. Mund is the Company’s chief executive officer, director, and majority stockholder. Enertec Management’s sole asset is its 73% equity interest in Enertec Systems.

The Agreements will close (subject to the fulfillment or waiver of certain closing conditions, and the performance of certain covenants) concurrently 21 days following the date this Information Statement is mailed to stockholders of the Company (the “Closing Date”).

Upon the closing of the Agreements, Mr. Solomon will own 92% of the outstanding shares of common stock of the Company on a fully diluted basis. The Company will acquire an approximately 34% equity and voting interest in Star Night, which will become the Company’s sole asset. Enertec Systems will become a wholly owned subsidiary of S.D.S. As Star Night owns an approximately 83% equity interest in S.D.S., the Company will acquire an approximately 28% indirect equity interest in S.D.S., and the Company will retain an approximately 28% indirect equity interest in Enertec Systems (compared to approximately 73% prior to the closing of the Agreements). The Company will no longer have any interest in Enertec Electronics or Enertec Electronics’ wholly owned subsidiary, Enertec Management, which is a holding company and, upon the closing the Agreements, will have sold and transferred its sole asset, its 73% equity interest in Enertec Systems.

The Company will receive US $250,000 (prior to payment of any applicable taxes) for the sale of Enertec Electronics. In addition, through the Company’s subsidiary Enertec Management, the Company will receive the consideration of US $1,095,000 (prior to payment of any applicable tax) Enertec Management receives for the sale of the controlling interest in Enertec Systems.

In addition, pursuant to the Lapis SPA, the Investor agreed to grant to Mr. Mund an option to sell to the Investor, Mr. Mund’s 4,750,000 shares of the Company’s common stock, during a period of 65 calendar days during a period of 24 months following the Closing Date, subject to certain conditions set forth in the Lapis SPA.

The closing of the Agreements and the consummation of the transactions contemplated therein depends upon the fulfillment or waiver of certain conditions, including, inter alia, the following:

•
Enertec Systems and Mr. Zvi Avni shall have entered into an employment agreement pursuant to which Mr. Avni will serve as chief executive officer of Enertec Systems Mr. Avni is the Chief Operating Officer of Enertec Systems, and owns 15.4% of the Company’s outstanding common shares.

•	The approval of the Systems SPA by the shareholders of S.D.S.

In addition, the parties undertook to perform certain covenants prior to the Closing Date, including, inter alia, the receipt of fairness opinions in respect of the transactions contemplated by the Agreements. The requisite fairness opinions have been received and are included as Appendix B herein.

Subject to the fulfillment or waiver of the requisite conditions and covenants, the Agreements will close concurrently 21 days following the mailing of this information statement to Lapis’s shareholders.

Reason for the Transaction

The Company, Enertec Management and Enertec Electronics entered into the respective Agreements within the framework of a reorganization (the “Reorganization”) for the following reasons: (i) to address the difficulties we currently encounter to: (a) finance future long-term projects; (b) develop new products; (c) enhance our existing products; and (d) obtain additional and/or alternative sources of credit and financing; (ii) to create a new holding company, whose subsidiaries will be active globally in the manufacturing of defense equipment and which will seek opportunities in the US and elsewhere to grow its business through acquisitions and otherwise; and (iii) to divest any business activities, which do not complement the business of the Company as expected to be carried out after the closing of the Agreements.

Risks

Upon the closing of the Agreements, the Company’s only asset will be its 34% equity interest in Star Night. Accordingly, within a year following the closing of the Agreements, the Company may be deemed an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) and subject to regulation under the 1940 Act.

After completion and consummation of the transactions contemplated under the Agreements and receipt of the proceeds thereunder, the Company intends to pursue possible acquisitions and/or investments of a strategic nature. In particular, the Company intends to exploit possible acquisitions of entities and businesses that are active in the same field or complementary to the business of the Company as it will be conducted following the completion and consummation of the transactions contemplated under the Agreements. The above plans may not be successful and we may not be able to grow our business in accordance with our plans.

Absence of Dissenters’ Rights of Appraisals

Under the applicable provision of the Delaware General Corporation Law, the Company’s stockholders will have no rights in connection with the proposed transactions contemplated by the Agreements to seek appraisal for the fair value of their shares of common stock.

For a more detailed discussion of the Agreements and the transactions contemplated thereby please see “Approval of the Sale of Enertec Electronics Ltd. and a controlling interest in Enertec Systems 2001 Ltd.” below.

APPROVAL OF THE SALE OF ENERTEC ELECTRONICS LTD. AND A CONTROLLING INTEREST IN ENERTEC SYSTEMS 2001 LTD.

Proposed Transaction

On February 28, 2008, Lapis Technologies, Inc. (the “Company”) entered into (i) an agreement for the issue and sale of shares in Lapis Technologies, Inc. and the transfer of shares of Star Night Technologies Ltd., a company traded on the Tel Aviv Stock Exchange (the “Lapis SPA”), with Harry Mund and Mordechai Solomon (the “Investor”); (ii) an agreement with Mund Holdings Ltd., a company owned by Harry Mund (the “Electronics SPA”). In addition, on February 28, 2008, the Company’s indirect wholly owned subsidiary, Enertec Management Ltd. (“Enertec Management”) (which the Company owns through its direct wholly owned subsidiary Enertec Electronics Ltd.), entered into an agreement for the sale and purchase of Enertec Systems 2001 Ltd. (the “Systems SPA”, and collectively with the Lapis SPA and the Electronics SPA, the “Agreements”), with Harry Mund, and S.D.S. (Star Defense Systems) Ltd., a company traded on the Tel Aviv Stock Exchange (“S.D.S.”) whose majority stockholder is Star Night Technologies Ltd. Mr. Mund is the Company’s chief executive officer, director, and majority stockholder.

The Agreements will close (subject to the fulfillment or fulfillment or waiver of certain closing conditions, and the performance of certain covenants) concurrently 21 days following the date this Information Statement is mailed to stockholders of the Company (the “Closing Date”).

Pursuant to the Lapis SPA, the Company agreed to sell, and the Investor agreed to purchase, 75,129,500 shares of the common stock of the Company, representing 92% of the Company’s issued and outstanding common stock on a fully diluted basis. The Investor agreed to transfer to the Company in consideration for the shares of the common stock of the Company, the Investor’s 4,539,557 shares in Star Night Technologies Ltd., (“Star Night”), a company traded on the Tel Aviv Stock Exchange, representing approximately 34% of Star Night’s issued and outstanding common stock.

In addition, pursuant to the Lapis SPA, the Investor agreed to grant to Mr. Mund an option (the “Mund Option”), exercisable by Mr. Mund in his sole discretion, to sell to the Investor, Mr. Mund’s 4,750,000 shares of the Company’s common stock (the “Option Shares”) subject to certain terms and conditions set forth in the Lapis SPA. The Mund Option will be exercisable during a period of 90 calendar days immediately following the first anniversary of the Closing Date (with respect to 50% of the Option Shares, at an exercise price of US $0.5434 per share, subject to adjustment in the event of stock splits, stock dividends, and similar transactions) and/or the second anniversary of the Closing Date (with respect to all of the Option Shares, at an exercise price of US $0.6038 per share, subject to adjustment in the event of stock splits, stock dividends, and similar transactions). The Mund Option is subject to the aggregate value of the Option Shares during the term the Mund Option can be exercised, being no higher than US $2,868,000, subject to certain adjustments, for a period of 65 consecutive calendar days commencing 120 days after the Closing Date (so long as Mr. Mund may sell his shares pursuant to Rule 144 under the Securities Act of 1933, as amended, during a period of 65 consecutive calendar days during a period of 24 months following the Closing Date).

Pursuant to the Electronics SPA, the Company agreed to sell, and Mund Holdings Ltd. agreed to purchase all of the issued and outstanding shares capital of Enertec Electronics Ltd. (“Enertec Electronics”), being NIS (New Israeli Shekel) 100 divided into 100 shares of NIS 1 each, for a purchase price of US $250,000.

Pursuant to the Systems SPA, Enertec Management and Mr. Mund agreed to sell, and S.D.S. agreed to purchase, on the Closing Date, an aggregate of 251,000 shares of Enertec Systems 2001 Ltd. (“Enertec Systems”), representing all of the issued and outstanding shares of Enertec Systems, for an aggregate purchase price of US $1,500,000. The 251,000 shares to be sold pursuant to the Systems SPA represent 67,770 shares to be sold by Mr. Mund, representing 27% of the issued and outstanding shares of Enertec Systems, and 183,230 shares to be sold by Enertec Management, representing 73% of the issued and outstanding shares of Enertec Systems.

Upon the closing of the Agreements, Mr. Solomon will own 92% of the outstanding shares of common stock of the Company on a fully diluted basis. The Company will acquire an approximately 34% equity and voting interest in Star Night, which will become the Company’s sole asset. Systems will become a wholly owned subsidiary of S.D.S. As Star Night owns an approximately 83% equity interest in S.D.S., the Company, therefore, will indirectly acquire an approximately 28% indirect equity interest in S.D.S., and the Company will indirectly retain an approximately equity 28% indirect interest in Enertec Systems (compared to 73% prior to the closing of the Agreements). The Company will no longer have any interest in Enertec Electronics or Enertec Electronics’ wholly owned subsidiary, Enertec Management (which will have sold its sole asset, its indirect 73% equity interest in Enertec Systems).

The Company will receive US $250,000 (prior to payment of any applicable taxes) for the sale of Enertec Electronics. In addition, through the Company’s subsidiary Enertec Management, the Company will receive the consideration of US $1,095,000 (prior to payment of any applicable tax) Enertec Management receives for the sale of the controlling interest in Enertec Systems.

The closing of the Agreements and the consummation of the transactions contemplated therein depends upon the fulfillment or waiver of certain conditions, including, inter alia, the following:

•
Enertec Systems and Mr. Zvi Avni shall have entered into an employment agreement pursuant to which Mr. Avni will serve as chief executive officer of Enertec Systems Mr. Avni is the Chief Operating Officer of Enertec Systems, and owns 15.4% of the Company’s outstanding common shares.

•	The approval of the Systems SPA by the shareholders of S.D.S.

In addition, the parties undertook to perform certain covenants prior to the Closing Date, including, inter alia, the receipt of fairness opinions in respect of the transactions contemplated by the Agreements. The requisite fairness opinions have been received and are included as Appendix B herein.

Subject to the fulfillment or waiver of the requisite conditions and covenants, the Agreements will close concurrently 21 days following the mailing of this information statement to Lapis’s shareholders.

Opinions of Jacob Eshed Tesuot Consultants

Jacob Eshed Tesuot Consultants (“JET”) rendered its opinions, as set forth in Appendix B to this Information Statement, as to the fairness, from a financial point of view, of (i) the consideration to be received for the sale of Enertec Systems under the Systems SPA (the “Systems Opinion”), and (ii) the consideration to be received for the issuance of 92% of the Company’s outstanding shares under the Lapis SPA (the “Star Night Opinion”). Such opinions are based upon and subject to the matters referenced therein. JET received a fee of $15,000 in connection with rendering its opinions.

Lapis solicited proposals for the issuance of the fairness opinions contemplated by the
Systems SPA and the Lapis SPA from a number of persons and entities. Lapis selected JET to render the opinions on the basis of JET’s history, qualifications, and experience in rendering fairness opinions. JET is a consulting and investment banking firm based in Israel, specializing in going concern valuations, which has provided consulting and investment banking services since 1980.

JET has not had any other relationship with Lapis and no relationship between Lapis and JET is contemplated.

In rendering the Systems Opinion, JET examined and considered all available information which JET deemed relevant, including:

(i) Consolidated financial audited financial statements as of 31 December 2005, 2006 and 2007;
(ii) Revenues forecast for 2008;
(iii) Company background and activities (Word document provided by Lapis);
(iv) the Systems SPA
(v) Lapis’s Form 10K-SB for the periods ended 31 December 2005, 2006 and 2007;
(vi) Conversations and email exchanges with Mr. Harry Mund; and
(vii) Lapis management’s declaration that during the period from January 1, 2008 to the closing of the Systems SPA, no major change event occurred that might change the valuation.

In connection with the review conducted in preparing the Systems Opinion, JET relied upon and assumed the accuracy and completeness of the financial and other information furnished to JET by Lapis. JET did not undertake any independent verification of the accuracy or completeness of such information or any independent appraisal or evaluation of the assets or liabilities of Enertec Systems. JET did not solicit third parties who might be interested in making an investment in or acquiring Enertec Systems or all or any of its assets. The consideration to be received under the Systems SPA was determined by the parties thereto and not recommended or negotiated by JET.

JET did not receive any instructions from Lapis or Star Night concerning the methodology or results of the Systems Opinion. In addition, there were no limitations imposed upon JET by Lapis or Star Night with respect to the Systems Opinion.

In rendering the Systems Opinion, JET utilized the discounted cash flow approach, which derives the present value of a company from a future stream of free cash flows. JET concluded that the fair value of Enertec Systems is reasonably stated to be an average of $1,511,000, and ranges from $1,405,000 to $1,616,000. Based upon the foregoing and such other factors as it deemed relevant, JET is of the opinion that the consideration to be received for the sale of Enertec Systems under the Systems SPA (consisting of $1,500,000, of which Lapis will receive $1,095,000 and Harry Mund will receive $405,000) is fair.

For further information relating to the matters considered, the basis for and methods of arriving at the Systems Opinion, and limitations on the scope of the Systems Opinion, see the full text of the Systems Opinion, attached as part of Appendix B.

In rendering the Star Night Opinion, JET examined and considered all available information which JET deemed relevant, including:

(i) audited financial statements for Star Night as of December 31, 2007;
(ii) data included in Star Night’s periodic report;
(iii) Star Night management’s forecasts;
(iv) audited financial statements for SDS as of December 31, 2007;
(v) data included in SDS’s periodic report;
(vi) conversations with Star Night management; and
(vii) draft financial statements of subsidiaries.

In addition, in rendering the Star Night Opinion, JET performed valuations of Star Night’s subsidiaries SDS, New Noga Light (2000) Ltd., Night Light Ltd., Radom Aviation Systems Ltd. and Magam Safety Ltd.

In connection with the review conducted in preparing the Star Night Opinion, JET relied upon and assumed the accuracy and completeness of the financial and other information furnished to JET by Star Night. JET did not undertake any independent verification of the accuracy or completeness of such information or any independent appraisal or evaluation of the assets or liabilities of Star Night. JET did not solicit third parties who might be interested in making an investment in or acquiring Star Night or all or any of its assets. The consideration to be received under the Lapis SPA was determined by the parties thereto and not recommended or negotiated by JET.

JET did not receive any instructions from Lapis or Star Night concerning the methodology or results of the Star Night Opinion. In addition, there were no limitations imposed upon JET by Lapis or Star Night with respect to the Star Night Opinion.

In rendering the Star Night Opinion, JET utilized the discounted cash flow approach and concluded that the value of the consideration received for the issuance of 92% of the Company’s outstanding shares under the Lapis SPA (consisting of 33.82% of Star Night’s outstanding shares, transferred to Lapis by Mr. Moti Solomon), is equal to $15,650,000, within the range of $14,000,000 to $17,000,000. Based upon the foregoing and such other factors as it deemed relevant, JET is of the opinion that the consideration to be received for the issuance of 92% of the Company’s outstanding shares under the Lapis SPA is fair.

For further information relating to the matters considered, the basis for and methods of arriving at the Star Night Opinion, and limitations on the scope of the Star Night Opinion, see the full text of the Star Night Opinion, attached as part of Appendix B.

Opinion of Neville Weitzman Consultants Ltd

Neville Weitzman Consultants Ltd (“NWC”) rendered its opinion, as to the fairness, from a financial point of view, of the consideration paid by Mund Holdings Ltd. for the acquisition of Enertec Electronics under the Electronics SPA (the “Electronics Opinion”). The Electronics Opinion is based upon and subject to the matters referenced therein. NWC received a fee of $5,000 in connection with rendering the Electronics Opinion. A portion of the Electronics Opinion is included in Appendix B to this Information Statement.

NWC is a consulting and investment banking firm based in Israel. NWS was founded in 1995 and offers a range of venture marketing, economic analysis, and business development services.

NWC was initially introduced to Lapis by Lapis’s auditor, and Lapis engaged NWC in 2006-2007 to provide a fairness opinion with respect to an Enertec Electronics transaction, for which NWC received a fee of $5,750. NWC has not otherwise had any other relationship with Lapis and no relationship between Lapis and NWC is contemplated.

Lapis engaged NWC to render the Electronics Opinion on the basis of NWC’s history, qualifications, and experience in rendering fairness opinions, and NWC’s familiarity with Enertec Electronics from the prior engagement.

In rendering the Electronics Opinion, NWC examined and considered all available information which NWC deemed relevant, including:

(i) audited financial statements of Enertec Electronics for the years ended December 31, 2005, 2006, and 2007;
(ii) unaudited financial statements of Enertec Electronics for the three months ended March 31, 2008;
(iii) financial forecasts of Enertec Electronics for the five years ending December 31, 2012;
(iv) discussions with Mr. Harry Mund regarding future prospects of the Enertec Electronics business and explanations for certain items referred to in the financial statements; and
(v) the Electronics SPA.

In connection with the review conducted in preparing the Electronics Opinion, NWC relied upon and assumed the accuracy and completeness of the financial and other information furnished to NWC by Lapis. NWC did not undertake any independent verification of the accuracy or completeness of such information or any independent appraisal or evaluation of the assets or liabilities of Enertec Electronics. NWC did not solicit third parties who might be interested in making an investment in or acquiring Enertec Electronics or all or any of its assets. The consideration to be received under the Electronics SPA was determined by the parties thereto and not recommended or negotiated by NWC.

NWC did not receive any instructions from Lapis concerning the methodology or results of the Electronics Opinion. In addition, there were no limitations imposed upon NWC by Lapis with respect to the Electronics Opinion.

In rendering the Electronics Opinion, NWC utilized two valuation methodologies, the income approach (or discounted cash flow method) and the cost approach, which is based on the premise that the book value or cost of an asset is equal to its fair market value. NWC concluded that the fair value of Enertec Electronics is equal to $263,000, under the income approach, or $245,000 based on the cost approach. Based upon the foregoing and such other factors as it deemed relevant, NWC is of the opinion that the consideration paid by Mund Holdings Ltd. for the acquisition of Enertec Electronics under the Electronics SPA (consisting of $250,000) is fair.

For further information relating to the matters considered, the basis for and methods of arriving at the Systems Opinion, and limitations on the scope of the Systems Opinion, see the portion of the Systems Opinion, attached as part of Appendix B.

Background of the Transaction

The Company was formed in Delaware on January 31, 2002. It conducts operations in Israel through the Company’s wholly owned subsidiary Enertec Electronics, an Israeli corporation incorporated on December 31, 1991, and Enertec Systems, an Israeli corporation incorporated on August 28, 2001, of which the Company owns a 73% equity interest. The Company, through its subsidiaries, is a manufacturer and distributor of various military and airborne systems, simulators, automatic test equipment (ATE), electronic components and products relating to power supplies, converters and related power conversion products.

Our revenues are derived from two main sources, the military and the commercial markets. In the military market we design, develop and manufacture test systems, airborne, shipborne, land electronic equipment and other various military systems, for military manufacturers in accordance with their specifications. Most of this military business is carried out by Enertec Systems. In the commercial market we market and distribute test systems, power supplies and other electronic components manufactured by other manufacturers who engage us to distribute their products. This activity is carried out primarily by Enertec Electronics. We have entered into representative and distribution agreements with seven such manufacturers, four of which have been reduced to written contracts.

Our Subsidiaries

In April 2002, we acquired all of the outstanding capital stock of Enertec Electronics. In this transaction, we acquired 99 ordinary shares of Enertec Electronics from Harry Mund, our president and chief executive officer, in exchange for 4,750,000 shares of our common stock. The common stock issued to Mr. Mund represented 86.6% of our outstanding common stock after the transaction.

Enertec Management, a private Israeli company, is a wholly owned subsidiary of Enertec Electronics.

Enertec Systems, a private Israeli company, is owned by Enertec Management (73%), and Harry Mund (27%). Enertec Systems commenced operations in January 1, 2002.

Enertec Electronics

Enertec Electronics is responsible for:

•	The marketing and distribution of power supplies and other related power products manufactured by third-party firms that engage Enertec Electronics to distribute their products; and

•	The marketing and distribution of power supply testing equipment to our military and commercial customers.

Enertec Electronics’ customers have products that require power supplies. Enertec Electronics is contacted by them with their specifications, and based on that data, Enertec Electronics provides a standard, or if necessary, a semi-custom or custom, power supply solution. Enertec Electronics’ technical sales staff in Israel has a comprehensive understanding of Enertec Electronics’ customers' product base, which allows Enertec Electronics to provide the most efficient power supply solution to its customers. Our and Enertec Electronics’ professional marketing and sales teams include engineers who provide support to customers from the early stages of product definition and first sampling, through the production stages and up to after-sales support. Examples of products that require power supplies are computers, modems, printers, faxes, telephones, transmitter/receivers for commercial and military communications, radar, airborne infra-red cameras, surveillance equipment, telecom network routers, video-conference routers, cellular telephone transmitters/receivers, television on-routers, internet-routers, medical MRI scanners, x-ray equipment, robots, drivers for electric motors, and industrial control systems.

Enertec Electronics has also entered into representative or distribution agreements with various international power supply manufacturers. These manufacturers granted Enertec Electronics rights to sell their products in Israel. Enertec Electronics solicits sales within Israel and, upon receipt of purchase orders, Enertec Electronics contacts the supply manufacturers to fulfill such orders. With some of these manufactures Enertec Electronics has agreements that the supply manufacturers will not promote their products directly within Israel. Furthermore, if a customer contacts the supply manufacturers directly, such manufacturer will redirect the customer to us, or advise Enertec Electronics to contact the customer regarding the order.

Enertec Electronics is also a local Israeli distributor of power testing equipment. This includes DC and AC electronic loads, that is, equipment used for the testing of power supplies which utilize alternate current (AC) and direct current (DC) technology.

Enertec Electronics is focusing its efforts almost exclusively on developing its business within the power supplies and power supply testing equipment arena.

Enertec Systems

Enertec Systems is responsible for designing, developing and manufacturing of various military systems for airborne, land and seaborne applications - for example, electronic systems used in aircrafts such as power supplies, laser drivers, mission computers and control systems for motor and pumps, radio transceivers, altitude measuring devices, ground systems for missile control and sub-assemblies, which are parts of a system developed with a customer's specifications. Enertec Systems also designs and manufactures test systems for electronics manufacturers in the military industry based on their specifications for the test and ground support of missiles, aircrafts and other various defense systems.

Star Night and S.D.S.

Star Night is an Israeli corporation incorporated in the State of Israel in 1982. Star Night is an Israel-based company engaged in two core activities. It develops, manufactures and sells electronic and electro-optical systems for night vision, which are based on star light amplification, and it also upgrades aircraft weapons. Star Night owns an 82.6% equity interest in S.D.S.

Through its subsidiary, S.D.S., Star Night is engaged in the field of defense projects and has a worldwide customer base. S.D.S. is active in the field of Aerospace, Land and Naval systems through its subsidiaries: (i) Radom Aviation Systems Ltd. ("Radom"); (ii) New NogaLight Ltd. ("NogaLight"); and (iii) Magam Safety Ltd. ("Magam"), which develop and provide both products and applications. Radom is a company, which provides turnkey solutions for airborne application products. Radom provides avionics and weapon system suites for planes, helicopters and dedicated mission aircraft. NogaLight provides a wide range of night vision system solutions for both airborne and land applications. Nogalight provides the latest night vision and night sight technology. Magam provides products and equipment for airborne, land and naval systems. The products and equipment include pilot light helmets, anti-G-force suits, inflatable life rafts and boats, life preserver jackets, parachutes, inflatable decoys and dummy targets, and fuel tanks.

Both Star Night's and S.D.S.'s shares are listed for trading on the Tel Aviv Stock Exchange.

Reasons for the Transaction

The Company, Enertec Management and Enertec Electronics entered into the respective Agreements within the framework of a reorganization (the “Reorganization”) for the following reasons: (i) to address the difficulties we currently encounter to: (a) finance future long-term projects; (b) develop new products; (c) enhance our existing products; and (d) obtain additional and/or alternative sources of credit and financing; (ii) to create a new holding company, whose subsidiaries will be active globally in the manufacturing of defense equipment and which will seek opportunities in the US and elsewhere to grow its business through acquisitions and otherwise; and (iii) to divest any business activities, which do not complement the business of the Company as expected to be carried out after the closing of the Agreements.

Reasons for the Systems SPA:

The Systems SPA was entered into within the framework of the Reorganization, inter alia, to improve the Company’s cash position.

To finance our growth in productivity (our revenues increased by approximately 23%, from $7,839,000 at December 31, 2006 to $9,642,000 at December 31, 2007) and work in process over the year 2007, we significantly increased our bank debt and other short-term debt, which adversely affected our financial liquidity. The increase of work completed, resulted in an increase in our account receivables by approximately 16% (from $4,667,000 at December 31, 2006 to $5,414,000 at December 31, 2007). Our financial liquidity was further affected by a further sharp decrease in the US$ - NIS exchange rate over the year 2007 (the US$ - NIS exchange rate decreased by approximately 9% from US$1=NIS4.22 as of December 31, 2006 to US$1=NIS3.846 as of December 31, 2007; the US$ - NIS exchange rate decreased further to US$1=NIS3.535 as of March 31, 2008), which adversely affects our short-term debt commitments as our bank debt and other loans are in NIS and a significant part of our receivables are in US$.

As currently, there are no other lines of credit available to us to refinance our short-term financing commitments and, in addition, we currently do not have any other sources available for financing our short-term debt commitments, we expect our financial liquidity to decrease and financing costs to increase. Such increased costs and lack of further sources of credit may result, eventually, in the Company not being able to enter into new material commitments for capital expenditures required to obtain and execute long-term projects, expand our operations and to develop new products or enhance our existing products and capabilities to a level required to respond to competitive pressures by our direct competitors or our customers’ in-house capabilities. We note, however, that our backlog of order for our products and services remained stable.

Within the framework of the Reorganization and as a condition to enter into the transactions contemplated under the Systems SPA and the Lapis SPA, S.D.S. and Mr. Solomon demanded a divesture of all the non-core operations and activities that are not compatible and/or synergetic with the Company’s business as will be conducted after the closing and consummation of the respective Agreements. The Company’s business to be conducted after the closing and consummation of the respective Agreements will be designing, developing and manufacturing of various systems, products and applications mainly for military use.

Reasons for the Electronics SPA:

The Electronics SPA was entered into pursuant to the above demand for divesture of non-core operations and activities, as Enertec Electronics’ activities of marketing and distributing power supplies products and other related power products manufactured by third-party firms are not compatible with the Company’s business as will be conducted after the closing and consummation of the respective Agreements.

Previous attempts to sell the business of Enertec Electronics have not been successful and due to the demand by the parties of the Agreements for divesture of non-core business, Mr. Mund, through his wholly owned company, Mund Holdings Ltd., agreed to purchase Enertec Electronics.

Reasons for the Lapis SPA:

The Lapis SPA was entered within the framework of the Reorganization and to bring the Company into a position under which the Company will: (i) have a stronger position towards banks and other institutions to finance the Company’s extended activities; and (ii) to create a new holding company, whose subsidiaries will be active globally in the manufacturing of defense equipment and which will seek opportunities in the US and elsewhere to grow its business through acquisitions and otherwise.

We believe effecting the transactions contemplated under the above Agreements, will provide us with the opportunity to effectively address the difficulties and adverse market conditions set out above. We believe that the cash proceeds to be received by us under the Agreements and the relationship with the Star Night - S.D.S. group of companies will improve our liquidity and our position and bargaining power vis-à-vis our lenders, as well as enable us to grow at a faster pace, either organically or by way of acquisitions.

In addition, we believe there is a potential benefit to the Company from an improved product variety through the Star Night – S.D.S. group of companies and the Star Night – S.D.S. group of companies’ expertise and know-how.

Risks

Upon the closing of the Agreements, the Company’s only asset will be its approximately 34% equity interest in Star Night. Accordingly, within a year following the closing of the Agreements, the Company may be deemed an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) and subject to regulation under the 1940 Act.

After completion and consummation of the transactions contemplated under the Agreements and receipt of the proceeds thereunder, the Company intends to pursue possible acquisitions and/or investments of a strategic nature. In particular, the Company intends to exploit possible acquisitions of entities and businesses that are active in the same field or complementary to the business of the Company as it will be conducted following the completion and consummation of the transactions contemplated under the Agreements. The above plans may not be successful and we may not be able to grow our business in accordance with our plans.

Absence of Dissenters’ Rights of Appraisals

Under the applicable provision of the Delaware General Corporation Law, the Company’s stockholders will have no rights in connection with the proposed transactions contemplated by the Agreements to seek appraisal for the fair value of their shares of common stock.

Accounting Treatment

The transactions to be effected by the Agreements will be treated as a reverse acquisition, whereby the accounting acquirer is determined to be the legal acquirer.

Federal Income Tax Consequences

The proposed sale of Enertec Electronic and a controlling interest in Enertec Systems should have no direct income tax consequences to the Company’s shareholders. The proposed sale of Enertec Electronics and Enertec Systems will be reported by the Company as a sale of our investment in the respective entities, with the gain or loss included in earnings.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed transactions contemplated by the Agreements other than federal securities laws.

Description of the Company’s Capital Stock

The Company’s authorized capital consists of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, par value $0.001. As of February 28, 2008, the Company had 6,483,000 shares of common stock issued and outstanding, and no shares of Series A Preferred Stock issued and outstanding.

The Company’s common stock is the only class of its securities outstanding having the right to vote. Each share of common stock entitles its record holder to one vote.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of February 28, 2008 by:

•	each of our directors, executive officers and our executive officers and directors as a group; and
•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock;

Name and Position	Shares of Common Stock Beneficially Owned	Percentage
Harry Mund Chief Executive Officer and Director	4,750,000	73.3%
Miron Markovitz Chief Financial Officer and Director	9,000	*
Zvi Avni Chief Operating Officer of Enertec Systems	1,000,000	15.4%
All officers and directors as a group (three individuals beneficially owning stock)	5,759,000	88.32%

* Less than 1%

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of February 28, 2008. Applicable percentage is based on 6,483,000 shares of common stock outstanding as of February 28, 2008. None of the persons named in the table own any options or convertible securities.

FINANCIAL STATEMENTS

The Company’s annual report on Form 10-KSB for the year ended December 31, 2007, which includes our audited balance sheet at December 31, 2007, and statements of operations and cash flows for the two years in the period then ended, is being delivered herewith. In addition, the Company’s quarterly report on Form 10-QSB for the quarter ended March 31, 2008, which includes our unaudited balance sheet as of March 31, 2008, and unaudited statements of operations and cash flows for the quarter ended March 31, 2008, is being delivered herewith.

Where You Can Find More Information About the Company

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

By Order of the Board of Directors

Harry Mund
Chief Executive Officer

[ ], 2008

Appendix A

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARY
PROFORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31,2007

			PROFORMA			PROFORMA
	LAPIS	STARNIGHT	ADJUSTMENTS			December 31, 2007

ASSETS

Current Assets:
Cash and cash equivalents	$-	$19,144,000	$1,345,000	$249,744	1,3,4	$20,239,256
Accounts receivable		25,317,000				25,317,000
Inventories		9,859,000				9,859,000
Prepaid expenses and other current assets		1,561,000				1,561,000
Investment in starnight	1,050,000	-	2,561,699	3,611,699	1,2,5,6	-

Total current assets	1,050,000	55,881,000				56,976,256

Property and equipment, net	-	4,608,000				4,608,000
Deferred income taxes	-	3,785,000				3,785,000

	$2,100,000	$64,274,000				$65,369,256

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Bank line of credit	$-	$11,032,000				$11,032,000
Accounts payable and accrued expenses	249,744	19,569,000	249,744		4	19,569,000
Due to stockholder	12,750	-	12,750		6	-

Total current liabilities	262,494	30,601,000				30,601,000

Term loans, net of current portion	-	27,608,000				27,608,000
Severance payable	-	1,801,000				1,801,000

Total liabilities	262,494	60,010,000				60,010,000

Minority interest	-	397,000				397,000

Stockholders' Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued
Common stock; $.001 par value, 100,000,000 shares authorized, 81,613,000 shares issued and outstanding	6,483			75,130	2	81,613
Additional paid-in capital	1,083,467		2,511,393	2,441,569	2,6	1,013,643
Retained Earnings	(302,444)	3,867,000		302,444	6	3,867,000

Total stockholders' equity	787,506	3,867,000				4,962,256

	$1,050,000	$64,274,000	$6,680,586	$6,680,586		$65,369,256

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARY
PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

			PROFORMA			PROFORMA
	LAPIS	STARNIGHT	ADJUSTMENTS			December 31, 2007
Sales	$-	$39,282,000				$39,282,000
Cost of sales	-	26,743,000				26,743,000

Gross profit	-	12,539,000				12,539,000

Operating expenses:
Selling expenses	-	4,118,000				4,118,000
General and administrative	101,744	6,593,000				6,694,744

Total operating expenses	101,744	10,711,000				10,812,744

Income from operations	(101,744)	1,828,000				1,726,256

Other income (expense):
Interest expense, net	-	(3,757,000)				(3,757,000)
Other income	-	76,000				76,000
Gain on sale of subsidiary	-	-	295,000	295,000	3,5,6	-
Total other income (expense)	-	(3,681,000)				(3,681,000)

(Loss) before provision for income taxes and minority interest	(101,744)	(1,853,000)				(1,954,744)

Provision for income taxes	-	(322,000)				(322,000)
Minority interest	-	137,000				137,000

Net (loss)	(101,744)	(2,038,000)				(2,139,744)

Other comprehensive (loss) income, net of taxes Foreign translation (loss) gain	-	-				-

Comprehensive (loss)	$(101,744)	$(2,038,000.0)				$(2,139,744)

Basic net income (loss) per share						$(0.03)

Basic weighted average common shares outstanding						81,613,000

LAPIS TECHNOLOGIES, INC. AND SUBSIDIARY
PROFORMA ADJUSTMENTS
DECEMBER 31,2007

AJE 1
Cash	1,095,000
investments		1,095,000

AJE 2
investments	2,516,699
common stock		75,130
apic		2,441,569

AJE 3
cash	250,000
other income		250,000

AJE 4
accounts payable	249,744
cash		249,744

AJE 5
investments	45,000
other income		45,000

AJE 6
apic	2,511,393
due to officers	12,750
other income	295,000
investments		2,516,699
retained earnings		302,444

Lapis Technologies, Inc. and Subsidiary
Notes to Pro Forma Consolidated Financial Statements
December 31, 2007
(Unaudited)

Note 1 – The pro forma adjustments to the consolidated financial statements is as follows:

(1)	To reflect the repayment of the advance to the former subsidiary for the acquisition of additional shares of its’ own subsidiary.

(2)	To record the investment in new subsidiary with the issuance of common stock

(3)	To record the sale of the former subsidiary

(4)	To record the repayment of accounts payable

(5)	To record the additional proceeds received in adjustment 1 as income

(6)
To adjust the combined financial statements to reflect the transaction as a reverse acquisition using the historical cost information of accounting acquirer (the new subsidiary) and to eliminate the retained earnings of the parent.

Appendix B

Enertec Electronics
Limited

BUSINESS DESCRIPTION &
FAIRNESS OPINION

June 2008

V8 11-06-08

Prepared by:
Neville Weitzman Consultants Ltd
13 Hasadna Street, Raanana 43654, ISRAEL

Enertec Electronics - Confidential

This document has been prepared by Neville Weitzman Consultants ("NWC") on instructions received from Lapis Technologies Inc ("Lapis").

The document is based upon both internal and public information made available by the subject company, and upon estimates and assessments that may prove, over time, to have been inaccurate or incomplete. This document is not a comprehensive review of all information and data regarding or related to the subject company.

Except where stated specifically, no audit or verification work has been carried out in the preparation of this document.

Therefore, this document is intended for use by professional institutional investors as supporting information only. This document should not be used as the basis for making any investment decisions.

This document does not purport to provide investment advice nor is it a recommendation or offer to purchase or sell the securities mentioned herein. This document does not, under any circumstances, substitute for advice that takes into account the special needs or requirements and characteristics of any party.

NWC takes no responsibility for any damage or loss that may be incurred by any party as a result of relying upon this document.

NWC may act as advisor to Lapis for the Offering of its securities. Therefore, they are interested in the valuation of the aforementioned securities, and in the successful offering of the aforementioned securities.

NWC (or persons related thereto) may from time to time perform investment banking or other services for, or solicit investment banking or other business from, and may have similar or other relationships with any of the companies mentioned in this report.

Enertec Electronics - Confidential
3

1 Formal Report

Mr. Harry Mund and the Board of Directors of Lapis Technologies Inc
19 West 34th Street
Suite 1008
New York
New York 10001

Gentlemen:

You have requested that Neville Weitzman Consultants Limited ("NWCL") provide you with its opinion as to the fairness, from a financial point of view, of the consideration to be paid by Mund Holdings Limited ("MHL") for the acquisition of Enertec Electronics Limited ("EEL") pursuant to an Agreement dated February 28 2008 between Lapis and MHL.

The valuation date is December 31 2007.

It is understood that:

a)	Under the agreement MHL will purchase the entire issued share capital of EEL for a total purchase price of $250,000 ("the Consideration");
b)	Since the founding of EEL the Company has been managed solely by Mr. Harry Mund who is the beneficial owner of MHL;
c)	Consequently, a major part of the Company's goodwill, including its relationships with customers and suppliers, is dependent on the continued involvement of Mr. Harry Mund;
d)
Without a commitment to such continued involvement it may be difficult to find an alternative purchaser for the shares of the Company, in which case the closure of the business and the liquidation of its net assets would have to be considered.

Fair market value is generally defined as the price at which an entity or an interest would change hands between a willing buyer and willing seller, neither being under compulsion to buy or sell and both having reasonable knowledge of all relevant facts as of the applicable valuation date.

Reliance has been placed on documentation and information provided verbally or by email by Mr. Harry Mund who, as stated above, is the beneficial owner of MHL and therefore an interested party in the transaction.

Such documentation and information, all made available by Mr. Harry Mund and by the subject company, includes estimates and assessments that may prove, over time, to have been inaccurate or incomplete. We do not express an opinion or offer any form of assurance regarding their accuracy or completeness. All the information provided is accountable for by the Company and its management alone.

Enertec Electronics - Confidential
4

In arriving at the opinion set forth below, NWCL has completed the following tasks:

a)	Reviewed the audited financial statements of EEL for the years ended December 31 2005 to 2007;
b)	Reviewed the unaudited financial statement of EEL for the three months ended March 31 2008;
c)	Reviewed financial forecasts of EEL for the five years ending December 31 2012;
d)	Conducted discussions with Mr. Harry Mund regarding future prospects of the business and explanations for certain items referred to in the financial statements;
e)	Perused the company purchase agreement, dated February 28 2008.

In rendering this opinion, NWCL did not assume responsibility for independently verifying, and did not independently verify, any financial or other information whatsoever.

NWCL has assumed that all such financial and other information is accurate and complete. NWCL has further relied on the assurances of Lapis and EEL management that they are not aware of any facts that would make such financial or other information inaccurate, incomplete or misleading.

With respect to forecasts and financial projections of EEL provided by management, NWCL has assumed, for the purpose of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management at the time of their preparation as to the future performance of EEL. NWCL has further assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Business are as set forth in the financial statements.

NWCL has not been engaged to make, nor has it made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Business nor has it been furnished with any such evaluation or appraisals except for the reports stated above. The opinion is based upon regulatory, economic, market and monetary conditions existing on the date hereof.

This opinion has been prepared for your information in connection with the Agreement and shall not be reproduced, summarized, described or referred to or provided to any person or otherwise made public without the prior written consent of NWCL. Furthermore it relates only to the Consideration payable by MHL to the shareholders of EEL, as defined above, and does not cover any other related or non-related transactions and payments, either referred to or not referred to in the Agreement or any other documentation in connection therewith.

Enertec Electronics - Confidential
5

The assessment of the Fair Price of the Business has been based on two valuation methodologies – the Income Approach and the Cost Approach. Under these valuation models the estimated value of EEL as at December 31 2007 is as follows:

$
Income Approach	263,000
Cost Approach	245,000

The Cost Approach total represents an estimate of the net proceeds to be recovered as a result of the possible closure of the business and the liquidation of its net assets, as explained above.

On the basis of, and subject to the foregoing, as it falls within the range defined by the valuations based on the two selected approaches, NWCL is of the opinion that the Consideration can be regarded as fair from a financial point of view.

This Formal Report should be read together with the other chapters of this document, which form an integral part thereof.

Yours very truly,

Neville Weitzman Consultants Limited

Enertec Electronics - Confidential
6

Enertec Systems 2001 Ltd.

Company Valuation
 As of February 28th, 2008
Closing of the Transaction for Sale and
Purchase of all Ordinary Shares

Fairness Opinion

April 2007

A.	General	3
B.	Company Overview	6
C.	Financial Statements Analysis	13
D.	Valuation Methodology	18
E.	Valuation	20

May 25th, 2008

To:      Mr. Harry Mund
Lapis Technologies, Inc.

RE: Enertec Systems 2001 Ltd.
 Valuation of Shares as of the Valuation Date

A.	General

We were requested by Harry Mund and Lapis Technologies, Inc. (hereinafter respectively: “Mund” and “Lapis” to render our opinion as to the fairness, from a financial point of view, of the consideration (hereinafter: the “Consideration”) to be received by the sellers of the Ordinary Shares of Enertec Systems 2001 Ltd. (hereinafter: “ESL” or “the Company”) under an agreement for the sale of the all the issued and outstanding Ordinary Shares of the Company, dated February 28th, 2008, (hereinafter: the “Agreement”), between Mund and Enertec Management Ltd. as the sellers and S.D.S. (Star Defense Systems) Ltd. (hereinafter: “SDS”) as the buyer (hereinafter: the “Transaction”). In respect of the above, we have made a valuation of the Fair Market Value1  as of the date of closing and consummation of the Agreement ("Valuation Date"), based on the information set out below.

"Jacob Eshed – Tesuot Consultants" is an independent consulting firm specializing in 'going concern' valuations.  We have extensive experience in performing fairness opinions for companies in diverse fields of activities

_________________________
1 We have determined the fair market value to be the price at which an entity or an interest would change hands between a willing buyer and willing seller both acting in their own best interest, on the open market assuming a reasonable period of time for an agreement to arise, neither being under compulsion to buy or sell and both having reasonable knowledge of all relevant facts as of the applicable valuation date.

3

Objective and Scope

This valuation has been prepared for the purpose of determining the fair market value of the Ordinary Shares of ESL and the fairness of the Consideration as at the Valuation Date.

We understand that our recommendation of fair market value and this valuation report will be used and relied upon for ESL’s purchase by SDS. In this valuation, we have relied on signed written material, unsigned written material and information provided verbally or by email. It is based upon both internal and public information made available by the Company and/or Mund, and upon estimates and assessments that may prove, over time, to have been inaccurate or incomplete. We do not express an opinion or offer any form of assurance regarding their accuracy or completeness. All the information provided is accountable for by the Company and its management alone.

Material Available in Performing the Valuation:

•	Consolidated financial audited statements as of 31 December 2005, 2006 and 2007.
•	Revenues Forecast for 2008.
•	Presentation of products: “Enertec Systems Products”
•	Company Background and Activities (Word document).
•	Purchase Agreement for the sale and purchase of ESL, as of February 28, 2008.
•	Form 10KSB for Lapis Technologies Inc. for the periods ended at 31 December 2005, 2006 and 2007
•	Conversations and e-mail exchanges with Mr. Harry Mund.
•	Management declaration that during the period starting January 1st. 2008 up until the closing day, no major event occurred that might change the valuation.

4

Results Summary

In reaching our conclusion as to the fair market value of the Company, we utilized the Discounted Cash Flow Approach. Based upon the foregoing, and in reliance thereon, the fair value of Enertec Systems 2001 Ltd. is reasonably stated to be average of US$ 1,511 thousand, and ranges from US$ 1,405 to US$ 1,616 thousand. Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration is fair.

The accompanying report summarizes the principles and procedures that were applied in this study as well as its findings, and is inseparable part of the report.

Respectfully submitted,

Jacob Eshed
Jacob Eshed – Tesuot Consultants

5

B.	Company Overview

Lapis Technologies, Inc. was formed in Delaware on January 31, 2002 under the name Enertec Electronics, Inc. and has filed two Certificates of Amendment changing their name to Opal Technologies, Inc. and then to Lapis Technologies, Inc. Lapis became a public company in 2002. Since that time the activities of Enertec Systems 2001 Ltd. ("ESL") in the military markets have grown significantly.

Lapis Technologies, Inc. conducts operations in Israel through ESL, an Israeli corporation formed on August 28, 2001, of which Lapis owns a 73% equity interest, with the remaining 27% owned by Mr. Harry Mund, President and Chief Executive Officer of Enertec Electronics Limited.

Chief Operating Officer of Enertec Systems is Zvika Avni.

Lapis manufacturers and distributes various military and airborne systems, simulators, automatic test equipment (ATE), electronic components and products relating to power supplies, converters and related power conversion products.

In order to exploit improving market conditions in the military sector and build on the progress made by ESL, Lapis has been actively seeking outside investment. It is currently in discussion with an investor group which has declared its intention to purchase shares of Lapis.

Lapis is a holding company and its shares are currently quoted on the OTC market in New York. The complete structure of Lapis and its subsidiaries is as follows:

CORPORATE PROFILE

6

Enertec Systems manufacture and supply electronic components and systems primarily for the military market. These include automatic test equipment; simulators; and various airborne, ship borne, land electronic equipment, and various other military systems.

It is important to note that the products of Enertec Systems are usually a part of their customers’ finished products (not stand-alone products) and that Enertec’s success depends on the success and sales of their customers’ finished products. This means that there exists a dual dependence with the client. In this equation, it must be remembered that the client is always stronger.

Enertec Systems is responsible for the designing, developing and manufacturing of various military systems for airborne, land and seaborne applications - for example, electronic systems used in aircrafts such as power supplies, laser drivers, mission computers and control systems for motor and pumps, radio transceivers, altitude measuring devices, ground systems for missile control and sub-assemblies, which are parts of a system developed according to a customer's specifications It also designs and manufactures test systems for electronics manufacturers in the military industry based on their specifications for the test and ground support of missiles, aircrafts and other various defense systems.

Enertec Systems meets the stringent security clearance requirements for the most sensitive defense programs involved.

The Company’s quality control systems are compliant with ISO9001:2000.

New Products

Enertec Systems focuses almost exclusively on the military arena, and has entered into numerous new fields of military technology in addition to the Company’s "classic" ATE field of expertise.

Previous Year’s Developments

During 2006-2007 Enertec introduced several new products:

7

•
A Generic Test and Validation System for new anti-tank missiles. This system incorporates state of the art hardware and software designs and is used for the tests and validation of about 30 different modules of the missile. The first systems were ordered in the amount of about $1.4 Million dollars with scheduled delivery of the first unit during 2008.

An additional order was received of about $ 300,000 for the implementation of upgrades with scheduled delivery in 2008. This test system for anti-tank missiles could generate orders for a couple of units a year for approximately the next ten years.

•
A Control System for airborne attack platforms for naval application. The system receives data from aircrafts and transmits it in real time. The design was based on upgraded versions of previous designs already proven in the field. Orders have already been received for several units scheduled for delivery during 2008. In 2007 the Company received an order from a new customer for delivery during 2008-2010.

•
Generic System for Simulation and Test of multiple stage missiles. This very complex high technology system simulates each stage of the missile and performs a comprehensive suite of tests. During 2008 the Company is expected to deliver the first two systems and expect to receive new orders for an additional two systems with scheduled delivery over the next four years.

•
During 2007 a new Generic ATE System was introduced based on VXI technology for testing air-to-air missiles. The first order was received for 15 units which is expected to generate revenues of about $ 2M over the following years. The first prototype is expected to be completed by the end of 2008 and scheduled to begin deliveries during 2009.

•
During 2004-2007 the Company marketed a new line of “ruggedized” Command and Control mobile stations of modular architecture, allowing adaptation/customization to various applications. During 2006 the Company delivered several units for qualification and integration.

8

•
During the year 2005, the Company sold “ruggedized” mission computers for combat vehicles, and delivered three different prototypes to I.A.I. (Israeli Aircraft Industry) with the intention of replacing their computers previously manufactured in-house and active in the field for many years with updated modern design models from a new outsourced supplier to fulfill I.A.I's need over the following 5-10 years. The first units that were delivered successfully passed all qualification and validation tests. As a result of the success of the first prototypes, in 2006 a new order was placed for three new prototypes for three different products that were delivered during 2007. During 2008 the Company anticipates receiving additional orders of about 20-40 pcs. for each of the three models to be delivered during 2009-2010.

•
In 2005 Enertec Systems introduced a new line of military grade Power Distribution Units for use in airborne, ship-borne and ground applications. The first batch of orders received generated about $800,000 in revenues. The first set was submitted to stringent electrical and environmental qualification tests. Further units were delivered during 2007 and new orders are expected for about 30-40 sets with deliveries from 2008-2012.

MARKET CONDITIONS

Manufacturers that sell defense end products such as missiles, aircrafts or computers, also provide a support system (e.g., an ATE) to the end-user. The end-user uses this support system for maintenance of the end product. Historically, support systems were made by manufacturers selling the end products. Recently, however, manufacturers have been focusing their resources on the end products rather than on support systems. This has opened up a market for the company to develop these systems.

The local Israeli market for ATE's simulators and support systems is estimated at $100 to $200 million annually. The company has about 5% of this market, approximately the same level of market penetration as the competitors. This market is largely controlled by big local defense manufacturers. However, there has been a noticeable trend by these and other defense manufacturers to outsource test and support systems to specialized firms so that large manufacturers can focus their resources on designing their core products.

9

The local market for outsourced custom designed military systems is more than $500 million. The company has just begun to penetrate parts of this market with products in the field of avionic systems and ruggedized control systems, to name but a few. The company is actively working to increase its product portfolio. During 2006 and 2007 Enertec introduced several new military products implemented in high volume long term defense programs.

Since 2005, the local military market has improved significantly, resulting in many new orders which contributed to a backlog of military products totaling increasing from $ 3.6 million dollars. This trend continued through 2006 and 2007 resulting in a further increase in the backlog, which as of the year ended December 31, 2006 totaled $6.0686 Million dollars and $ 6,766 by the end of 2007.

A key element of the Company’s growth potential is the ability to enhance its sales and marketing team. It plans to expand its Sales and Marketing team significantly over the next several years to achieve its sales targets, but the company will face significant challenges in doing so due to difficulties in finding financial resources to meet the working capital growing needs.

CUSTOMERS

Until 2003 IAI (Israel Aircraft Industries) was the company’s major customer representing approx 74% of its sales. During 2004 several Rafael divisions received an increasingly high number of new orders as a result of their aggressive marketing around the world, but they did not increase their technical and manufacturing staff to accommodate this growth. Enertec positioned itself to become their outsourcing team for new orders in the areas of design, engineering and production. For that reason the company increased its investment in R&D which resulted in new designs and products that enabled it to successfully bid on large numbers of projects. During 2004, the company focused its efforts on diversifying its sales across other technologies, like avionic equipment and combat stations. This resulted in increased sales to Rafael, comprising approximately 44.7% of total sales in 2004 as compared to 17% in 2003. By the end of 2005 Rafael became the major customer representing approximately 74% of Enertec’s total sales.

10

Investing in R&D has given an edge with “time to market” which resulted in several agreements, with Rafael bringing out products utilizing systems within long project cycles, in many cases up to 10 years. This created a significant increase in the backlog of orders from Rafael.

By the end of 2006 Rafael accounted for 55% of the total sales and by the end of 2007 accounted for 61.1% of total sales.

In 2004 Israeli Aircraft Industry (IAI) accounted for approximately 31% of the sales and in 2005 accounted for approximately 18%. During 2005 IAI started to design and manufacture a range of new products for which the company was asked to provide Test Equipment, Simulators and Support Systems. It received several new orders for the first units delivered during 2006 and worked on a large number of new proposals which resulted in an increase of sales to IAI's as a percentage of total sales to 28.5% in 2006 and 32.4% in 2007.

The rest of the sales are pretty much evenly spread among other main customers: Elbit, El-Op and Tadiran Spectralink
BACKLOG

As of December 31, 2007, Enertec had a backlog of product orders and services in the amount of approximately $6,068,600 as compared to a backlog of approximately $6,182,000 as of December 31, 2006. The decrease of approximately 2% in the backlog as of December 31 2007 compared to December 31 2006 is mainly due to the receipt of new orders at “ESL” being postponed from the end of year 2007 to the first quarter of the year 2008; that, combined with higher than usual deliveries during Dec 2007.

The orders included in the December 31, 2007 backlog figure are as follows:

Enertec Systems

2,867,480	$	Representing airborne power supplies, laser systems, flight computers and test systems for avionics and military systems
2,912,430	$	Representing test systems for IAI missiles and avionic systems
35,000	$	Representing airborne power supplies and test systems for infra-red payloads
136,500	$	Representing data link test equipment.
216,000	$	Representing medical systems
6,068,600	$	TOTAL backlog for Enertec Systems

11

Competition

The chief source of competition for Enertec Systems is the clients themselves. Most of Enertec’s clients have done their own testing systems and core component manufacturing in house. But as their volume of sales increases it is easier for Enertec to provide an outsourcing capability for them. Furthermore as the company continues to prove its expertise and the clients allow them to create increasingly complex products for them, they start to build their trust and begin taking over many of the functions that they previously would have produced in house. Outside competitors faced by Enertec are: Chaban Electronics Ltd, Symcotech Ltd, and Rada Electronic Industries Ltd.

Employees

As of December 31, 2007, Enertec Systems had 59 employees. All key technical employees must sign a two-year confidentiality agreement and a two-year non-compete agreement, which prohibits the employees, if they cease working for “ESL”, from directly competing with or working for their competitors. However, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer, such as the secrecy of a company's confidential commercial information or its intellectual property. None of the company employees are subject to a collective bargaining agreement. No supplemental benefits or incentive arrangements are offered officers or employees. All employees are full-time. Management considers its employee relations to be good.

12

C.	Financial Statements Analysis

Following is Enertec’s statement of income as at December 31, 2007, and annual statement of income for the years 2005, 2006:

(Original statements were prepared in New Israeli Shekels)

Enertec Profit and Loss

Backlog beginning of the year($)	1,900,000		3,600,000		6,100,000
P & L (In Thousands NIS)	2005		2006		2007
Income(1)	20,350	100.0%	20,397	100.0%	25,675	100.0%
COGS
Materials(2)	8,105	39.8%	6,272	30.7%	8,765	34.0%
Wages(3)	5,351	26.3%	6,228	30.5%	8,566	33.4%
Out Sourcing(3)	818	4.0%	1,092	5.4%	916	3.6%
Depreciation	146	0.7%	111	0.5%	92	0.4%
Total COGS	14,420	70.9%	13,703	67.2%	18,339	71.4%
Gross Profit	5,930	29.1%	6,694	32.8%	7,336	28.6%
Marketing & Sales Expenses
Wages(4)	197	1.0%	158	0.8%	330	1.3%
Advertising and printed Materials(3)	42	0.2%	85	0.4%	59	0.2%
Total M&S Expenses	239	1.2%	243	1.2%	389	1.5%
R&D(5)	1,699		1,461		1,004
General and Administrative Expenses
Wages(6)	1,175	5.8%	1,201	5.9%	1,180	4.6%
Rent (7)	468	2.3%	563	2.8%	601	2.3%
Office Expenses	214	1.1%	263	1.3%	207	0.8%
Professional Services	208	1.0%	272	1.3%	266	1.0%
Insurance	69	0.3%	53	0.3%	92	0.4%
Travel Expenses	118	0.6%	79	0.4%	106	0.4%
Car Maintenance	69	0.3%	86	0.4%	163	0.6%
Taxes and Fees	61	0.3%	70	0.3%	75	0.3%
Depreciation(8)	365	1.8%	214	1.0%	166	0.6%
Gifts	110	0.5%	64	0.3%	92	0.4%
Transportation & Deliveries	171	0.8%	302	1.5%	478	1.9%
Total Gen. & Admin. Expenses	3,028	14.9%	3,167	15.5%	3,426	13.3%
Operation Profit	964	4.7%	1,823	8.9%	2,517	9.8%

13

It is very difficult to analyze the company's activity since there is no serial production in the company; each product consists of different inputs. For some, a majority of the product is produced by outsourcing (with the Company's know-how) and the remainder is produced in the company plant. Since the company deals with many different products there is no similarity in the product pricing and profitability. Nevertheless, the company manages to maintain a gross profit of 30%-32%. Another important issue is the proportion between company backlog in the beginning of the year and the activity volume during this year. In the year 2005 the proportion was 2.35 sales compared to the backlog. In 2006, the proportion decreased to 1.26 sales comparing backlog. In the year 2007, there was an additional decrease to 1.16. Also, it is important to note that in the year 2007, the second half of the year was 1.58 compared to the first half. The management forecast is that a similar situation will occur in 2008. Despite that prediction, there is no certainty that this situation will be permanent; the volume in each quarter depends on completion of the orders.

Sales and Marketing expenses are relatively low. This can be a result of costs that were placed in ‘General and Administrative’ expenses which are also dealing with Marketing and Sales. We understand that for the time being the marketing system of the Company is mainly passive, reflecting unexploited market potential. According to management, the Company is not aggressive in marketing, which is crucial for growth due to lack of working capital financing. The ‘Management and Administrative’ expenses are steady and reasonable. As stated previously, the main problem of the Company is financing the working capital needs. In this market, the Company is obligated to grant its customers long-term credit. Also, due to the lengthy time frame of the projects, the Company maintains a large inventory from projects in process.

Normally, the Company does not receive advance payment from customers or partial payments upon completion of a substantial part of the project; only upon completion of the finished product. Conversely, the Company receives some credit from its suppliers, but that amount covers only a minimal part of its needs.

The Company needs to realize some financial solutions and enlarge its equity. Otherwise it will be very difficult to maintain the growth rate that potentially exists.

The Company received a status of “Approved Enterprise” according to the Capital Investment Law of Israel, starting in the year 2002. According to this status, the Company was granted tax-free status on a portion of its income. Since the Company is able, it will most likely submit a new request to receive tax-free status for its plant enlargement. We can assume that this request will result in approval of an additional tax-free income. Since the Company plant is located in a preferred area of the country it will likely be approved.

Therefore, it can be assumed that the long-run average effective corporate tax rate of the Company will be less than the maximum 25% on all its earnings.

14

Balance Sheet

(000NIS)
	2005	2006	2007
Current Assets
Cash		22	393
Customers	13,411	14,226	17,055
Other Payables	574	1,387	22
Inventory	9,385	11,639	13,541
Total	23,370	27,274	31,011

Fixed Assets (Net)	1,265	908	735

Total Assets	24,635	28,182	31,746

Current Liabilities
Short Term Bank Credit	5,216	5,844	4,636
Short Term Loans	4,261	6,022	12,522
Suppliers	7,814	8,279	5,464
Other Creditors	3,257	2,228	3,297
Total	20,548	22,373	25,919

Long Term Liabilities	242	1,345	951

	122	122	447

Equity	3,723	4,342	4,429

Total Equity & Liabilities	24,635	28,182	31,746

The Company balance sheet reflects high needs for working capital. Due to long-term credit lines given to customers (over 60% of the company sales) the size of the inventory is 50% of sales.

15

The financial short-term credit is 38.5% of the total assets, 42.1% in 2006. The long term financial loans in 2006 were 5.2% and 4.4% in 2007. The company equity has increased slightly but has decreased comparing total assets, from 15.4% in 2006 to 13.9% in 2007.

The company investment in fixed assets is relatively low. Also, there are no investments in Intangible Assets. The company has invested and continues to invest in R&D, but the development is attached to specific clients for specific products, even if there is no order.

Working Capital Needs

	2005	2006	2007
Customers	13,411	14,226	17,055
Other Payables	574	1,387	22
Inventory	9,385	11,639	13,541
Suppliers	(7,814)	(8,279)	(5,464)
Other Creditors	(3,257)	(2,228)	(3,297)
Total	12,299	16,745	21,858
Total needs in % of sales	60.44%	82.10%	81.9%

The 81.9% working capital needs is extremely high. The increasing needs, specifically the increase in inventory, are a result of longer timeframes needed to complete the new projects. We therefore adopted the 90% working capital needs as the future needs (in the forecast).

16

D.	Valuation Methodology

The company valuation is based upon accepted methodology for valuating ongoing concerns.

Accepted Valuation Approaches

There are several generally accepted approaches in use for valuating businesses, none of which is necessarily superior to the others. It is more a question of which of the approaches or combination of approaches is best suited to the business, industry, and economic circumstances of the particular assets being appraised at the specific valuation date. The following discussion summarizes the three most common approaches to the valuation of businesses and the circumstances in which they generally apply.

The Cost Approach

In this approach, also referred to as the Adjusted Net Assets Method, a valuation analysis is performed for a company’s identified fixed, financial, and other assets. The cost approach is typically not employed when valuing an on-going business or business interest since it assumes a liquidation of the company. Another reason for not using this approach here is that, while the value of the fixed assets and accounts receivable is determinable, it is difficult to estimate the value of the intangible assets and/or goodwill associated with a business. As such, we did not employ a cost approach in our analysis. In the company’s case, the net asset value is insignificant.

Market Approach

Two commonly applied methodologies in the Market Approach to value are the Guideline Public Company and the Similar Transactions Methods. The Guideline Public Company Method focuses on comparing the subject company’s risk profile and growth prospects to select reasonably similar (or “guideline”) publicly traded companies. In the Similar Transactions Method, consideration is given to prices paid in recent similar transactions that have occurred in the subject company’s industry or in related industries. This approach is not appropriate in the case of the company since, as far as we know, there are no similar companies in the Israeli stock market who are similar to ESL’s combination of activities and products.

There are some companies in which ESL’s activity constitutes only a small percentage of their overall activities.

17

Income Approach

This approach, which most commonly incorporates the use of the Discounted Cash Flow (DCF) Method, focuses on the income-producing capability of the business enterprise subject to the assumption of a 'going concern', and incorporates the specific operating and risk characteristics of the subject company in a prospective analysis.

The DCF method is based on a company's discounted cash flow throughout a predetermined, planned period. The cash flow is discounted by applying a risk-adjusted capitalization rate, which reflects the desired yield. At the end of the period, in the event that there is no reason to assume liquidation of the company, but rather its continued existence as an ongoing concern, an "expected value in perpetuity" must be determined for it. The value of the continued activity is the average profit at the end of the period, multiplied by the multiplier equivalent to the capitalization rate. The present value of the appraised continuing business activity following the planned period is added to the discounted cash flow.

The capitalization rate to be applied in determining the required yield of the company, and used for the capitalization of cash flow (discounted cash flow rate), is calculated on the basis of the yield rate on non-risk investments (government debentures for the relevant planned period) supplemented by a risk premium. The risk premium has to be based on the company’s existing risk factors at the valuation date reduced by the expected growth rate (Gordon’s Formula).

In addition, in determining the required yield (capitalization rate) of the company, the size (small) and the lack of marketability should be taken into consideration.

18

E.	Valuation

Financial Model Structure

As aforesaid, the company is valuated using the DCF method, the layout of which is provided below. Following is the company’s projected revenue breakdown and the assumptions it is based on, as well as the valuation results (each item has a number associated with it, which refers to the same item in the forecast below):

•
Income (1): Revenue forecasts are based on backlog forecast. According to Company management, due to shortage of credit lines the potential future growth rate is higher than the growth rate that the company can maintain.

The backlog in the beginning of 2008 was 6.1 M USD. The management’s estimated forecast for the end of 2008 is 7.8 M USD. Less certain is the backlog forecast for the next 3 years.

•	Materials: (2): We adopted the past average rates-34% (materials from income).

•	Wages and Other Expenditures (3): We adopted the same rate as it was in the year 2007.

•	Marketing & Selling Expenses (4): The wages will be 1.3% of the annual income. Advertising and printed materials, about 5% annual growth.

•	R & D Expenses (5): According to new products planning, the R& D expenses are management’s decision. We assumed the same expenditures as in 2007.

•	General & Administrative (6): G & A – same rate of income as in 2007.

•	Rent (7): The same expenditures as in 2007.

19

•	Depreciation (8): The Company has determined a set amount that reflects its depreciation values; Capital expenditures set equal to depreciation.

•
Working Capital Needs (9): (See table, pg. 18). The working capital calculations, based on the December 31, 2005-2007 results indicate growing working capital needs caused by growth in revenues. We therefore adopted the high 2007 result of 85.1% working capital needs of sales, as the future needs (in the forecast).

•
Income Tax (10): The Company received a status of “Approved Enterprise” according to the Capital Investment Law of Israel, starting in the year 2002. According to this status, the Company was granted tax-free status on a portion of its income. The portion of its income which is taxable is fixed. Therefore, any growth in the net revenue of the company reduces the average tax rate on the total net revenue. According to our calculations, in 2008 the tax rate will be 8%, 2009 7.5%, 7% in 2010, 6.7% in 2011 and in 2012 it will be 6.2%.

•	Capitalization Period (11): The cash flow should be capitalized from the middle of the period to the valuation date each year.

•	Financial Liabilities (12): Financial Liabilities are calculated based on December 31 2007 balance sheets, and include all financial assets and liabilities.

Net Financial Liabilities
	2006	2007
Cash	22	393
Short Term Bank credit	(5,844)	(4,636)
Short Term loans	(6,022)	(12,522)
Long Term Liabilities	(1,345)	(951)
Severance pay Fund	(122)	(447)
Total	(13,311)	(18,163)

20

•	Capitalization Rate (13): The Capitalization rate we used was 14.5%, based on the following calculations:

In our assessment of the risk associated with the expected cash flow of the company, we consider the Weighted Average Cost of Capital ("WACC”), which measures a company’s cost of debt and equity financing weighted by the percentage of debt and percentage of equity in a company’s target capital structure.

Arithmetically, the formula for calculating the after-tax WACC is:

Where:

D	=	Estimated market value (or book value) of debt
E	=	Estimated market value of equity
V	=	D + E
T	=	Assumed tax rate
RD	=	Cost of debt financing
RE	=	Cost of equity financing, calculated according to the CAPM methodology

To estimate the cost of equity financing, an adjusted version of the Capital Asset Pricing Model (“CAPM”) was utilized. The CAPM measures the return required by investors given the company’s risk profile. This model (as adjusted) is expressed arithmetically by the following equation:

Where:

Rf	=	Risk-free interest rate, typically the yield available on long-term Government Securities.
RM	=	Average market rate of return.
Rf+RM	=	Equity risk premium expected on an equity investment in a fully diversified portfolio.
b	=
A measure of a stock’s volatility relative to an average risk stock or a fully diversified portfolio of stocks (market portfolio). In this case we adopted "Beta” of mid-size and small cap “financial services providers” traded in Tel-Aviv Stock Exchange.

21

The WACC is based upon market return premiums and unique risk associated with each operator, with risk-free rate of return being derived from 10-year US government bond net yields after tax.

Based on the above, the cost of equity was estimated to be approximately 18.40%, as summarized below:

Risk Free Rate	4.2%	Based on 10 years net rate for government bonds.
Equity Risk Premium	6.6%	Historical risk premium (i.e., historical return on market less historical risk free rate).
Beta	1.7	Beta of: a publicly traded company in the electronic industry and similar other Israeli companies.
Small Cap Premium + Special risk premium	3.0%	Small Cap Premium. Based on the difference on yield required by a regular investor when comparing a company on the scale of TASE traded companies, with a small private company like “ESL”
Cost of Capital	18.40%

•
We base this risk factor on the uncertainty associated with the Company's revenue structure, having two customers which hold 65% of the company’s total revenue and the volatility associated with these revenues.

•	Assuming a long term normative capital structure of 40%, and based on the formula provided above, the WACC calculation for the company is as follows:

18.40% x 0.70 + 7.5% x (1-0.22) x 0.30= 14.5%

We therefore used 14.5 % as the capitalization rate.

•	Perpetual Growth Rate (14) of 2% was chosen according to the long term growth rate in the developed countries.

22

•
Effective Tax Rate Starting 2013 (15): Since the Company has the ability, it will most likely submit a new request to receive tax-free status for its plant enlargement when the present one will be expired, in the year 2012. We can assume that this request will result in approval of an additional tax-free income. Since the Company plant is located in a preferred area of the country it will likely be approved.

Therefore, after consulting the company management, we adopted an effective tax rate of 22%. It can be assumed that the long-run average effective corporate tax rate of the Company will be less than the maximum 25% on all its earnings.

•	Terminal Value (16) calculations - we defined a perpetual annual income based on the following assumptions:

-	We took the net operating income from 2012.

-	We assume that capital expenditure is equal to depreciation.

-	Working capital is calculated assuming a 2% growth of revenues.

We used Gordon's formula, at a capitalization rate of 14.5% and annual growth of 2%.

23

P & L Forecast (Thousands NIS)

24

 Cash Flow of Operations
(In Thousands NIS)
		2008	2009	2010	2011	2012
Net Operation Profit		4,043	4,370	4,743	5,053	5,389	4,571
CapEx after depreciation(8)		-
Net Working Capital Needs(%)(9)	85%
Net Working capital needs (K-NIS)(9)		(6,236)	(1,703)	(1,490)	(1,251)	(1,301)	(677)
Net CF of Operations(10)		(2,193)	2,667	3,253	3,802	4,087	3,894
Capitalization Period(11)		0.5	1.5	2.5	3.5	4.5
NPV		(2,049)	2,177	2,319	2,367	2,222

Company Valuation
(In Thousands NIS)

Company Value (In Thousands NIS)
Capitalization Rate (13)	14.5%
Perpetual Growth Rate (14)	2.0%
Effective Tax Rate starting 2013 (15)	22.0%
Total NPV -up to 2012	7,036
Terminal Value (16)	16,938
Value of Operations	23,974
Less Net financial Liabilities (12)	(18,163)
Total Company Value (000NIS)	5,811
Total Company Value (000$)	1,511

25

Sensitivity Analysis- checking the change in company value due to changes
In the capitalization rate (rows) and changes in sales forecast (column)

1,511	15.5%	15.0%	14.5%	14.0%	13.5%	13.0%	12.5%
90%	(997)	(886)	(769)	(643)	(507)	(361)	(202)
93%	(505)	(357)	(198)	(27)	158	359	577
96%	67	258	465	688	930	1,194	1,482
100%	970	1,230	1,511	1,816	2,148	2,510	2,907
102%	1,488	1,787	2,111	2,462	2,845	3,264	3,723
105%	2,357	2,722	3,117	3,546	4,014	4,527	5,090
108%	3,348	3,786	4,261	4,779	5,344	5,963	6,644

26

Star Night Technologies Ltd.

Valuation of
Magam Safety Ltd. and the Safety Sector
as of February 28th, 2008
Signing of the Agreement with
Lapis Technologies, Inc.

Fairness Opinion

May 2008

A. General	3

B. The transaction and the purchase price	6

C. Overview of Magam and the safety and Rubber Sector	9

D. Financial statements analysis	21

E. Methodology – valuation method for intangible assets	23

F. Valuation	25

May 25th, 2008

To Mr. Harry Mund
Lapis Technologies, Inc.

Re: Valuation of Magam Safety Ltd. And the Safety Sector
as of the Valuation Date

A.  General

We were requested by Mr. Harry Mund and Lapis Technologies, Inc. (hereinafter respectively: “Mund” and “Lapis” to render our opinion as to the fair value of Magam Safety Ltd. and the safety sector ("Magam") as a part of fairness opinion of Star night that we are preparing under an agreement between LAPIS and Star Night, dated February 28th, 2008 (hereinafter: the “Agreement). Night Vision Sector is a division placed in several wholly owned subsidiaries of Star Night Group, the subsidiary SDS (Star Defense Systems) Ltd. ("SDS") and its subsidiary Magam Safety Ltd. This valuation is an integral part of the valuation of Star Night's shares.

In respect of the above, we have made a valuation of the Fair Market Value1 as of the date of signing and consummation of the Agreement ("Valuation Date"), based on the information set out below.

"Jacob Eshed – Tesuot Consultants" is an independent consulting firm specializing in 'going concern' valuations.

Previous works– the present contract, involving this work, is the first agreement between Jacob Eshed Tesuot Consultants and Lapis. Our first engagement with Star Night Technologies Ltd. took place on May 15, 2006. The second was in August 7, 2006, and within that framework we valuated other subsidiaries of Star, Night Light and New Noga Light, in relation to their sale to Magam. This valuation was included in a report in respect to a transaction between Magam and its controlling shareholder, in accordance with Securities Regulations (A Transaction Between a Company and its Controlling Shareholder) – 2001, published in August 2006. The third agreement involved an impairment study under Standard 15, requested by Star in respect to its purchase of Radom. On December 28, 2006 we valuated the subsidiary “Prizmatech”, concerning a transaction for its sale to Magam by an interested party. In addition, we made several Employee Stock Option Valuations granted by Star to managers, and tested for the necessity of writing off intangible assets.

[1]
We have determined the fair market value to be the price at which an entity or an interest would change hands between a willing buyer and willing seller both acting in their own best interest, on the open market assuming a reasonable period of time for an agreement to arise, neither being under compulsion to buy or sell and both having reasonable knowledge of all relevant facts as of the applicable valuation date.

Material Available in Performing the Valuation:

•    Audited financial statements of SDS as of December 31, 2007.
•    Data from the Audited financial statements of Magam Safety Ltd. as of December 31, 2007.
•    The purchase agreement and all its appendices.
•    Valuation by Prof. Yoram Eden on the eve of the transaction in respect thereof.
•    Purchase Price Allocation conducted by us.
•    Customer list, including revenues thereof, for the year 2007.
•    List of employees, salaries and training periods.
•    Conversations with management.

We did not audit the written and verbal data provided to us by the management, other than for reasonability and compliance. The aforesaid list of data constitutes the main basis for the work provided below.

4

Results Summary:

The fair value of the safety segment according to the attached document is NIS 29 Million. SDS Share in the safety segment is 100%. The value can range from NIS 27 Million to NIS 31 million.

The accompanying report summarizes the principles and procedures that were applied in this study as well as its findings.

Respectfully submitted,

Jacob Eshed
Jacob Eshed – Tesuot Consultants

5

B. Transaction and Purchase Price

On October 5, 2006 a transaction was completed, by which Star purchased from Oron B.P. Ltd. ("Oron"), the former controlling shareholder of Magam, and from the controlling shareholders in Oron, Messrs. Ehud Fromkin and Ronen Bechor (the three will be called hereinafter jointly "the Previous controlling Shareholders"), the controlling interest in Magam, by purchasing most of the holdings of the Previous controlling Shareholders in Magam, and by effecting a private placement of additional shares of Magam to Star, as specified below. In frame of the transaction, Star reorganized the holdings of the Group so that its holdings in most of Group companies will be held through Magam.

The principles of the transaction are as follows:

On June 1, 2006 Star and Oron entered into an agreement which was subsequently amended on August 1, 2006 ("the Agreement"), according to which Star purchased 6,802,824 of Magam’s ordinary shares ("Magam's Shares") from Oron. At their purchase date these shares represented about 60.07% of Magam's issued and paid up share capital, in consideration for NIS 10,500 thousand ("the Consideration"). Of this, NIS 4,500 thousand was paid to Oron on October 5, 2006 and the remainder, in the amount of NIS 6,000 thousand, linked to the CPI and bearing interest at a rate of 6% per annum, was paid from Star's own resources until July 5, 2007.

To ensure the second payment on account of the Consideration, Star pledged in favor of a trustee, under a fixed first lien, Magam's Shares representing about 28.6% of Magam's issued and paid up capital; all rights attached to the Shares will be held by Star's including the voting rights, the rights to receive dividends etc. (while the pledge on the Shares are not realized).

According to the provisions of the Agreement, should Magam's financial statements as of the transaction completion date show that Magam's shareholders' equity is lower than NIS 4,500 thousand, the Consideration will be reduced by the difference between NIS 4,500 thousand and the shareholders' equity, as the said financial statements shall reflect, multiplied by 93%. In addition, Oron will be eligible for additional consideration at 1% of Magam's market value based on the average closing price in the 30 trading days prior to September 30, 2007, in the event that during a 12 month period (October 2006 to September 2007) the total sales amount of the safety operations exceeds NIS 12,150 thousand and the net profit after tax exceeds NIS 1,700 thousand. During this period, the safety operations will continue the ordinary course of business, Magam Safety will not pay dividends, will not pay management fees to Magam, to Star in relation to Magam, or to officers therein, nor will it participate in the expenses of Magam and of any of the companies related to it.

6

According to the provisions of the Agreement, Magam's financial statements according to which the said review will be conducted, are statements reflecting Magam's assets and liabilities in the safety products field of activity only, subsequent to the sale of Magam's subsidiary that engages in the marketing of electronic components and of the holdings in the additional corporations to the Previous Controlling Shareholders, and subsequent to the distribution of dividends to Magam's shareholders, in the amount of NIS 12,800 thousand. The parties have agreed that the financial statements based on which the review will be conducted will be the statements as of September 30, 2006.

In addition, on October 5, 2006 Magam allotted 53,278,152 of Magam's Shares to Star, representing immediately subsequent to their allotment about 82.47% of Magam's issued and paid up share capital, in consideration for the transfer of Star's holdings in New Noga and in Night Light (100% of their issued and paid up share capital) to Magam ("the First Allotment"). Immediately subsequent to the purchase of Magam's Shares and completion of the First Allotment, as specified above, Star transferred to third parties, without obtaining any securities, 5,908,256 of Magam's Shares held by it, representing about 9.15% of Magam's issued and paid up share capital, inter alia to meet the threshold required in the TASE's preservation rules in respect of the public's holdings in Star's shares ("the Transferred Shares" and "the Shares Transfer"). The Transferred Shares were transferred in part to a third party that undertook to pay for the purchased shares only subsequent to their sale to third parties, less NIS 0.05 from the sale price. The profit in respect of the sale of these shares will be recognized upon the actual receipt of the consideration. Some of the Transferred Shares were transferred to service providers in return for services provided to Star in respect of the Magam transaction.

Subsequent to completing the Shares Transfer, Star held about 83.86% of Magam's issued and paid up share capital. All rights attached to these shares, including the voting rights, the rights to receive dividends etc., are owned by the third parties to whom the shares were transferred.

7

During a 12 month period commencing July 2007, Oron may require Star to sell up to about 4.9% of Magam's issued and paid up share capital held by Oron. Where Star undertook close to a minimum sales price of NIS 0.974 for each Magam Share, linked to the CPI and bearing interest at a rate of 6% per annum, commencing on the completion date of the Magam transaction. Star's undertaking to pay a minimum price will expire in the event that during 30 trading days within a time period of 45 consecutive trading days, commencing in July 5, 2007 and ending on July 5, 2008, the closing price of Magam's Share will be higher than NIS 1.10, linked to the CPI and bearing interest at a rate of 6% per annum, commencing on the completion date of the Magam transaction.

Concurrent with the completion of the Magam transaction, Star entered into an agreement with Magam according to which Star will provide management services to Magam for a 9 month period until and including June 2007 ("the Management Agreement"). In accordance with the provisions of the Management Agreement, Star will provide the following management services to Magam: Chairman, Board of Directors, CEO, Star's secretary and CFO services, at NIS 200,000 plus VAT per month. In addition, Star's rights, under the management agreement between Star, New Noga and Night Light, will be assigned to Magam in a manner that Magam will provide the said companies management services in consideration for an amount equaling Magam's general and administrative expenses, plus 10%. New Noga and Night Light's shares in the management fees will be determined based on their pro rata shares in their joint revenues turnover.

Immediately subsequent to completion of the transaction, Star transferred 1,280,000 of Magam's Shares to Miller Ltd., signifying 1.98% of Magam's issued and paid up share capital, in return for Chanoch Miller's mediation in the purchase of the control in Radom by Star, as well as in return for the sale of Radom's holdings in Miller Ltd. and in S.T.H.N. Real Estate and Investments Ltd. ("S.T.H.N."). As at the transaction completion date, Star holds about 81.87% of Magam's issued share capital.

The intangible assets were created in the initial purchase, when Magam included only the operations of Magam Safety.

8

C. Overview of Magam and the Safety and Rubber Sector

1.	Overview of the Safety Sector
The sector includes Magam safety and parts of Magam Investments that are related to the safety segment based on a report published by Star Night, dated December 31, 2007.
1.1.	General information –Safety Sector
1.1.1	Structure of and Changes in the Safety Sector

Most of the operations involve the production and marketing of safety products that are designed mainly for security industries. This sector is characterized by the demand to meet strict consumer requirements and compliance with international standards.

Magam's safety products operations are conducted through Magam and Magam Safety in the facility in Tziporit.

Most of the operations involve the production and marketing of safety products that are designed primarily for the security industries. The production layout is divided into three main departments:

(a)	The textile division, developing and manufacturing various types of parachutes, acceleration pants for pilots, harnesses etc;

(b)	The inflatable products division, manufacturing boats, life rafts, inner lining and inflatable products for various uses;

(c)	The rubber department that manufactures rubber fuel tanks, metal coatings etc.

Since its founding, Magam has accumulated significant knowledge and gained a high reputation, both of which are required for the safety products field in complying with the strict requirements of the consumers and international standards. This experience provides Magam with a competitive advantage in its safety operations, opposite potential competitors, in respect to quality assurance and compliance with safety standards.

1.1.2	Legislative restrictions, regulations and special constraints

(a)	Magam manufactures some of its safety products in accordance with international standards.

(b)
In the safety field, Magam operates according to quality assurance procedures at standards that have been acquired and assimilated during Magam's years of operation, and in accordance with rules and methods that are dictated by its customers, mainly by the Ministry of Defense and the remaining security industries that are among its safety product customers.

9

(c)
As authorized by some of its security industry customers, such as the Israeli Air Force, the Navy, the Ordnance corps, IAI etc., Magam's employees are qualified to independently test the safety products.

(d)
Magam Safety holds a certificate from the Israeli Standards Institution, valid until April 30, 2008,according to which Magam Safety's quality management system is in compliance with the requirements of ISO 9000 and Israeli Standard 2000 in respect of safety products. The certification department of the Israeli Standards Institution certifies the quality systems periodically. In order to ensure the reliability and maintenance of the quality management system, Magam Safety has a quality assurance system, which allows it to ensure the quality of its products and its compliance with the aforesaid quality standards.

(e)
Magam Safety holds an essential facility certificate in accordance with the Emergency Work Service Law -1967, which means that in times of emergency Magam Safety is required to carry out manufacturing tasks (both new products and refurbishment of existing products). The scope of the tasks changes every year, in accordance with the instructions of the Ministry of Defense. This certificate is in effect until December 2008, and is renewed regularly. The company's management assesses that there is no reason that may prevent renewal of this certificate.

(f)	The facility in Tziporit has a business license in accordance with the Business Licensing Law - 1968.

1.1.3.	Changes in the scope of activity in the field and in profitability

The sales of the safety products are affected by changes in the security budget and scope of orders of the Ministry of Defense, a major customer of Magam. In 2006 and 2007 the sales to the Ministry of Defense constituted about 59% and about 56% of the total safety products sales, respectively. The scope of orders of the Ministry of Defense might decrease due to the Ministry of Defense's policy, which involves purchasing various products, including the Group's products, in the US, from US manufacturers under the US military aid budget, and changes made in the Ministry of Defense's policy in respect of the manner of utilization of this budget. Purchases made using US military aid funds reduce the extent of orders from Israeli manufacturers and at times lead to the avoidance of any orders from Israeli manufacturer's altogether.

10

In addition, due to the security situation, the budget allocation of the Ministry of Defense was changed. This change has led to the conversion of general current budgets to budgets that are specifically designated budgets, including Magam's safety products.

Magam's revenues from this field in the years 2005, 2006 and 2007 amounted to approximately NIS 13,515 thousand, approximately NIS 13,422 thousand and approximately NIS 17,386 thousand respectively.

1.1.4	Critical success factors and changes occurring in them
The safety products field has several critical success factors associated with it, as follows:
(a)	The development of new products and upgrade of existing products.
(b)
Penetration of new geographic markets and utilization of the reputation gained by Magam in the field of safety products for the Israeli security industries, in order to promote sales of the Group's products in additional markets.

(c)	Compliance with standards and quality assurance requirements to the satisfaction of its customers.
(d)
Experience in dealing with market changes – Magam's vast accumulated experience in its field, as well as that of its employees and managers, allows it to react relatively quickly to changes in customer demands and in the characterization of products required by the customers in the safety field.

1.1.5	Entry and Exit barriers in the field and changes occurring in them:
The main entry barrier derives from the need to be counted among the approved suppliers of the major safety product customers as well as the need to accumulate extensive know-how and expertise, the need to purchase unique machinery and maintain it and the lack of economic profitability upon entering the field of activity of the Group, due to the small scope of the local market.

The main exit barrier derives from the long term warranty (up to 10 years) granted by Magam for the safety products manufactured and supplied by it. Nevertheless, based on Magam's past experience in the safety products market, the financial scope involved in the realization of the warranty granted by Magam is insignificant.

11

1.1.6	Alternatives Products and changes occurring in them
To the best of Magam's knowledge, there are no technological alternatives to the vast majority of the products manufactured by Magam in the safety products field. However, there are competitors to the entire range of products manufactured and/or marketed by Magam in this area.

1.1.7	Structure of the Competition and changes occurring in it
In general, there are no local manufacturers that compete with Magam's products in its field. In addition, since the Group's safety products facility is located in Tziporit, which is considered Development Area A, Magam is entitled to preference in tenders that are issued by the State authorities and by government-owned companies.

The global market is saturated with competition, in a manner that makes it difficult for Magam's safety products to enter the international markets.

A description of the main safety products manufactured by Magam is provided below:

1.1.8	Parachute kits and air rescue equipment
Manufacture of parachutes for the defense market, aircraft deceleration nets and pressure suits for pilots.

1.1.9	Rescue and inflatable equipment
Manufacture of rescue equipment and inflatable items for air and sea use, including commando boats, VIP security equipment, rafts, inflatable life rafts of various sizes and models for passengers and crews of ships and airplanes, as well as life jackets of various types for sea and air passengers and crews, and advanced technology inflatable pneumatic equipment.

1.1.10	Rubber products
Manufacture of rubber fuel tanks for tanks and aircraft, profiles used mostly in industry and rubber coatings for metals (such as tanks for the chemical industries).

The vast majority of Magam's sales in the safety products field are made for customers in the local market. Some of Magam's products which are sold to customers in Israel are then sold by them to overseas markets. Magam has no data with respect to the percentage of safety products sold overseas by its local customers, but it assesses that these sales represent about 10% of Magam's total sales in Israel.

12

The scope of direct sales of Magam's safety products to markets overseas is negligent. Some of Magam's safety products are unique products that are integrated into the end products of leading security companies in Israel. The company's management assesses that the marketing prospects of these unique products in international markets are higher, relative to the prospects of Magam's remaining safety products penetrating these markets.

In 2007 Magam sold fuel tanks for armored tanks to the US army, in the amount of approximately NIS 1 million.

1.2	Revenue Segmentation - profitability of products and services

The table below provides data on Magam's revenues in the safety products field and its gross profit for the years 2005-2007:

	In the year
	2007	2006	2005
Revenues (NIS thousands)	17,386	13,422	13,515
% from Magam's revenues	38%	20%	27.8%
Gross profit (NIS thousands)	6,547	3,299	3,605
Gross profit rate	37.7%	24.6%	26.6%

There is no product group in the safety products field that provides revenues of 10% or more of Magam's revenues.

There is no material variance in the gross profitability rates of the various products and services in this field of activity.

1.3	New products

As of the date of this report, Magam is developing several new products, mainly:

13

1.3.1	Fuel tanks for the civilian market
In July 2006 Magam Safety entered into an agreement, unlimited in time, with a third party, for the establishment of a joint venture for the development of fuel tanks for civilian use. According to the provisions of the agreement, the third party will own the product (the intellectual property), Magam Safety will hold the exclusive product manufacturing rights for a limited period of three years, and the third party will market the product. The Company was not provided any guarantee that it will continue manufacturing the product beyond the said exclusivity period. Due to changes in the customer's requirements, the development is not yet complete and Magam believes that it will be completed towards the end of 2008.

1.3.2	Rubber fuel tanks for the military market
Magam Safety is in the advanced stages of developing rubber based fuel tanks for armored vehicles for the military market. As of the date of this report, the development process is complete and Magam received two orders for the supply of samples for field tests to be carried out by the customers.

1.3.3
Magam, as a subcontractor, is developing braking cushions for aircraft. As of the date of this report, the project was delayed by the customer. Magam will continue developing the product during 2008, using its own resources.

1.4	Customers
The Company has a wide and varied reserve of several hundred customers, of which dozens are regular customers.

Magam's principal customers in the safety products field are the Israeli Ministry of Defense and other defense industries in Israel. Magam also sells its products to civilian customers, such as chemical facilities.

In most cases, Magam does not engage in frame agreements with its customers, and enters into contracts with them on an individual order basis, according to the customer's needs.

As of the date of this report, Magam has significant dependency on one customer - the Ministry of Defense. Below are details of the total sales to the Ministry of Defense and their percentage of Magam's sales in the safety field and out of Magam's consolidated sales (based on pro-forma statements):

14

	In the year
	2007			2006			2005
Customer	Revenues (NIS thousands)	Percentage out of segment revenues	Percentage out of Magam's revenues	Revenues (NIS thousands)	Percentage out of segment revenues	Percentage out of Magam's revenues	Revenues (NIS thousands)	Percentage out of segment revenues	Percentage out of Magam's revenues
Ministry of Defense	9,801	56%	8%	7,862	59%	12%	6855	51%	14%
Customer B.	1,468	8%	1%	1,348	10%	2%	776	6%	2%

Magam's contracts with the Ministry of Defense - in an insignificant part of Magam's contracts with the Ministry of Defense and all its branches, the Ministry of Defense orders the development of products based on definitions and specifications provided by it. In these contracts, that are short-term contracts (up to two-three months), prices are set based on the hourly rate of Magam's employees. However, the development process may be long-term and comprise several short-term contracts. Upon completion of the development, the Ministry of Defense usually purchases the products. The Ministry of Defense is not obligated to Magam to purchase its products as aforesaid.

In other contracts between Magam and the Ministry of Defense for the purchase of products, the price of the products is set according to the tender published, with the general work order terms issued by the Ministry of Defense ("the general terms") or in accordance with negotiations between Magam and the Ministry of Defense.

According to general terms, Magam agrees to be accountable to the Ministry of Defense and anyone on its behalf, for any claim due to damage or loss caused for any reason whatsoever, while an order is prepared or due to this order, to the body or property of any person, including Magam employees, employees of the Ministry of Defense and anyone on its behalf, and to indemnify the Ministry of Defense and anyone on its behalf for any amount it shall be required to pay for any such damage or loss. In addition, Magam undertakes to insure at its expense, at their full value, all goods, raw or processed material, equipment, instruments, specifications and drawings that the Ministry of Defense has submitted to the Company or has borne the purchase costs thereof, for any risks, its said undertaking and the employees of the Ministry of Defense and anyone on its behalf. In addition, all intellectual property accumulated by Magam while developing products ordered by the Ministry of Defense is owned by the Ministry of Defense, and should Magam wish to sell any such product to another customer, the consent of the Ministry of Defense thereto will be required. To the best of Magam's knowledge, it is in compliance with the said terms.

15

In addition, Magam is accountable for any design discrepancy and fault in the ordered items or in work or service ordered or in any of the same, evolving of execution, materials, design, work or service that are faulty, defective or that do not meet the required standards or that do not comply with the quality or properties required for the use they are intended for or with the specifications. To the best of Magam's knowledge, no material claims have been received in respect of Magam's accountability for its products until the date of this report.

The consideration from sales to customers that are not the Ministry of Defense is usually set in negotiations between Magam and its customers, in respect of each order separately.

Below is the distribution of Magam's sales in the safety field, by customer category:

	In the year
	2007		2006		2005
Customer Category	Revenues (NIS thousands)	Percentage of total revenues in the field	Revenues (NIS thousands)	Percentage of total revenues in the field	Revenues (NIS thousands)	Percentage of total revenues in the field
Defense	13,490	77.6%	10,002	74.5%	10,562	78.2%
Civilian	3,896	22.4%	3,420	25.5%	2,953	21.8%
Total	17,386	100%	13,422	100%	13,515	100%

1.5.    Marketing and distribution

Magam's safety products are marketed and distributed by Magam and Magam safety themselves. Marketing of the safety products is conducted by the CEO of Magam Safety and another marketing person, who assists in the business development and in the strategic layout of Magam's marketing activity development. In addition, in 2007 Magam Safety recruited a senior marketing person for overseas marketing. In 2007 Magam invested approximately NIS 1 million in the marketing of safety field products overseas. Marketing in the international market included participation in shows, manufacturing of demonstration products, travel etc.

16

1.6.    Backlog

Magam's safety products backlog is based on binding orders signed by the customers.

The table below provides backlog details as of December 31, 2006, as of December 31, 2007 and immediately prior to the date of this report, by the period of recognition of the expected income (in NIS thousand):

Period of recognition of the expected income	Backlog as of December 31, 2006	Backlog as of December 31, 2007	Backlog immediately prior to publication date of annual report (march 16, 2008)
2007	5,262	-	-
First Quarter 2008	-	3,000	1,559
Second Quarter 2008	-	2,000	4,000
Third Quarter 2008	-	1,000	1,796
Fourth Quarter 2008	-	1,077	1,084
2009 -	-	-	-
Total	5,262	7,077	8,439

The backlog as of December 31, 2007 and as of the date of this report comprises about 50% rubber products, compared with 7% rubber products included in the backlog as of December 31, 2006.

1.7.	Competition

There are many competitors in the civilian sector of safety and rubber products in which Magam operates. Since there is no available official information about the civilian safety products market, the company cannot assess its share in this market.

There are several companies in Israel and abroad that supply products which compete with several of Magam's safety products (the rubber products). Magam's management is unable to assess Magam's share in the rubber products market, due to the large number of competitors and in the absence of full details concerning the competing companies.

17

Competition in Israel

In Israel, in practice, Magam has exclusivity with respect to some of the products in respect to which it enters into agreements with the Ministry of Defense. With respect to the remaining products for the Ministry of Defense and for the balance of the customers in the safety field, Magam has many competitors and it is unable to assess its share in this market; to the best of its knowledge it is of medium size in Israel. Magam's main competitors in Israel, for certain products, are Rabintex Industries Ltd. 2  and Achidatex. In addition, there are many entities in Israel who compete in the rubber products field (profiles and coatings), such as: Haifa Rubber, Gumiyan Rubber Ltd., Simon Engineering Ltd. and others. Since Magam's safety products facility is in Tziporit (defined as Development Area A) it entitles Magam to priority regarding tenders in the safety products field, which are issued by the State authorities and government companies

Competition abroad

As aforesaid, Magam Safety's product sales to markets abroad (both directly and through its customers in Israel that sell the company's products abroad), are negligent in international terms. Magam's managers assess, based on their familiarity with the market, that there are dozens of companies worldwide that manufacture products that compete with Magam's products, such as Zodiac, Viking, Aerazur, Dunlop, Mills and others.

To contend with the competitors overseas, Magam is expanding its efforts towards marketing and sales to end customers, and creating joint ventures with competing companies in such a manner that Magam will serve as the subcontractor for these companies.

1.8.	Restrictions and supervision

Magam Safety holds an essential facility certificate in accordance with the provisions of the Emergency Work Service Law - 1967. Magam is also recognized as an approved unlimited supplier in terms of the financial scope of the Ministry of Defense's orders.

Magam's facility in Tziporit holds a business license in accordance with the Business Licensing Law - 1968.

[2]	To the best of Magam's knowledge, Rabintex Industries Ltd. is a public company whose shares are listed on the Tel Aviv Stock Exchange Ltd.

18

Magam operates in accordance with quality assurance procedures acquired and assimilated during its years of operation, and in accordance with rules and methods that are dictated, inter alia, by its customers and mainly by the Ministry of Defense and the remaining security industries that are among its safety product customers. Under authorization from some of its customers, such as the Israeli Air Force, the Navy and the Ordnance corps, Magam's employees are qualified to independently test the safety products.

In the safety products field, Magam Safety has adopted in-house quality assurance procedures in compliance with its certification to Israeli Standard 2000 ISO 9001 by the Israeli Standards Institution in respect of its products. Magam Safety has a certificate from the Israeli Standards Institution, according to which Magam Safety's quality management system is in compliance with the requirements of ISO 9000 and Israeli Standard 2000. The certification department of the Israeli Standards Institution certifies the quality systems periodically. In order to ensure the reliability and maintenance of the quality management system, Magam Safety has a Quality Assurance Department that acts to keep and maintain the system.

1.9.	Goals and business strategy

1.9.1	Magam intends to dedicate additional resources to marketing its products, mainly in international markets, in view of the exhaustion of most of the marketing potential in the local market.
1.9.2
Expansion of the products basket in the field of activity through the manufacturing of new rubber and textile based products, constituting the core of Magam's safety operations. For this purpose, Magam approaches its customers in the safety products field, to learn their needs pertaining to safety products.

1.9.3
Increase of the business operations opposite several strategic customers from the defense industries, in order to reduce Magam's existing dependence on the Ministry of Defense - its principal customer. For this reason, Magam initiates meetings with the procurement and engineering employees of these customers, in order to illustrate its capabilities in the safety products field to additional target public, thus increasing the awareness of its target public to Magam's manufacturing and development capabilities in the safety field.

1.9.4	Development of products for the civilian market, using experience and know how acquired during Magam Safety's years of operations.

19

1.9.5
Using its existing safety workforce resources, by conducting think tanks, in order to locate new products and technologies and/or improve existing products as a means for providing response to changes in the civilian markets.

1.10.	Expected development in the upcoming year

In 2008 Magam intends to continue the same manufacturing and marketing trends it has followed in recent years in regard to the safety products field.

Magam does not expect material changes in the safety products field in the upcoming year.

20

D. Financial Statements Analysis

The financial statements are not audited, although the data presented in them is processed, towards audited statements.

21

The financial statements are not audited, although the data presented in them are processed, towards audited statements.

The shareholders’ equity of the safety segment is NIS 6,985,685. It derives from a write down of the investment in subsidiaries belonging to other segments, out of Magam’s shareholders’ equity.

22

E.    Methodology – valuation method for intangible assets

The MAGAM valuation is based upon accepted methodology for valuating ongoing concerns.

Accepted Valuation Approaches

There are several generally accepted approaches in use for valuating businesses, none of which is necessarily superior to the others. It is more a question of which of the approaches or combination of approaches is best suited to the business, industry, and economic circumstances of the particular assets being appraised at the specific valuation date. The following discussion summarizes the three most common approaches to the valuation of businesses and the circumstances in which they generally apply.

1.	Cost approach

In this approach, also referred to as the Adjusted Net Assets Method, a valuation analysis is performed for a company’s identified fixed, financial, and other assets. The cost approach is typically not employed when valuing an on-going business or business interest since it assumes a liquidation of the company. Another reason for not using this approach here is that, while the value of the fixed assets and accounts receivable is determinable, it is difficult to estimate the value of the intangible assets and/or goodwill associated with a business. As such, we did not employ a cost approach in our analysis. In the company’s case, the net asset value is insignificant. This approach is not suitable for the case before us.

2.	Market approach

Two commonly applied methodologies in the Market Approach to value are the Guideline Public Company and the Similar Transactions Methods. The Guideline Public Company Method focuses on comparing the subject company’s risk profile and growth prospects to select reasonably similar (or “guideline”) publicly traded companies. In the Similar Transactions Method, consideration is given to prices paid in recent similar transactions that have occurred in the subject company’s industry or in related industries. This approach is not appropriate in the case of the company since, as far as we know, there is only one similar company in the Israeli stock market that is similar to the night vision sector combination of activities and products. This approach is not suitable for the case before us.

23

3.	Income approach

This approach, which most commonly incorporates the use of the Discounted Cash Flow (DCF) Method, focuses on the income-producing capability of the business enterprise subject to the assumption of a 'going concern', and incorporates the specific operating and risk characteristics of the subject company in a prospective analysis.

The DCF method is based on a company's discounted cash flow throughout a predetermined, planned period. The cash flow is discounted by applying a risk-adjusted capitalization rate, which reflects the desired yield. At the end of the period, in the event that there is no reason to assume liquidation of the company, but rather its continued existence as an ongoing concern, an "expected value in perpetuity" must be determined for it. The value of the continued activity (Terminal Value) is the average profit at the end of the period, multiplied by the multiplier equivalent to the capitalization rate. The present value of the appraised continuing business activity following the planned period is added to the discounted cash flow.

The capitalization rate to be applied in determining the required yield of the company, and used for the capitalization of cash flow (discounted cash flow rate), is calculated on the basis of the yield rate on non-risk investments (government debentures for the relevant planned period) supplemented by a risk premium. The risk premium has to be based on the company’s existing risk factors at the valuation date reduced by the expected growth rate (Gordon’s Formula).

In addition, in determining the required yield (capitalization rate) of the company, the size (small) and the lack of marketability should be taken into consideration.

4.	Selecting the correct approach

MAGAM as an ongoing concern is valuated using the DCF method, the layout of which is provided (see below). Following is the company’s projected revenue breakdown and the assumptions it is based on, as well as the valuation results.

24

F. Valuation

The valuation model is provided below, followed by notes that are an integral part of it.

Safety segment valuation
NIS thousand

		10.0%	10.0%	10.0%	10.0%
	2008	2009	2010	2011	2012
Sales (1)	19,000	20,900	22,990	25,289	27,818
Cost of sales (2)	12,540	13,794	15,173	16,691	18,360
Gross profit	6,460	7,106	7,817	8,598	9,458

Sales expenses (3)	950	1,045	1,150	1,264	1,391
Administrative expenses (4)	2,660	2,793	2,933	3,079	3,233
Expenses	3,610	3,838	4,082	4,344	4,624

Operating profit (5)	2,850	3,268	3,734	4,255	4,834
Tax expenses	770	850	934	1,064	1,208
Operating profit after tax	2,081	2,418	2,801	3,191	3,625
Working capital needs	(307)	(361)	(397)	(437)	(480)
Net capital investments	0	0	0	0	0
Net operating cash flow	1,774	2,057	2,404	2,754	3,145

Capitalization periods (6)	0.5	1.5	2.5	3.5	4.5
Capitalized value	1,665	1,701	1,751	1,768	1,779
Working capital needs rate (7)	19%
Capitalization rate (8)	13.5%

Perpetual growth rate (9)	2.0%
Net present value	12,424
Terminal value (10)	17,658

Net financial Assets (11)	2,700

Total company value	29,022

Notes

1.
The revenues growth rates in upcoming years was set based on new products that Magam is developing, and that will allow it to achieve its forecasted growth rates. In order to be cautious, we elected to settle for a relatively low growth rate.

2.	Cost of sales – in 2007 there was a decrease in the ratio between the cost of sales and sales, from 71% in 2006 to 62% in 2007. We have set the cost of sales at 66%.

3.	Sales and marketing expenses - we have set a rate of 10% per year, Most of these expenses are variable.

25

4.	General and administrative expenses – were set at 14% in the first year. These expenses were raised every year by half of the projected rate of increase in sales, due to their fixed component.

5.	Operating profit – this profit is purely from current operations, excluding management fees payable to the parent company or revenues from net financial assets.

6.	Capitalization periods – the capitalization starts from mid-2008 - half a year, then mid-2009 - a year and a half, and so on.

7.
The working capital needs rate in the forecast is based on an updated calculation of the working capital needs in the safety segment in 2007, namely 19%. This result is consistent with the figure of 20% obtained by Prof. Eden in his valuation.

8.
Capitalization rate - the long term risk free interest rate of government bonds is about 4.2%. The return on the Israeli stock market 10 years past is 10.8%. The un-leveraged beta of the companies engaged in the military field is 1.56. Magam's beta, based on the ratio of the credit it is able to obtain based on its asset structure and the nature of its regular operations, to its value, 25%, and an effective tax rate of 25% for a significant number of years, is 1.8. the paragraph is not cleare

26

4.2% + (10.8%-4.2%)*1.8=16%

Magam is a small, privately held company, Normaly a liquidity premium should be added. We have decided not to add a premium for special liquidity risk. since the Company has existed for many years, and has shown revenues and profitability stability,

In our opinion Magam is able to obtain credit from financial institutions without relying on external sources, due to the nature of its operations and the quality of its customers. Magam is able to obtain short term credit by pledging the expected proceeds and even credit against orders from its safest customers, at 25% of its value at the most. Accordingly, the WACC will be:

16%*75%+7.5%*0.75*25%=13.50%

This capitalization rate takes into account the fact that the safety segment is able to obtain credit but does not utilize this, and has financial surplus.

9.	Perpetual growth rate - the terminal growth rate was set at 2%, which reflects the annual perpetual growth in Israel and in the developed countries for the long term.

10.	Calculation of the terminal value - calculated using the Gordon formula, based on the cash flow in 2013 and thereafter, based on a growth rate of 1% per annum.

11.	Net financial liabilities - from the balance sheets dated December 31, 2007.

Net Financial Assets Calculation

Banks	146,516
Cash	218,886
Short term investments	2,483,883
Loans to employees	19,588
2,868,874

Long term liabilities	168,795

Net financial assets	2,700,079

27

Sensitivity Analysis – valuation changes due to changes in the capitalization rate (columns) and perpetual growth rate (rows)

	Capitalization Rate
Perpetual Growth Rate		12.0%	12.5%	13.0%	13.5%	14.0%	14.5%	15.0%
	0.0%	29,806	28,633	27,553	26,554	25,629	24,770	23,969
	0.5%	30,551	29,303	28,158	27,102	26,127	25,222	24,382
	1.0%	31,362	30,030	28,811	27,692	26,661	25,708	24,824
	1.5%	32,249	30,822	29,521	28,330	27,237	26,229	25,298
	2.0%	33,223	31,687	30,293	29,022	27,859	26,791	25,807
	2.5%	34,297	32,637	31,138	29,776	28,535	27,399	26,355
	3.0%	35,490	33,686	32,065	30,600	29,271	28,058	26,948
	3.5%	36,820	34,850	33,089	31,506	30,075	28,776	27,592

   Valuation results:

The fair value of the safety segment according to the attached document is NIS 29 Million. SDS Share in the safety segment is 100%. The value can range from NIS 27 Million to NIS 31 million.

28

Star Night Technologies Ltd.

Valuation of
Night Vision Sector Systems Ltd.
as of February 28th, 2008
Signing of the Agreement with
Lapis Technologies Inc.

Fairness Opinion

May 2008

A.	General	3

B.	Sector Overview	6

C.	Financial Statements Analyses	18

D.	Valuation Methodology	20

E.	Valuation	22

May 25th, 2008

To:      Mr. Harry Mund
Lapis Technologies, Inc.

Re: Valuation of Night Vision Sector Systems, Ltd.
as of the Valuation Date

A.	General

We were requested by Mr. Harry Mund and Lapis Technologies, Inc. (hereinafter respectively: “Mund” and “Lapis” to render our opinion as to the fair value of Night Vision Sector, (Hereinafter: “Night Vision” or "the sector") as a part of fairness opinion of Star night that we are preparing under an agreement between LAPIS and Star Night, dated February 28th, 2008 (hereinafter: the “Agreement). Night Vision Sector is an division placed in several wholly owned subsidiaries of Star Night Group, the subsidiary SDS (Star Defense Systems) Ltd. ("SDS") and its subsidiary New Noga Light (2000) Ltd. (hereinafter "New Noga") and Night Light Ltd.( hereinafter: "Night Light"). This valuation is an integral part of the valuation of Star Night's shares.

In respect of the above, we have made a valuation of the Fair Market Value1 as of the date of signing and consummation of the Agreement ("Valuation Date"), based on the information set out below.

"Jacob Eshed – Tesuot Consultants" is an independent consulting firm specializing in 'going concern' valuations. We have extensive experience in performing fairness opinions for companies in diverse fields of activities.

1 We have determined the fair market value to be the price at which an entity or an interest would change hands between a willing buyer and willing seller both acting in their own best interest, on the open market assuming a reasonable period of time for an agreement to arise, neither being under compulsion to buy or sell and both having reasonable knowledge of all relevant facts as of the applicable valuation date.

Since the year 2005, our office has prepared a series of valuation studies for Star Night and for SDS, including a valuation of the investment in Radom for the year 2005, as of December 31, 2006. There is no dependence of the valuator on the ordering party or other companies in the Star Night Group.

Objective and Scope

The purpose of this study is to determine the fair value of the assets included in the agreement. We understand that our recommendation of fair market value and this valuation report will be used and relied upon for the agreement. In this valuation, we have relied on signed written material, unsigned written material and information provided verbally or by email. It is based upon both internal and public information made available by the Company, and upon estimates and assessments that may prove, over time, to have been inaccurate or incomplete. We do not express an opinion or offer any form of assurance regarding their accuracy or completeness. All the information provided is accountable for by the Company and its management alone.

Materials Available in Performing the Valuation:

•	Audited financial statements for the sector as of December 31, 2007.
•	Data included in Star Night's periodic report.
•	Data regarding the sector's backlog as of December 31, 2007.
•	Star Night management’s forecasts – which served as the basis for the company's cash flow projections.
•	Draft of SDS’s periodic report for the year 2007.
•	Conversations and email exchanges with the management.

4

Valuation Method

In valuating the Fair Value of the Night Vision Sector we adopted the DCF method. This Method is based on a company's discounted cash flow throughout a predetermined, planned period. The cash flow is discounted by applying a risk-adjusted capitalization rate, which reflects the desired yield. At the end of the period, in the event that there is no reason to assume liquidation of the company, but rather its continued existence as an ongoing concern, an "expected value in perpetuity" must be determined for it. The value of the continued activity (Terminal Value) is the average profit at the end of the period, multiplied by the multiplier equivalent to the capitalization rate. The present value of the appraised continuing business activity following the planned period is added to the discounted cash flow.

Results Summary

In reaching our conclusion as to the fair market value of the sector, we utilized the Discounted Cash Flow Approach. Based upon the foregoing, and in reliance thereon,, the fair value of Night Vision Sector is reasonably stated to be average of NIS 88 Million, and ranges from NIS 81.8 to NIS 94.2 Million.

Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration is fair from a financial point of view.

The accompanying report summarizes the principles and procedures that were applied in this study as well as its findings.

Respectfully submitted,
Jacob Eshed
Jacob Eshed – Tesuot Consultants

5

B.	Sector Overview

The company engages in the development, assembly, manufacturing and marketing in Israel and worldwide of electro-optical night-vision systems and products, for armies, police forces and other security defense bodies. The company's systems significantly improve vision in the dark.

Demand for night-vision systems has grown in recent years, due to changes in the combat doctrines of the various armies worldwide, resulting in growing emphasis on improving night-time combat capabilities, including in urban areas.

As a result of the increase in the demand for night vision systems, the company acts to establish its position as a night vision systems and products supplier through new developments, expansion of its operations in Israel and worldwide, and strategic cooperation with leading companies in Israel and worldwide.

During the Second Lebanon War in the summer of 2006, IDF forces successfully used the company's night vision products.

Previous Year’s Developments

The company's strategy is to expand its deployment in the markets in which it operates, and in new markets outside Israel. An increase is seen in its sales to various countries in Africa in 2005-2007, an increase in its sales to central European countries in 2005 and in its backlog in 2007, and an increase in its sales to countries in Southeast Asia in 2006-2007. In 2004-2007 there was a gradual decrease in the company's sales in the USA, due to completion of most of the order under the agreement with ITT.

6

Sector Companies structure

Products

In its field of activity, the company engages in the development, assembly, marketing and production of electronic and electro-optical night-vision systems, based mainly on star light enhancement. Among the company's products:

PR-1910BM4 – binocular - Magnifier binocular (times 4) that improves night vision quality and range; Designed for the individual soldier.

NL-61 (M1, M2, M3) Mini Night Sight series - Night sights in star light intensifier technology, designed for assembly on weapons such as Tavor, M-16 or M-4. The sights weigh about 850 grams and are designed to locate targets up to 300-400 meters away.

NL-91 - Night Vision Goggle - Helmet or head-strap mounted with a single night vision monocular for the individual soldier.

Helmet binocular -NL-93 – Ansis Goggle - A night vision goggle for helicopter pilots, helmet mounted. Dual channel device with two tubes, designated for night flying only.

Ground monocular for the driver and commanding officer - NL-93 - Helmet mounted, dual channel device with two tubes, designated for driving and night observation.

Night Vision CCD Camera - NL-87/89 - Camera with an X7-X9 magnifier for long range observation of up to 4 km; vehicle borne or ground based.

7

Mini Night Vision CCD Camera - C8HTV - Night camera for an optical head for a machine gun, via which the machine gun prepares for the shot.

Night vision tubes - Refurbishment - The group refurbishes night vision tubes, used as components in the production of civilian, military and police night vision devices. The company forecasts that the demand for refurbished tubes will increase over the next few years, in view of the shortage of new tubes in the market.

The company adapts its products to its customers' needs, and initiates, from time to time, new products that in its opinion may be purchased by potential customers.

Products that constitute alternatives to the field of activity products include both products using a technology similar to that used by the company's products (namely products based on star light enhancement), that are produced by the company's competitors, and products operating based on heat energy emitted from objects and/or from the human body (thermal products).

The company has two products (Binocular – PR-1910BM4 and Monocular - PR-1910B), of which total sales in 2007 were about 62% of the sector revenues. There is no significant variance in the gross profitability rates among the night vision products.

		YEARS
PRODUCT		2007	2006	2005
Binocular – PR-	Income (NIS thousand)	37,516	-	-
1910BM4	Percentage of sector revenues	42.5%	-	-
Monocular - PR-	Income (NIS thousand)	17,114	-	-
1910B-[1]	Percentage of sector revenues	19.4%	-	-
Helmet binocular	Income (NIS thousand)	2,443	8,554	6,030
NL-93	Percentage of sector revenues	2.8%	29.7%	21.0%

8

New Product Development

The company strives to develop two new night vision products every year, based on the knowledge of its customers' needs. As of the report date, and as part of the company's strategy, it is developing products that combine star light enhancement technology and thermal capabilities. Such a product combines the advantage of each method and allows the user to choose between the two technologies based on the existing environmental conditions (weather, time in the day, topography etc.).

Products under development as of the report date:

A long-range sight (NL67) based on star light enhancement for a range of up to 1,000 meters - During 2005 the product model was approved by the customers, and its development is expected to be completed in 2008. The product has undergone a highly successful field trial, and as of the date of this report the equipping plan for elite units is in review; several preliminary pilot orders were obtained from customers.

Data transfer display for helicopter pilots and fighter pilots - The preliminary development commenced in the beginning of 2004 and the feasibility trials that commenced in 2005 had been highly successful; as of the date of this report the product is in the end stages of development and has been approved for on-site demonstration in the second half of 2008.

Advanced head systems and day-night helmet display for helicopter pilots - In May 2005, New Noga Light entered into an agreement with IAI for the development of a prototype. The development of the prototype was scheduled to be completed until the end of the second quarter of 2006, but it has not yet been completed, since IAI has decided to freeze this development. The completion date was postponed to the second half of 2008. As of the date of this report, the company has completed phase A of the prototype development from its own sources.

A long range sight that includes a laser range finder - The first development stage has been completed and as of the date of this report the company serves as the sub-contractor if an Israeli company that has won a tender for the sights.

Thermal cameras, designed for light and heavy vehicles - Development commenced in 2005 and was approved by the customer. The company received approval from an Israeli defense company budget to complete this development by the end of 2006. The development of the product was originally scheduled to be completed until the end of 2007. Due to changes in the customer's requirements, the company will complete development by the end of 2008.

9

Light thermal binocular - As of the report date, the company is in the end development stages. Development of the product is scheduled to be completed in the second half of 2008.

Thermal sight for snipers - As of the report date, the company is in the end development stages. Development of the product is scheduled to be completed in the second half of 2008.

Warranty policy for company products

The night vision products are granted a warranty for a period of 12-24 months, according to the product type. In frame of this warranty, the end customer returns a faulty product and receives a new product in its place, or the company replaces faulty parts in systems sold by it, within the warranty period. According to the company information, insignificant numbers of faulty products are replaced.

MARKET & Competition

In the night vision field, the Group has several competitors in Israel and abroad. Competition is based on the extent of compliance with the customers' requirements, performance, price, reputation, the maintenance and support services provided, technological parameters and the extent of cooperation with the local industry. The company assesses, that in many cases it had competitive advantage over its competitors outside Israel in the sale of its military systems and products to the Defense Ministry, due to the operational experience accumulated in IDF in the use of its products as well as due to its technological expertise and its compliance with IDF's requirements.

In the absence of official and available information about the night vision products market in Israel, the company is unable to assess its market share in its field of activity in Israel. The company estimates that its market share of the global night vision products market is insignificant.

To the best of the company's knowledge, its potential Israeli competitors are ITL, Ortec, Pulse Inteco, and Meprolight. The sectors major competitors include several foreign corporations. Among them:

10

        •    Litton Systems Inc.
        •    ITT Night Vision
        •    “OIP” Optiquneet Instruments de Precision

These companies have significantly greater financial, marketing and other resources than the company has, and some of them enjoy government support in the development and financing of transactions. The company has commercial relations with some of these companies (both as suppliers and as customers). In the company's opinion these relations are due to the fact that these competitors of the company do not consider it a threat, due to its size

CUSTOMERS

Most of the company's customers are defense ministries and defense bodies worldwide. The purchase agreements are usually signed following a tender issued by the relevant defense bodies. Most of the company's sales derive from tenders it wins. At times, the agreements entered into as a result of tenders are multi-year frame agreements according to which the customers periodically place orders. Many times, these frame agreements include options for additional product orders at a scope beyond the frame amount subject to predetermined conditions.

Mostly, a threshold condition for participation in an international tender is that the company is in possession of a permit to hold negotiations as well as an export permit, from the country in which it operates.

The tender usually examines several major parameters: (a) the required technical specification must be adhered to; (b) target price; (c) the product model that has successfully passed the relevant tests and sent to the customer must be approved (model approval); and (d) financial stability. Several additional parameters that are examined are experience and past engagements with the customer and knowledge of the company's other customers.

In some cases, the company enters into cooperation agreements in order to enter a tender. As of the date of the report, these engagements have no significant impact on the company's results of operation.

In some of the company's purchase agreements with various customers, the customer partially manufactures or assembles the product. In these cases, even though the company transfers the technology to the customer and professional know-how required for the production process, the customer does not usually receive the source of the technology itself, since the knowledge provided is restricted to the specific product manufacturing process. The company's new management believes that the said transfer of specific professional knowledge does not provide its customers with tools that would allow them to compete with it.

11

All agreements entered into with the company's customers contain product warranty in respect of the products' quality, for a period of 12-24 months, as part of the purchase price. Product returns are at an insignificant scope.

The company sells its night vision products both to customers in Israel and to customers outside Israel (in 2007 mainly Asia, Africa and Europe). Night vision product sales are detailed below, by geographic segment:

GEOGRAPHIC SEGMENT	2007		2006		2005
	Sales (NIS thousand)	Percentage of all sales in the field	Sales (NIS thousand)	Percentage of all sales in the field	Sales (NIS thousand)	Percentage of all sales in the field
Asia	69,666	78.93%	8,226	29%	-	-
Israel	8,016	9.08%	9,364	33%	7,398	25%
Africa	5,216	5.91%	2,564	9%	8,698	29%
Europe	3,255	3.69%	954	3%	4,938	16%
USA	2,109	2.39%	6,115	21%	8,851	29%
Others	-	-	1,549	5%	362	1%
Total	88,262	100%	28,772	100%	30,247	100%

12

Significant Customers of the Company:

Israel Defense Forces– In the middle of 2007 and in the beginning of 2008 the company won two IDF contracts for supplying night vision equipment in the amount of 33 Million NIS and 18 Million NIS respectively.

Ugandan government - In April 2005 New Noga entered into an agreement with Uganda's government ("the agreement") for the supply of night vision devices for the Ugandan Defense Forces. The engagement scope is NIS 22,000 thousand. The supply of the products was completed in September 2007.

The Indian military - during 2007 sales to the Indian military were 71.5% of sector’s income compare to 22.6% at 2006. The agreement signed with the Indian military is in fact responsible for the company growth. Termination of the agreement with the Indian military could have a materially adverse impact on the company's financial results. As of the report date, the backlog from the Indian military amounts to NIS 47 million. The company is scheduled to provide the ordered products during the years 2008-2009.

The table below provides details about the company's night vision systems major customers:

	IN YEARS
	2007		2006		2005
Customer	Income (NIS thousand)	Percentage of sector income	Income (NIS thousand)	Percentage of sector pro-forma income	Income (NIS thousand)	Percentage of sector pro-forma income
Indian military	63,155	71.5%	6,504	22.6%	3,023	9.9%
Ugandan government	4,986	4.0%	2,564	8.5%	8,074	26.7%
Total	68,141	75.5%	9,068	31.1%	11,097	36.6%

BACKLOG

The sector Revenues are closely related to the backlog orders, at the end of the previous year. The nature of the field of activity is the long term preparation and survey of products during tender period, hopefully followed by a mid term supply contract, usually two to four years.

13

The proportion between company backlog in the beginning of the year and the activity volume during the year were: 1.7 sales compared to backlog. In 2006 and 2007 the proportion was increased to 1.85. At the end of 2007 the sector backlog for 2008 amounted to 66 millions NIS which is 75% of total sector sales for the ended year.

Seasonality - The sector sales are a direct result of the budgets of government and of defense bodies in Israel and in countries outside Israel in which the company operates; these budgets are usually approved in the first quarter of every year, and orders are therefore received beginning in the second quarter, their delivery dates falling in the second half of the year, so that income increases in this period. A large backlog helps the sector to smooth the seasonality factor and operate more efficiently.

PERIOD OF RECOGNITION OF THE EXPECTED INCOME	BACKLOG AS OF DECEMBER 31, 2005	BACKLOG AS OF DECEMBER 31, 2006	BACKLOG AS OF DECEMBER 31, 2007
2006	16,814
2007	1,105	36,616
First quarter, 2008		5,697	11,532
Second quarter,2008		5,697	11,534
Third quarter, 2008			29,729
Fourth quarter, 2008			12,989
2009 and thereafter			32,429
Total	17,919	48,010	98,213

Sales in Israel - At the moment, the company has signed two important contracts with the Israeli Defense Forces in the amount of approximately 50 Million NIS.

Export - In addition to the backlog, the company is participating in two big tenders: one in Southeast Asia, in the amount of 100 Million USD and one in South America, in the amount of 18 Million USD. The company considers its chances good for winning those tenders.

Raw materials and suppliers

The main raw material for the company's products is night vision tubes. A tube is an electronic component that receives rays of light at night which is transmitted to it through a lens installed at the front of the product. The tube multiplies the intensity of the night light (up to 6,000 times) that cannot be seen with naked eye, allowing the user to see at a distance of hundreds of meters in nearly complete darkness

14

The company purchases the tubes primarily from one European supplier named Dep Photonix, which the company is significantly dependent upon, in light of the sharp increase in the demand for tubes as well as the decreasing availability of tubes in the US. Should the company be unable to purchase tubes from the said manufacturer, it would be forced to purchase tubes from alternative sources, which could decrease their availability. In addition, it would be forced to conduct thorough quality tests on all tubes at its expense, which could delay delivery times and cost the company substantial amounts.

The availability of the tubes changes in accordance with the developments in the industry – its delivery time ranges from immediate to 12 months. The costs entailed in purchasing the tubes represented about 44% of the total purchases in the field of activity in 2005, about 47% in 2006 and about 45% in 2007. The company purchases the tubes after conducting quality tests.

The company purchases surplus night vision equipment from the Ministry of Defense, refurbishes it and sells it to the American market under the relevant licenses from the State of Israel and the US government. As of 2008, the company began refurbishing advanced generation tubes for the Ministry of Defense.

Other than the tubes, the company purchases other items and materials (oculars and magnifiers, laser diodes, cards and electronic components) from optical products and electronic components. The company does not depend on any specific supplier for these items. In addition, it contracts subcontractors for various works, such as: metal assemblies for optic lenses and machining works on metal bodies in accordance with the technical specifications required by the customer.

The company engages its suppliers through a purchase order and import licenses, granted by the US government or the European country from which the tubes are imported.

In 2005, 2006 and 2007 the company purchased raw materials from five, four and two major suppliers, respectively, at about 57%, about 66% and about 45% of the total raw material purchases in the field of activity.

A segmentation of the company's purchases in the field of activity, by major supplier, and the agreements with them are provided below:

15

	Supplied products /	% from the total purchases In the years
Supplier	raw materials	2007	2006	2005	Agreements
Supplier A (*)	Tubes	44.8%	44.5%	28%	Specific orders – delivery times: Immediate to 12 months
Supplier B		0%	0%	10%	Immediate to 90 days
Supplier C		0%	2.4%	6%	Immediate to 90 days
Supplier D	Magnifiers - oculars	3.4%	6.1%	1%	Immediate to 90 days
Supplier E		0%	0%	8.4%	Immediate to 90 days
Supplier F	Machining	4.2%	12.8%	4.7%	Immediate to 90 days

(*) Dep-Photonis (a French - Dutch corporation) The purchase of tubes from Dep has increased because, since 2004, due to the war in Iraq, ITT (an American corporation the company previously purchased tubes from at a considerable amount, is encountering difficulties supplying tubes to customers other than the US military.

Employees

As of the end of 2007, the company employs 65 people in the field of activity. Most of the increase in the workforce as of the date of this report results from the recruitment of production employees and production managers.

The Group does not have significant dependency on any of its employees in the field of activity.

The company's employees, mainly the production employees, undergo regular training, among others in matters of quality assurance, control, safety and various professional subjects. Most training sessions are conducted in-house and by the employees.

The company's employees are employed under personal employment contracts.

16

Employees	As of December 31
	2007	2006
Management	2	2
Finance	3	3
Research and development	10	10
Marketing	3	2
Procurement and logistics	4	4
Administration	11	4
Quality assurance	4	3
Production	26	10
Total	63	38

Legislation restrictions, regulation and special constraints applying to the field of activity

Since most of the company's products in this field of activity are intended for the use of defense forces, the items used by these forces may be exported only if permission is obtained in advance from the Ministry of Defense.

In addition, the company's activity is subject to laws, regulations and various administrative orders applying to defense contracts, and to personal defense permits and security clearance requirements being met, set within the frame of defense procurement regulations in Israel and in the US.

The production of new products in the company's facilities is contingent upon the supply of night vision tubes, based on star light enhancement. Import of the tubes to Israel is contingent on obtaining the appropriate licences from the supplying countries. Any delay in obtaining licenses for import of the tubes to Israel causes in turn delay in the supply of finished products to the company's customers. During 2007 there were no significant delays.

17

C.	Financial Statements Analyses

Following is Sector’s statement of income as at December 31, 2007, and annual Performa statement of income for the year 2006:

(Original statements were prepared in New Israeli Shekels)

Profit and Loss

Night Vision

Backlog at the beginning of the year(000 NIS) *17,919* *48,010*

P&L (In Thousands NIS)	2006		2007	
Local Market (1)		0.0%	7,917	9.0%
Export (1)	28,772	100.0%	80,345	91.0%
	28,772	100.0%	88,262	100.0%
COGS				
Materials(2)	16,384	56.9%	20,523	23.3%
Wages(3)	1,690	5.9%	2,872	3.3%
Out Sourcing(3)	142	0.5%	1,333	1.5%
Work in Progress (4)		0.0%	31,482	35.7%
Others	1,764	6.1%	346	0.4%
Changes In Stock	(6,095)	-21.2%	173	0.2%
Depreciation (5)	39	0.1%	129	0.1%
Total COGS	13,924	48.4%	56,858	64.4%
Gross Profit	14,848	51.6%	31,404	35.6%
Marketing & Sales Expenses (6)				
Wages (a)	476	1.7%	569	0.6%
Commisions (b)	742	2.6%	10,163	11.5%
Car & Travel Exp	765	2.7%	207	0.2%
Advertising and printed materials	869	3.0%	166	0.2%
Total M&S ex.	2,852	9.9%	11,105	12.6%
R&D(7)	1,388	4.8%	2,800	3.2%
General and Administrative expenses (8)				
Wages	1,471	5.1%	757	0.9%
Rent	614	2.1%	593	0.7%
Office Expenses	469	1.6%	790	0.9%
Professional Services	420	1.5%	124	0.1%
Management Fee	2,494	8.7%	2,595	2.9%
Depreciation	248	0.9%	248	0.3%
Transportation & Deliveries	394	1.4%	348	0.4%
Total G&A expenses	6,110	21.2%	5,455	6.2%
Operation Profit	4,498	15.6%	12,044	13.6%

18

Balance Sheet

Working Capital Needs

19

D.	Valuation Methodology

The Sector valuation is based upon accepted methodology for valuating ongoing concerns.

Accepted Valuation Approaches

There are several generally accepted approaches in use for valuating businesses, none of which is necessarily superior to the others. It is more a question of which of the approaches or combination of approaches is best suited to the business, industry, and economic circumstances of the particular assets being appraised at the specific valuation date. The following discussion summarizes the three most common approaches to the valuation of businesses and the circumstances in which they generally apply.

The Cost Approach
In this approach, also referred to as the Adjusted Net Assets Method, a valuation analysis is performed for a company’s identified fixed, financial, and other assets. The cost approach is typically not employed when valuing an on-going business or business interest since it assumes a liquidation of the company. Another reason for not using this approach here is that, while the value of the fixed assets and accounts receivable is determinable, it is difficult to estimate the value of the intangible assets and/or goodwill associated with a business. As such, we did not employ a cost approach in our analysis. In the company’s case, the net asset value is insignificant.

Market Approach
Two commonly applied methodologies in the Market Approach to value are the Guideline Public Company and the Similar Transactions Methods. The Guideline Public Company Method focuses on comparing the subject company’s risk profile and growth prospects to select reasonably similar (or “guideline”) publicly traded companies. In the Similar Transactions Method, consideration is given to prices paid in recent similar transactions that have occurred in the subject company’s industry or in related industries. This approach is not appropriate in the case of the company since, as far as we know, there is only one similar company in the Israeli stock market that is similar to the night vision sector combination of activities and products.

There are some companies in which ESL’s activity constitutes only a small percentage of their overall activities.

20

Income Approach
This approach, which most commonly incorporates the use of the Discounted Cash Flow (DCF) Method, focuses on the income-producing capability of the business enterprise subject to the assumption of a 'going concern', and incorporates the specific operating and risk characteristics of the subject company in a prospective analysis.

The DCF method is based on a company's discounted cash flow throughout a predetermined, planned period. The cash flow is discounted by applying a risk-adjusted capitalization rate, which reflects the desired yield. At the end of the period, in the event that there is no reason to assume liquidation of the company, but rather its continued existence as an ongoing concern, an "expected value in perpetuity" must be determined for it. The value of the continued activity (Terminal Value) is the average profit at the end of the period, multiplied by the multiplier equivalent to the capitalization rate. The present value of the appraised continuing business activity following the planned period is added to the discounted cash flow.

The capitalization rate to be applied in determining the required yield of the company, and used for the capitalization of cash flow (discounted cash flow rate), is calculated on the basis of the yield rate on non-risk investments (government debentures for the relevant planned period) supplemented by a risk premium. The risk premium has to be based on the company’s existing risk factors at the valuation date reduced by the expected growth rate (Gordon’s Formula).

In addition, in determining the required yield (capitalization rate) of the company, the size (small) and the lack of marketability should be taken into consideration.

21

E.	Valuation

Financial Model Structure

As aforesaid, the sector is valuated using the DCF method, the layout of which is provided below. Following is the company’s projected revenue breakdown and the assumptions it is based on, as well as the valuation results (each item has a number associated with it, which refers to the same item in the forecast below):

•
Income (1): It is extremely difficult to forecast the sector sales. Winning or loosing a Tender has a substantial impact on the actual results. As described earlier winning new important contracts could result in doubling the sector sales. Management sales forecast are based on mean sales predictions.

•
Sales forecasts for the next year are based on backlog and assumptions as described below. According to Company management, the backlog at the beginning of 2008 for delivery in 2008 was 66,000 Thousands NIS. Assumptions for other future sales are less certain. Based on history performance ratio between total revenue and backlog at the beginning of the year, of 1.8 the forcast for 2008 is quite solid.

•	Local Market – Sales forecasts are based on signed, long-term contracts and with a forecast of additional orders for new products.

•
Export sales – based on management forecasts. The managements expects that activities that are made today in new markets would materialized during 2010, 2011 with a new significant increase in revenues.

•
Income Recognition - Income from works carried out under a contract is recognized as prescribed in Accounting Standard No. 4, according to which revenues are recognized in accordance with the percentage of completion method, when the following condition are met: the revenues are known or may be reliably estimated, revenues collection is more likely than not, the costs entailed in the work are either known or may be reliably estimated, there is no significant uncertainty as to the contractor's ability to complete the work and to meet the contractual terms with the customer, and the percentage of completion may be reliably estimated. The percentage of completion is determined based on the completion of engineering stages of the work. For works that are expected to entail loss, a provision is made for the entire anticipated loss.

22

•	Materials (2): for materials (not included in work in progress), we adopted the past average rates of – 23.5% (materials from income).

•
Wages and Other Expenditures (3): (not included in work in progress) we adopted a basic raise according to the increase in technicians and supervisors during last year. This growth should be sufficient to maintain the new standard of sales. In addition we adopted a perpetual growth rate in wages of 2%. A raise of 50% in wages was made during the next jump in sales (2010).

•	Work in progress (4): As mentioned above (see Income recognition), we adopted past average rate of 35.5%.

•
Depreciation (5): Due to the increase in sales during 2007 an additional investment of 5 Millions NIS is required for the year 2008. The depreciation includes the new investment at 20% annually, plus past equipment depreciation. Additional investment of 3 million NIS must been made during 2010 to support the increase in sector revenues. Except for those investment, we have assumed a capital investment equal to the yearly depreciation

•
Marketing & Selling Expenses (6): a) Wages- a basic raise to 650 thousands NIS plus perpetual annual growth of 2%. b) Commissions are paid to agents on the basis of success, and amount to 12.5% of export sales. c) Other marketing expenses, 0.5% of total sales according past year.

23

•	R & D Expenses (7): R&D expenses are salary based 2% annual raise.

•
General & Administrative (8): the significant main factor in management fees is agreement to pay 4% of total sales to mother company. Wages are raised at 2 % per year and are increased by 50 % during 2010 to support growth. other G & A at perpetual raise of 2% every year due to their fixed factor.

•
Income Tax (9): The Company received a status of “Approved Enterprise” according to the Capital Investment Law of Israel, starting in the year 2004. According to this status, the Company was granted tax-free status on a portion of its income. The portion of its income which is taxable is fixed. Therefore, any growth in the net revenue of the company reduces the average tax rate on the total net revenue. We have calculated the taxes for the period ended at 2013 (the end of the “Approved Enterprise” period).

•	Working Capital Needs (10): (See table, pg. 19). The working capital calculations are based on the December 31 2007 results and are estimated at 51.3% of total revenues.

•
Capitalization Period (11): Due to the seasonality nature of the sector revenues we have capitalized the cash flow from the end of the third quarter to the valuation date each year. Meaning 0.75 for the year 2008, 1.75 for the year 2009 and so on.

•	Financial Liabilities (12): Financial Liabilities are calculated based on December 31 2007 balance sheets, and include all financial assets and liabilities.

24

•	Capitalization Rate (13): The Capitalization rate we used was 14.5%, based on the following calculations:

In our assessment of the risk associated with the expected cash flow of the company, we consider the Weighted Average Cost of Capital ("WACC”), which measures a company’s cost of debt and equity financing weighted by the percentage of debt and percentage of equity in a company’s target capital structure.

Arithmetically, the formula for calculating the after-tax WACC is:

Where:

D	=	Estimated market value (or book value) of debt
E	=	Estimated market value of equity
V	=	D + E
T	=	Assumed tax rate
RD	=	Cost of debt financing
RE	=	Cost of equity financing, calculated according to the CAPM methodology

To estimate the cost of equity financing, an adjusted version of the Capital Asset Pricing Model (“CAPM”) was utilized. The CAPM measures the return required by investors given the company’s risk profile. This model (as adjusted) is expressed arithmetically by the following equation:

25

Where:

Rf	=	Risk-free interest rate, typically the yield available on long-term Government Securities.
RM	=	Average market rate of return.
Rf+RM	=	Equity risk premium expected on an equity investment in a fully diversified portfolio.
b	=
A measure of a stock’s volatility relative to an average risk stock or a fully diversified portfolio of stocks (market portfolio). In this case we adopted "Beta” of mid-size and small cap “financial services providers” traded in Tel-Aviv Stock Exchange.

The WACC is based upon market return premiums and unique risk associated with each operator, with risk-free rate of return being derived from 10-year US government bond net yields after tax.

Based on the above, the cost of equity was estimated to be approximately 18.40%, as summarized below:

Risk Free Rate	4.2%	Based on 10 years net rate for government bonds.
Equity Risk Premium	6.6%	Historical risk premium (i.e., historical return on market less historical risk free rate).
Beta	1.7	Beta of: a publicly traded company in defense industry and similar other Israeli companies.
Small Cap Premium + Special risk premium	3.0%	Small Cap Premium. Based on the difference on yield required by a regular investor when comparing a company on the scale of TASE traded companies, with a small private company.
Cost of Capital	18.40%

•
We base this risk factor on the uncertainty associated with the Company's revenue structure, having one customer which holds 71.5% of the sectors total revenue and the volatility associated with these revenues.

•	In addition the companies in the night vision sector are dependent upon a sole supplier of the night vision tubes, which is the main raw material for the company's products.

26

•	Assuming a long term normative capital structure of 30%, and based on the formula provided above, the WACC calculation for the company is as follows:

18.40% x 0.70 + 7.5% x (1-0.22) x 0.30= 14.5%

We therefore used 14.5% as the capitalization rate.

•	Perpetual Growth Rate (14) of 2% was chosen according to the long term growth rate in the developed countries.

•
Effective Tax Rate Starting 2013 (15): Since the Company has the ability, it will most likely submit a new request to receive tax-free status for its plant enlargement when the present one will be expired, in the year 2013. We can assume that this request will result in approval of an additional tax-free income. Since the Company plant is located in a preferred area of the country it will likely be approved.

Therefore, after consulting the company management, we adopted an effective tax rate of 16.7%. It can be assumed that the long-run average effective corporate tax rate of the Company will be less than the maximum 25% on all its earnings.

•	Terminal Value (16) calculations - we defined a perpetual annual income based on the following assumptions:
-	We took the net operating income from 2012.
-	We assume that capital expenditure is equal to depreciation.
-	Working capital is calculated assuming a 2% growth of revenues.

We used Gordon's Model, at a capitalization rate of 14.5% and annual growth of 2%.

27

28

Valuation

Capitalization Rate (13)	14.5%
Perpetual Growth Rate (14)	2.0%
Perpetual Growth in Salary (3)	2.0%
Effective Tax Rate starting 2013 (15)	16.7%
Total NPV -up to 2013	51,576
Terminal Value (16)	69,586
Value of Operations	121,161
Less Net financial Liabilities (12)	(33,175)
Total Company Value (000NIS)	87,986

Sensitivity Analysis- Changes in the company value due to changes in
Capitalization Rate (rows) and Sales Forecast (columns)NIS

	13.0%	13.5%	14.0%	14.5%	15.0%	15.5%	16.0%
92%	138,532	129,666	121,562	114,126	107,282	100,963	95,112
95%	126,516	118,461	111,091	104,324	98,090	92,329	86,991
98%	114,499	107,255	100,620	94,521	88,897	83,696	78,870
100%	106,488	99,784	93,639	87,986	82,769	77,940	73,456
102%	98,477	92,314	86,659	81,452	76,641	72,184	68,042
105%	86,461	81,108	76,188	71,649	67,449	63,551	59,921
108%	74,444	69,902	65,717	61,847	58,257	54,917	51,800

29

Results Summary

In reaching our conclusion as to the fair market value of the sector, we utilized the Discounted Cash Flow Approach. Based upon the foregoing, and in reliance thereon, the fair value of Night Vision Sector is reasonably stated to be average of NIS 88 Million, and ranges from NIS 81.8 to NIS 94.2 Million..

30

Star Night Technologies Ltd.

Valuation of Radom Ltd.
as of February 28th, 2008
 Signing of the Agreement with Lapis
Technologies Inc.

May 2008

A.	General	3

B.	Company overview	7

C.	Financial Statements Analysis	26

D.	Risk and Opportunity Factors	30

E.	Valuation Methodology	32

F.	Valuation – Radom	33

May 25th, 2008

To: Mr. Harry Mund
Lapis Technologies, Inc.

Re: Radom Aviation Systems, Ltd.
Valuation of Shares as of the Valuation Date

A.	General

We were requested by Mr. Harry Mund and Lapis Technologies, Inc. (hereinafter respectively: “Mund” and “Lapis” to render our opinion as to the fair value of Radom Aviation Systems Ltd, (Hereinafter: “Radom”) as a part of fairness opinion of Star night that we are preparing under an agreement between LAPIS and Star Night, dated February 28th, 2008 (hereinafter: the “Agreement.) Radom Aviation Systems Ltd. (hereinafter "Radom" or "the Company") is a wholly owned subsidiary of Star Night Group, the subsidiary SDS (Star Defense Systems) Ltd. ("SDS") and its subsidiary New Noga Light (2000) Ltd. (hereinafter "New Noga"). This valuation is an integral part of the valuation of Star Night's shares.

In respect of the above, we have made a valuation of the Fair Market Value1 as of the date of signing and consummation of the Agreement ("Valuation Date"), based on the information set out below.

"Jacob Eshed - Tesuot Consultants" is an independent consulting firm specializing in 'going concern' valuations. We have extensive experience in performing fairness opinions for companies in diverse fields of activities.

Since the year 2005, our office has prepared a series of valuation studies for Star Night and for SDS, including a valuation of the investment in Radom for the year 2005, as of December 31, 2006. There is no dependence of the valuator on the ordering party or other companies in the Star Night Group.

1 We have determined the fair market value to be the price at which an entity or an interest would change hands between a willing buyer and willing seller both acting in their own best interest, on the open market assuming a reasonable period of time for an agreement to arise, neither being under compulsion to buy or sell and both having reasonable knowledge of all relevant facts as of the applicable valuation date.

Objective and Scope

The purpose of this study is to determine the fair value of the assets included in the agreement. We understand that our recommendation of fair market value and this valuation report will be used and relied upon for the agreement. In this valuation, we have relied on signed written material, unsigned written material and information provided verbally or by email. It is based upon both internal and public information made available by the Company, and upon estimates and assessments that may prove, over time, to have been inaccurate or incomplete. We do not express an opinion or offer any form of assurance regarding their accuracy or completeness. All the information provided is accountable for by the Company and its management alone.

Materials Available in Performing the Valuation:

•  Audited financial statements for Radom as of December 31, 2006.
•  Unaudited data for Radom as of December 31, 2007.
•  Data included in Star Night's periodic report .
•  Data regarding Radom's backlog as of December 31, 2007.
•  Star Night management’s forecasts - which served as the basis for the company's cash flow projections.
•  Draft of SDS’s periodic report for the year 2007.
•  Conversations and email exchanges with Mr. Harry Mund, CEO.

Valuation Method

Radom's business activity has existed for many years, which indicates continuity and a history that allows building a limited future forecast. In addition, Radom has established contact that is not one-time in nature, with customers that may return to it in the future. Therefore, in our opinion the most suitable method for valuating the business activity is the discounted cash flows (DCF) method. This valuation will be based on a forecast of the business results in the years 2008 to 2012, and on assumptions about Radom's permanent growth rate after 2012. Once the business activity is valuated, including the terminal value, the net financial liabilities will be deducted from this value (after deducting the financial assets value). See Appendix A for a detailed explanation of the method.

Nevertheless, one should not disregard the fact that Radom operates based on projects the duration of which is two to three years at the most. There is no way to forecast at present the projects that Radom will carry out over the next few years. There is more information about the year 2008, since its forecast is based on ongoing projects specified in the backlog. Some projects are currently being negotiated by Radom, and some significant engagements cannot be disclosed for security reasons.
Despite the financial statements, which reflect the severe state Radom was in as of December 31, 2007, I was convinced by conversations with the Company's management that there are positive occurrences in Radom, at a wide scope, and that its chances of recovering from its state as reflected in the financial statements are good. In this valuation, I assign considerable weight to the strategic changes that took place in Radom and to the supposed results of these efforts. Nevertheless, realization of the Company's forecasts should be followed up.

Results Summary

In reaching our conclusion as to the fair market value of the Company, we utilized the Discounted Cash Flow Approach. Based upon the foregoing, and in reliance thereon, the fair value of Radom Aviation Systems Ltd. is reasonably stated to be average of NIS 60.6 Million, and ranges from NIS 56.4 to NIS 64.8 Million. Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration is fair from a financial point of view.

The accompanying report summarizes the principles and procedures that were applied in this study as well as its findings.

Respectfully submitted,

Jacob Eshed
Jacob Eshed - Tesuot Consultants

Company overview

1.	General
Radom was established in 1988, and has been operating for the past 18 years in a variety of fields of activity, including the conversion and upgrade of fighter jets, airliners, transport airplanes and helicopters, such as: the conversion of airliners to transport airplanes, airplane upgrade through a combination of advanced systems etc. New Noga, which at the acquisition date was a wholly owned subsidiary of Star Night, acquired 70% of Chanoch Miller, a holding company that held directly and indirectly (through S.T.H.N. Ltd. – a holding company) 54.45% of Radom.

Within the framework of the Star Night and SDS transaction, the latter acquired about 65.18% of Radom's issued and paid up share capital, in consideration for $175 thousand, and against a $660 thousand guarantee provided to secure Radom's liabilities. The consideration for the acquisition of Radom's shares, as aforesaid, was provided as a loan from Star Night to SDS, in accordance with the provisions of a loan agreement entered into by Star Night and SDS upon completion of the star transaction on October 5, 2005. The said loan bears no interest, and is linked to the representative rate of the US dollar known at its grant date; it was granted for a period of no less than two years and no more than five years, to allow SDS to repay the loan out of its current revenues and/or out of credit facilities provided it by Star Night and/or under its guarantee.

Soon after the completion of Star Night's transaction and the acquisition of Star Night's holdings (through New Noga) in Chanoch Miller Ltd. ("Miller Ltd."), Star Night transferred to Miller Ltd. 1,280,000 ordinary shares of SDS, which represented at the time about 1.98% of its issued and paid up share capital, in return for Chanoch Miller's mediation in the acquisition of the control in Radom by Star Night, as well as in return for his agreement to the sale of Radom's holdings in Miller Ltd. and in S.T.H.N. Real Estate and Investments Ltd. Star Night and Miller Ltd. have entered into an agreement, according to which Star Night will purchase 1,280,000 ordinary shares of SDS that were transferred to Miller Ltd. as aforesaid.

The boards of directors of Miller Ltd. and S.T.H.N. resolved to distribute the entire consideration as a dividend (subject to the relevant provisions of the Companies Law). Upon payment of dividend, if approved, Noga Light will be eligible, for its holdings in Miller Ltd.'s shares prior to the Star Night transaction (70%), of approximately $110 thousand. In addition, upon completion of the Star Night transaction, Mr. Chanoch Miller acquired from New Noga its entire holdings in Miller Ltd. (70%) in return for Mr. Chanoch Miller's share in the said dividend, amounting to approximately $47 thousand. As of the report date, the said consideration was deposited with a trustee, who will transfer it directly to those entitled to the dividend payments, but only after the trustee is convinced that the Companies Law provisions relevant to the said dividend distribution were complied with.

On November 14, 2006, SDS submitted an immediate report according to which, subject to the General Meeting's approval of the change in Radom's capital structure, received on December 6, 2006, SDS acquired all holdings of the remaining shareholders of Radom ("the Sellers"). In frame of this acquisition, SDS acquired from the Sellers about 34.82% of Radom's share capital and voting rights, together with the Sellers' rights in shareholders' loans provided to Radom, in consideration for the allotment of 2,156,000 ordinary shares of Radom to the Sellers, representing (subsequent to the allotment) about 3.22% of SDS' share capital and voting rights. Subsequent to the said acquisition of Radom's shares and the allotment, SDS holds, as of December 31, 2006, about 73.22% of the said shares; subsequent to the balance sheet date the acquisition was completed, so that Radom's entire share capital and voting rights (100%) were ultimately acquired. The acquisition of all of Radom's shares (100%) was recorded in SDS' financial statements as of December 31, 2006.

2.	Description of the field of activity – aircraft upgrades
2.1.	General information about the field of activity
2.1.1	Structure of the field of activity and changes occurring in it

Radom's operations in this field are conducted through the subsidiary Radom, control of which was purchased by Radom in October 2006, within the frame of the Star Night transaction. Radom engages in the upgrade and conversion of aircraft in relation to various projects and in accordance with tenders and customer orders. In addition, Radom initiates projects in its field of engagement, in accordance with the occasional needs of its customers, which include the development of various assemblies for defense aircraft.

The main market Radom operates in is the upgrade and conversion of airplanes and helicopters (jointly: "aircraft"). This market is affected by the economic and political situation worldwide, and by the defense budgets of countries that are Radom's potential customers. In general, a decrease in defense budgets might actually increase the aircraft upgrading and conversion market, since aircraft upgrading constitutes a less expensive solution to the defense needs of countries, than the production and purchase of new aircraft. Still, an extensive decrease in budgets could lead to the cancellation of upgrading and conversion projects, or to a decrease in the scope of such projects. The economic and political situation worldwide and the relative power of countries affect the decisions of government and safety bodies pertaining to aircraft conversion and upgrading projects.

As of the date of this report, Radom operates mainly in the military market in Israel and abroad, as well as in the civilian market in Israel, at smaller scopes. Most of Radom's customers outside Israel are African and East European countries.

Aircraft upgrading and conversion projects in the civilian market are characterized by a significant financial scope (hundreds of millions to billions of dollars) and are carried out by international concerns and government bodies such as IAI and Elbit in Israel, and international companies such as THALES, BAE and EADS.

The military market is characterized by projects of a more varied scope, ranging from one million to hundreds of millions of dollars, and in this field Radom competes as the prime contractor for projects at scopes of up to 20 million dollars. However, Radom's policy is to also invest in the execution of projects of greater scopes. There are dozens of companies around the world who operate in Radom's areas of activity and in projects of scopes that are similar to Radom's. Due to the international character of the market, the companies' geographic location is of no importance.

2.1.2.	Changes in the scope of activity and profitability

A difference can be seen in profitability between projects for local customers with relatively low profitability and projects outside Israel where the profitability is higher. For this reason, Radom directs most of its marketing efforts outside Israel. Most of the projects planned for 2008 are for foreign bodies.

2.1.3.	Legislative restrictions, regulations and special constraints applying to the area of activity

There are restrictions and constraints in the industry that also apply to Radom in its engagements with defense parties; Radom is required to obtain permission from the Ministry of Defense to carry out export transactions. National security considerations and foreign affairs considerations sometimes prevent the Ministry of Defense from permitting Radom to engage in certain transactions.

2.1.4.	Critical success factors and changes.

The area of activity has several critical success factors associated with it, as follows:

(a)	Reputation and know-how – Radom has a reputation and know-how acquired over a period of about 18 years.
(b)	Close relations with customers - Radom has long-lasting close relations with its customers.
(c)	Establishment and maintenance of a marketing layout and distribution relations.
(d)	Flexibility and immediate delivery - Radom, being a medium size Israeli company, is able to provide quick response to customer needs at attractive prices.
(e)	Reliability and efficiency in the execution of works for overseas customers.
(f)	Company size- the company size in very important when dealing with big projects. Radom being a very small company has difficulties in receiving big projects.

2.1.5.	Main entry and exit barriers and changes occurring in them

(a)	Entry barriers

Operations in the international aircraft upgrade market require permits that are issued by standards institutes, aviation authorities and aircraft manufacturers. Radom has obtained such permits in countries in which it operates, providing it with an advantage in the execution of return projects on the same platforms. These standards are updated periodically and aeronautic companies are required to update their work methods periodically in order to maintain their permits. These standards constitute material barriers for new companies attempting to compete in the market.

(b)	Exit barriers

Regarding the company’s warranty for the quality of its products, the company grants warranty for its products, for an average period of 12 months. In addition, it occasionally engages in long term agreements (for terms of up to two years).

2.1.6.	Alternatives to the products and changes occurring in them

The market for aircraft upgrading provides a response to the need of air forces and airliners to adapt their aircraft fleets to accelerated technological developments. The alternative to the aircraft upgrading market is the market for the development and production of new aircraft. The company estimates that the field of aircraft upgrading has an advantage over the aircraft development and production field, since the cost of upgrading and renovating and aircraft is substantially lower than the cost of purchasing new aircraft.

2.2	Products and services

2.2.1
Within the frame of its field of activity, Radom engages in planning and production as well as in research and development, and provides products to the military and commercial markets. Radom engages mainly in the development of airplane systems and participates in projects involving the upgrade of military and civilian airplanes, including integration if new avionic systems in a variety of fighter jets, trainer aircraft, transport aircraft and helicopters.

2.2.2	In frame of the military projects, Radom provides the following services:

(a)	Conversion of civilian airplanes and their adaptation to military operations;
(b)
Upgrade of Russian made airplanes and helicopters (e.g. Mig 21, the Antonov 24, 26, 32 transport aircraft and the MI-8/MI-17 helicopters) with western avionics, armament systems and observation payloads;

(c)
Conversion of commercial and military aircraft for special military or government missions (marine patrol, surveillance, electronic warfare etc.) by installing electronic and electro-optic equipment in the aircraft. The variety of services provided in this framework ranges between integration of systems provided by the customer in an existing airplane and the acquisition of the airplane and provision of the systems integrated in it;

(d)	Upgrade of old fighter aircraft by integration of modernized systems;
(e)	Upgrade of transport airplanes for adaptation to international requirements, increased efficiency and operational safety;
(f)	Upgrade of trainer airplanes;
(g)	Upgrade of helicopters.

2.2.3
In frame of the civilian projects, Radom engages in the supply of tools for the manufacture of passenger airplanes, design of parts of IAI's business airplanes, upgrade of transport airplanes, upgrade of trainer airplanes and simulation systems and upgrade of helicopters.

2.2.4
In frame of its engineering projects, Radom engages in analysis of aerodynamic systems, dynamics systems and flight control systems, structural analyses (loads, static and dynamic pressure etc.) and initial estimate and detailed configuration design (including wind tunnel testing, fluid dynamics, data analysis and flight tests).

2.2.5	In addition, Radom engages in design (aeronautical planning) and production activity, including flight control content, software simulations, design and production of electronic systems etc.

2.2.6
For the most part, Radom provides its services to government and defense customers as their primary contractor, and to its civilian customers, who include large aeronautics companies and bodies, as sub-contractor (see details in Section 8.5 below).

2.2.7	The table below provides details of completed projects, the results of which were recorded in Radom's income statements for the year ended December 31, 2007 (in NIS thousands):

	2007
Project Description	Revenues attributed to the financial statements	Costs attributed to the financial statements	Recognized gross profit	Gross profit rate
Aircraft defense systems Installation	573	161	412	72%
Design of elements compatible to aircraft	427	140	287	67%
Mechanical production	166	166	0	0
Spare parts	988	987	1	0
Helicopter upgrade	1,096	1034	65	6%
Production	58	14	44	75%

2.2.8	The table below illustrates Radom's revenues from military and civilian projects in the years 2005-2007:

	2007		2006		2005
	Revenues (NIS thousands)	Percentage of revenues	Revenues (NIS thousands)	Percentage of revenues	Revenues (NIS thousands)	Percentage of revenues
Military projects	19,754	100%	21,499	91%	10,893	75%
Civilian projects (*)	-	-	2,167	9%	3,677	25%
Total	19,754	100%	23,666	100%	14,570	100%

(*) Most of Radom's revenues are from military projects. Occasionally, the company enters into civilian projects, as a subcontractor.

2.2.9
Approximately 55% of all revenues from existing projects are obtained by Radom as a subcontractor, and the balance is earned by it as a primary contractor. Project profitability is determined, inter alia, by the nature of the project (the type of work), its scope, the customer's identity and the destination country. No repeat pattern is apparent in the profitability rate of projects where Radom serves as a primary contractor and projects where it serves as a subcontractor, other than with respect to certain projects in Africa, where Radom serves as a primary contractor, and the profitability rates of which ate higher.

2.2.10	Radom's approximated gross profits in 2005, 2006 and 2007 amounted to NIS 5,974 thousand, NIS 8,697 thousand, and NIS 3,116 thousand, respectively.

Radom's gross profit rate in the field in 2005, 2006 and 2007 was about 41%, about 36% and about 16%, respectively.

It is clarified that the average gross profit rate from military projects and from civilian projects is similar.

2.3	New products
The company is finalizing its development, as a subcontractor, of two military aviation products, one in the UAV field and the other in the airplane armament field; the rights to each product are held by the customer. The company projects that in the second half of 2008 these products will enter serial production. The cost of finalizing the development of these products is insignificant.

2.4	Customers
Most of Radom's customers are governments and government bodies in Israel and abroad (most of its sales outside Israel are in Eastern Europe), or aeronautic companies and large bodies. For customers of the first type, Radom conducts mainly aircraft upgrades as a primary contractor, while for customers of the second type, Radom conducts mainly design, integration and installations of specific systems and engineering services as subcontractor. In 2007, all of Radom's revenues were derived from ventures carried out by Radom for the military market, in some of which Radom acts as the primary contractor. Below are additional details of the distribution of Radom's sales in the field of aircraft upgrade in Israel and abroad (the data were taken from Radom)

	2007		2006		2005
	Sales (NIS thousands)	Percentage of total revenues in the field	Sales (NIS thousands)	Percentage of total revenues in the field	Sales (NIS thousands)	Percentage of total revenues in the field
Outside Israel	12,665	64%	13,399	57%	9,719	67%
Israel	7,089	36%	10,267	43%	4,853	33%
Total	19,754	100%	23,666	100%	14,570	100%

Major projects carried out by Radom as the primary contractor are usually military projects, while in the civilian sector Radom operates mainly as a subcontractor; projects carried out as subcontractor are naturally of a smaller scope. The reason for this is that in the civilian field the scope of projects is usually in the hundreds of millions of dollars (at least), a scope in which Radom is unable to compete, and that is controlled by a number of international aeronautic concerns.

Radom usually engages its customers, both as primary contractor and as subcontractor, by participating in a closed tender for a number of bodies in its area of activity (three to five bodies on average) or through direct contact established between Radom and the customer though prior knowledge or the mediation of an agent.
Radom customarily invests in preparing proposals for its customers, comprising an analysis of the project, drawings, plans and at times also prototypes, 2% to 3% of the total consideration expected from the project.

The period of time elapsing from the bid date to the date on which a binding agreement is signed between the parties is two years on average for projects in which Radom is the primary contractor, and up to six months for projects in which it is the sub-contractor.

Radom carries out contractual works mainly for major Israeli bodies in the aeronautics field, such as IAI, Elta, the Ministry of Defense, Elisra etc. For projects in which Radom serves as the primary contractor, it sometimes engages these bodies as subcontractors for these projects. It engages these bodies through work orders to be carried out by Radom in accordance with a pre-set specification. The vast majority of the works carried out by Radom are paid for in a lump sum, rather than on the number of work hours.

The work orders are accompanied by general terms of engagement that differ between customers and comprise mainly the terms of payment, the right of the customer to change or cancel the order, NDA, faults liability and liability insurance that apply to Radom, and at times, non-competition agreement for a limited period. The payment terms are usually set based on milestones and progress of the works.

The customers' terms of payment range, in all the above alternatives, between cash and 120 days from the invoice date, and on an average of 60 days. These alternatives reflect the terms of engagement with the customers and the actual situations.

The table below specifies main customers of the aircraft upgrade sector:

Customer	2007	% of revenues from Radom's total revenues in 2007	Percentage of revenues from the sector's total revenues 2007
Rafael (Armament Development Authority)	2,877	2.3%	14.6%
Government defense corporation (Israeli)	1,595	1.3%	8.1%
Customer A	5,692	4.5%	28.8%
Customer B	6,927	5.5%	35.1%
Total	17,091	13.6%	86.6%

2.5	Marketing and Distribution

Radom markets its operations through its employees, sales persons worldwide in locations where agents may operate or by marketing itself, through security bodies in Israel and worldwide.

Radom has written agreements with about 30 agents in various countries worldwide, to whom it undertook to pay commissions for projects it obtains through these agents. The commissions range from 5% to 25% and on average about 15% of the revenues deriving from the project, depending on the country and on the scope of the project. In most of the agreements, agents are not granted exclusivity in the country where they operate. The agents are usually experts in aeronautics and/or in fields that are similar to Radom's activity, and many times thy have close relationships with potential customers in the countries where they operate.

The marketing commissions paid by Radom to it agents in 2005, 2006 and 2007 amounted to approximately NIS 223 thousand, NIS 2,427 thousand, and NIS 1,817 thousand, respectively.

2.6	Backlog

2.6.1
The table below provides backlog details as of December 31, 2006, December 31, 2007 and immediately prior to the date of this report, by the period of recognition of the expected income (in NIS thousand):

Period of recognition of the expected income	Backlog as of December 31, 2006	Backlog as of December 31, 2007	Backlog immediately prior to the publication date of the annual report (March 31, 2008)
2007	15,535	-
First Quarter, 2008	2,228	3,000	921
Second Quarter, 2008	2,360	4,000	5,668
Third Quarter, 2008	1,731	1,731	1,731
Fourth Quarter, 2008	-	-	-
2009 (and thereafter)	-	-	-
Total	21,854	8,731	8,320

2.6.2
Orders in the amount of NIS 10,221 thousand, that were included in the backlog as of December 31, 2006, were not realized, and as of the date of this report there is no certainty that they will be carried out. The orders were not included in the backlog as of the report date.

2.6.3
The revenues from works in accordance with the execution agreement are recognized based on the percentage of completion method, provided that the following conditions are complied with: the revenues are known or can be estimated reliably, the revenues are likely to be collected successfully, the costs entailed in carrying out the work are known or can be estimated reliably, no significant uncertainty exists as to the ability of the executing contractor to complete the work and comply with the contractual terms it has entered into with the customer, and the percentage of completion can be estimated reliably. The percentage of completion is determined based on the completion of engineering stages of the work. In respect to jobs where a loss is expected, a provision is made for the entire expected loss.

2.7	Competition

Radom has several competitors in Israel and abroad.

In Israel, most of the competitors are leading defense bodies in Israel, that have a higher professional capability than Radom's, as well as engineering companies that have lesser professional capability than Radom's, however this capability is sufficient to obtain work as subcontractors.

Most of the competitors abroad are companies that are considerably larger than Radom, such as Lockheed Martin, Boeing, Thales and Bae, that attempt to gain projects by utilizing inter-country relations, government support and prevention of competition. Radom usually has an advantage over its competitors due to its ability to offer lower prices than theirs, inter alia based on the calculation of a working hour and accompanying overhead (mainly because Radom's salary expenses are relatively lower than those of its competitors - the defense industries in Israel).

Radom has further advantage due to the flexibility that characterizes its work and that allows it to work at the customer's site. In addition, Israeli companies have the advantage of being able to obtain qualified workforce in the aeronautics field, due to the experience this workforce gains while it serves in the Israeli air force. Radom has a disadvantage in certain countries, those that do not have diplomatic relations with Israel and that exclude it from participating in tenders for the sole reason that it is an Israeli company.

The company assesses that its market share out of the entire aircraft upgrade field in Israel and/or abroad is insignificant.

2.8	Production capacity

The production capacity of Radom's facility in Petach Tikvah cannot be measured quantitatively, since Radom manufactures for various projects according to the order level and in accordance with customer demands. Radom's management estimates, that the actual production capacity was about 70% of the maximum operational capability in 2005 and 2006 (based mainly on workforce).

Radom effects regular improvements and upgrades of the equipment and machinery in its facility in order to maintain the quality of its work.

The scope of investments and upgrades in the production capacity in the years 2005-2007 was insignificant.

2.9	Fixed assets and facilities

2.9.1
Radom owns the first floor of a building in Kiryat Arye, Petach Tikvah, including 24 parking spaces. The area of the structure is about 2,000 sq.m. (including the additional area acquired in 2007 as specified below) and it is attached in favor of Bank Leumi. Radom's offices, New Noga's offices and Radom's aircraft upgrade production facility are located in this building, as are machinery and computerized equipment.

In 2007, Radom entered into an agreement with a third party for the purchase of about 430 sq.m. (gross), adjacent to the structure in which Radom's facility and offices are located, in consideration for 430 thousand dollars ("the Additional Area").

2.9.2
Radom owns capitalized lease rights, in accordance with lease agreements entered into with the Israel Land Administration, in respect of a property in Migdal Haemek, in effect until August 31, 2029. A building area of 850 sq.m. is built on the property. The property is rented to a third party for monthly rental fees in the amount of approximately NIS 13 thousands.

2.9.3	Radom owns several vehicles under financial and operational leasing that are used by its employees.

2.9.4	Radom further owns computer equipment, including servers, desktop computers and laptops, and accompanying equipment and furniture.

2.9.5	The depreciated cost of the fixed assets used for this activity as of December 31, 2007 is approximately NIS 12,117 thousand.

2.10	Research and Development, Engineering Department

As of the date of this report, Radom does not conduct research and development projects that are not financed by its customers. Most of its research and development activity is conducted by its engineers. In frame of the various aeronautics projects, most of the products are integrative, and are therefore protected not by patent but rather through the accumulated know-how.

As of December 31, 2007, Radom employed 2 engineers and practical engineers in various fields.

In 2005-2007 Radom invested in the development of 2 products for Rafael, in the amount of NIS 2 million. Radom assesses that the investment will be repaid in upcoming years through orders that will be received from Rafael or from customers overseas.

2.11	Human Resources

Radom's workforce comprises mostly skilled engineers, practical engineers and production personnel, who have accumulated considerable experience in the aeronautics field. Such experience is required, since this field requires training and many years of experience, being a conservative field with strict demands, some deriving from standards with which compliance is required in the field, and others from Radom's accumulated aircraft upgrade experience. A large part of Radom's workforce has seniority of over 10 years in the company. Radom has no dependence on any of its employees in its field of activity.

The company invests, from time to time, in professional training of its employees according to the type of the employee and the field of activity; mainly in the fields of computerization and software that are relevant to its field of activity.

Radom's workforce, 2006 -2007:

	As of December 31
Occupation	2007	2006
Management	1	2
Administration	1	6
Marketing	1	1
Finance	2	3
Production	11	14
Quality Assurance	1	2
Engineering	12	23
Procurement and Logistics	1	3
Total	30	54

As of the publication date of the financial statements, Radom employs about 30 people.
Due to the decrease in Radom's business, in the second half of 2007 it reduced the number of its employees. This reduction corresponded to the new management's wish to change the workforce structure in view of the planned change in Radom's operation strategy.

The employees in the company's field of activity are employed under personal contracts, which include social benefits (such as Directors insurance etc.).

2.12	Raw materials and suppliers

Radom carries out some of its works through subcontractors, mainly in projects in which it serves as the primary contractor, according to the type of work and its scope.
Radom tends to employ subcontractors, mainly in works that are related to aeronautics equipment and mission equipment used by it to carry out aircraft upgrades and system integration, and it purchases engineering services in specific fields of expertise, such as flight services for pilot tests, procedure writing and training services etc.

For projects in which subcontractors serve at a significant scope, Radom customarily obtains the customer's approval of the subcontractors' identity. For every project, Radom identifies all bodies that may be suitable sub-contractors and requests proposals from them, based on specifications dictated by the Company. The proposals received are reviewed on the technical level as well as on financial and management levels.

Engagement with the subcontractors is contractual, includes technical and financial terms, and many times it also includes the relevant part of Radom's undertakings towards the customer, back to back (including warranty for components that are purchased by it from the subcontractor).
Radom does not depend on a specific supplier and/or subcontractor.

2.13	Working Capital

2.13.1	Raw materials inventory policy

Radom does not equip itself with raw materials, but rather purchases them as required in practice for the projects in-progress.

2.13.2	Finished products inventory policy

Radom does not hold a finished products inventory. It does not manufacture for inventory.

2.13.3	Finished products inventory policy

Radom grants a 12-month warranty for works in projects carried out by it. In 2006 and 2007, the scope of repairs carried out in the frame of the warranty was insignificant amounts.

2.13.4	Customer credit

Radom grants customers in Israel and abroad credit for periods ranging from cash to 120 days from the end of the present calendar month, according to the type of customer, the type of engagement with it, and the scope of the order. Radom sells to customers abroad, mainly in cash or against letters of credit. The average credit periods granted to customers in the years 2005, 2006 and 2007 was about 67 days, 57 days and 70 days, respectively. The average credit volume granted to customers in the years 2005, 2006 and 2007 was approximately NIS 3,000 thousand, NIS 3,992 thousand and NIS 1,584 thousand, respectively.

2.13.5	Supplier credit

Radom customarily enters with its principal subcontractors and suppliers into back to back agreements, for agreements it has with its customers, in respect of the credit terms granted. Radom enjoys the credit terms that are customary in the market.

The average periods of credit from customers in 2005, 2006 and 2007 were about 164 days, 200 days and 100 days, respectively. The average credit volume granted by suppliers in the years 2005, 2006 and 2007 was approximately NIS 3,970 thousands, NIS 4,925 thousands and NIS 3,650 thousands, respectively.

Most of the increase in payable days outstanding between 2005 and 2006 is due to improvement of its terms opposite suppliers following Radom's purchase in the fourth quarter of 2005.

2.14	Goals and Business Strategy

2.14.1	Strategic Organizational Goals

Radom’s strategic goal in its area of activity is to tighten its contact and relations with defense bodies in Israel and worldwide, and to expand its operations and marketing efforts worldwide. This, inter alia, by creating joint ventures involving developing technologies with the large defense industries, in fields that are not in its business core, based on its capabilities. This is in light of the strategic changes in the large defense industries that are increasingly focusing on their principal business cores and directing advanced technologies outside their business cores. Radom is a natural partner to these activities, in view of the management focus, the flexibility and the low overheads characterizing small companies such as itself.

In frame of Radom's effort to minimize the uncertainty entailed in and dependency on receipt of future projects, and in order to create continuity of revenues, it is examining a new approach, in frame of which it will examine the possibility of manufacturing its own on-the-shelf products in 2008, other than only in frame of specific projects, as a subcontractor.

2.14.2	Marketing and Geographic Deployment Strategy

Strategy entails marketing through agents, while placing an emphasis on maximum deployment in most countries worldwide and tightening of relations with safety bodies in Israel and worldwide and marketing the company through them.

2.14.3	Manufacturing Strategy

Radom intends to expand its operations in the field of mission airplanes, trainer airplanes and helicopter upgrades - fields that are expanding now that the safety budgets of countries are decreasing, since the cost of training in trainer airplanes offered by Radom are significantly cheaper than that of its competitors, and Radom has know-how and relative advantage in the mission airplanes and helicopters fields that are also used for civilian and police uses.

2.15	Intangible Assets

Radom markets and distributes its products and services in its field of activity under the RADOM brand. It has not registered the name as trademark, and assesses that this does not lead to exposure for the company.

2.16	Restrictions and Supervision

Radom operates in accordance with ISO 9001, and an equivalent standard awarded by I-QNet (international standards pertaining to the quality management system), in effect until October 31, 2009.

Radom complies with all the requirements that prescribe these approvals and that are required for its activity as an approved contractor of the Ministry of Defense, leading aeronautical industries and dozens of countries worldwide.

3. Recent Developments

Radom presented poor financial statements for the year 2007 (see below), that reflect failure to meet projections, a decline in sales towards the end of the year, a sharp increase in production costs, a substantial operating loss, a sharp increase in the deficit, to over NIS 12 million, and a backlog that does not indicate the sharp increase that would allow Radom to recover from its present state. This is indeed an outlook that requires a thorough examination of Radom's ability to continue existing as a standalone company.
Nevertheless, during the past nine months several changes occurred in Radom. In the middle of the past year, the management was replaced. Under the new management: a sharp decrease in the number of employees to 30, and transfer of the simpler production works to subcontractors in Israel and worldwide. A concurrent decrease was affected in the general and administrative expenses. Radom's strategy changed, and at present it strives to focus on a narrower and more profitable number of fields. It was made clear that the management, with the assistance of the Group's management and with its active participation, has initiated a sales promotion campaign with an emphasis on more prestigious airplanes and helicopters upgrade works, on a larger scale. This activity places Radom opposite two giants in this field of activity, IAI and Elbit. Naturally, attention was removed from the marketing of the ordinary projects that Radom has engaged in recently.

•
Radom has engaged in the development of products together with Rafael; in 2007, approximately NIS 4 million of the expenses were development expenses derived from these products. The product belongs to Rafael, but it was agreed that Radom will be the product's manufacturer and that it will market it worldwide. This R&D expense should lead to Radom's loss in 2007 being perceived differently, since most of this loss in is due to the R&D that is more of an investment than an expense. The product will be marketed in Israel commencing at the end of 2008, and budgets have already been allocated for this. Since it is a defense product, it has great worldwide marketing potential, and two NATO members have shown substantial interest in it. The second product is an attack product, a type of air to air launcher. An Eastern European country was the first to order this product, in the amount of approximately $700,000. The project is conducted though Rafael.

•
In the second half of 2007, Radom began returning to the market in which it was active for many years in the past - aircraft upgrade. Since Radom is small, but has substantial accumulated knowledge, the direction was cooperation with large local companies. The first contact was created in the beginning of this year, with a large company and NATO member, who is connected to the local navy; the transaction involves the upgrade of 8 navy aircraft and 3 more aircraft in the future. The engagement will be completed during the present year. The engagement with the local Radom already exists. These are projects of scopes that Radom hasn't known for many years.

•
An upgrade project in an African country - Radom is competing with IAI for a project in the range of $11 million. Negotiations are taking place between Radom's representatives and IAI about collaboration. The results will be known soon.

In a conversation with Radom's CEO it was learned that the present perception of Radom in the group has changed, and it is believed that this change in approach will soon be reflected in the Company's business results. This will happen not in 2008, but later. Radom's projection for 2008 is based mainly on backlog and certain projects. The management is unable to present a projection for the period subsequent to 2008, since each of the projects mentioned is at a very high financial scope relative to Radom's annual scope of operations in recent years, including the projections for 2008. Radom's management is now cautiously optimistic about its chances of recovery and future breakthrough.

B.	Financial Statements Analysis

In NIS thousands	2005	2006	2007
Current Assets			
Cash and cash equivalents	406	4,405	2,260
Short term deposits	0	5,201	
Trade receivables	3,811	7,447	5,853
Other payables	581	825	1,012
Inventory	489	846	896
	5,287	18,724	10,021
Long-Term Debt Balances			
Related parties	59	0	
Fixed Assets			
Cost	18,212		
Less accumulated depreciation	7,710		
	10,502	10,721	12,118
	15,848	**29,445**	**22,139**
Current Liabilities			
Credit from banks and other credit providers	8,530	10,132	15,195
Trade payables	3,851	8,914	3,651
Accounts payable	4,649	12,255	5,984
	17,030	31,301	24,830
Long-Term Liabilities			
Debt to a related party			8,953
Long-Term Loans	3,786	2,807	-
Excess of liabilities over investment in an investee	187	148	
Severance pay, net	2,515	1,737	1,036
	6,488	4,692	9,989
Agreements, Contingent Liabilities and Liens			
Shareholders' Equity	(7,670)	(6,547)	(12,680)
	15,848	**29,446**	**22,139**

Current Assets - sharply declined in 2007, to approximately NIS 10,021 thousand. In 2006 this item amounted to approximately NIS 18,143 thousand, compared with NIS 5,287 thousand in 2005, which constitutes an increase of about 240%. This item increased in 2005 (by about 1%) compared with 2004 - approximately NIS 5,229 thousand. The changes in this item derive from changes in scope of activity.

Trade receivables decreased significantly in 2007, to NIS 5,853 thousand, which is due to a decrease in sales at the end of the year. Cash and short term investments in 2007 declined to a very low level, since the case was used to finance the accumulated losses.

Fixed Assets - there was no significant change in Radom's fixed assets. In the past three years, Radom maintained fixed assets in the amount of NIS 10 to 12 million, through current investments in the depreciation amount.

Current Liabilities - as of December 31, 2007, this item amounted to approximately NIS 24,830 thousand, compared with approximately NIS 31,301 thousand in 2006, which reflects a substantial increase of about 86% compared with 2005, when the current liabilities amounted to approximately NIS 17,030 thousand (nearly 16% increase). In 2004 it amounted to approximately NIS 14,628 thousand. The change derives directly and reflects the change in the scope of business activity, and the improvement in credit terms that Radom has obtained from its suppliers, and mainly from an advance payment received from a customer, that significantly increased the accounts payable.

Long-Term Liabilities - the long term liabilities increased due to capital raised from a related party, in the amount of almost NIS 9 million. As of December 31, 2006 this amounted to approximately NIS 4,692 thousand, a decrease compared with approximately NIS 6,488 thousand in 2005, while in 2004 this item amounted to approximately NIS 7,263 thousand. The changes derive mainly from the repayment of a long term bank credit, which increased the short term bank credit, and financing provided by a related party. Radom also reduces the severance pay fund accordingly.

Shareholders' Equity - Radom’s shareholders' equity is at a substantially negative amount, and amounted in 2007 to approximately NIS 12,680 thousand. In 2006 the negative shareholders' equity amounted to approximately NIS 6,547 thousand, compared with approximately minus NIS 7,670 thousand as of December 31, 2005 and compared with 2004, when this item amounted to approximately minus NIS 5,605 thousand. The increase in the shareholders' equity deficit derives from a loss in 2007 (see the table below for analysis of this loss).

In summary, Radom's financial state worsened significantly, and the gap between its financial assets and liabilities increased. Radom relies on credit provided by the Group, and it certainly cannot continue to stand on its own without this massive assistance.

Profit and Loss

For the year ended December 31
in NIS thousands	2005	2006	2007

Sales Revenues	14,570	23,955	19,857
Change in sales

Salaries	3,301	4,489	4,263
Materials procurement	1,522	4,958	4,768
Subcontractors	2,935	4,965	5,842
Depreciation	131	110	236
Manufacturing and miscelleneous			408
Overseas Travel and miscelleneous	407	736	1,497
Inventory Reduction	300		(50)
Cost of sales	8,596	15,258	16,964

Gross Profit	5,974	8,697	2,893

Research and Development Expenses, net	0	0	0
Sales and Marketing Expenses	1,580	3,618	2,971
General and Administrative Expenses	4,954	3,503	5,935
Total Expenses	6,534	7,121	8,906
Operations Profit	(560)	1,576	(6,013)
Balances cancellation			1,681
Financing	1,162	1,348	914

Loss before income tax	(1,722)	228	(5,246)

Profit	(1,722)	228	(5,246)

Sales revenues– Radom's sales declined in 2007 approximately NIS 19,857 thousand, compared with NIS 23,955 thousand last year, a sharp 17.1% decline. Last year, there was a 64.4% increase compared with approximately NIS 14,570 thousand as of December 31, 2005. In 2005 there was an 18% decline in Radom's sales relative to 2004. 2007 was a disappointing year. Radom's sales declined, contrary to the projections prepared last year, according to which 2007 should have shown an increase in revenues. Another worrying phenomenon apparent in the company's sales conduct is the substantial volatility in the scope of activity.

Production costs– the ratio of production costs to sales has increased. While in 2005 this ratio amounted to about 59%, and in 2006 it increased to 64%. In 2007 the production costs increased sharply to over 85%. The sharp increase in 2007 is due to substantial expenses entailed in the development of two products together with Rafael. A considerable share of the development expenses were absorbed by the company, creating a significant loss that was expressed in the relative increase in production costs. The company's basic production function did not change.

Expenses– Radom's expenses increased in 2007. An especially significant increase was recorded in the general and administrative expenses, partially due to the management's replacement.

Operating profit– as a result of the aforesaid, that is a combination of decreased sales, increased development costs and decreased gross profit, and increased expenses, Radom incurred extraordinary operating loss, compared with last year's profit. Radom's operating loss amounted to approximately NIS 6,013 thousand, about two thirds of which derive from the company's decision to absorb a substantial part of the development expenses of the two products. Of the remaining third, some derives from an increase in administrative expenses resulting from the decision to replace the company's management. There is no doubt that such an outlook, reflected by the financial statements, requires a thorough examination of the profitability Radom's continued operation, both in view of the poor results and in view of the considerable deficit accumulated in Radom's equity, which burdens it and makes it a financial burden on the parent company.

Net profit– Radom's net loss amounted in 2007 to approximately NIS 5,246 thousand. This amount joins the considerable loss accumulated in Radom’s equity, significantly increasing the equity deficit.

Taxes– Radom has accumulated losses for tax purposes, which will be taken into account in future tax payments, should the company generate profits.

C.	Risk and Opportunity Factors

Risk factors:

•
Radom operates mainly in the defense military and aviation market, in Israel and worldwide. Decisions in this market are made by government bodies and are dependant on defense budgets. Failure to gain a project, or delay or cancellation of a project, could cause significant fluctuations in the company's sales turnover and its profitability.

•
Sales of security products to countries outside Israel require the approval of the Ministry of Defense, which may choose to direct the company to change its areas of export as well as to terminate existing contracts. Radom has a general permit granted by the Ministry of Defense and renewed annually, enabling it to negotiate for the provision of its products to many countries. Entering into each specific transaction requires receiving special approval from the Ministry of Defense.

•
Some of Radom's sales are abroad and are denominated in dollars. Sales in Israel are in shekels, and some are linked to the dollar. Some of the expenses of the parent company, such as salary expenses and local services, are in shekels. Most of the raw materials are purchased in dollars and in euros. Exchange rate fluctuations (mainly in the US dollar and euro) against the NIS could improve or erode the company's profitability. This factor has a significant effect on the company's business.

•
Radom is unable to participate in major tenders due to its size. It therefore participates in the projects of large manufacturers in the industry. As Radom grows, its ability to integrate into larger projects as a leading manufacturer will grow. At its present size, Radom is finding it considerably difficult to function in a market where most of the players are large companies.

•	As a company that operates in the aviation field, Radom is exposed to decisions of the US government with respect to certain technologies that are allowed to be sold to certain countries abroad.

•
At any given moment, Radom has several major customers that represent a large part of its sales turnover. Due to the small number of customers, discontinued engagement with any customer could reduce its revenues significantly. The management estimates that this factor has a medium effect on the company's business.

•
The company has short term and long term shekel credit from banks, and is therefore exposed to the fluctuations in the shekel interest. The management estimates that this factor has a medium effect on the company's business.

•	Credit risks: the company sells mainly to major government, institutional and business entities, that are financially stable, so that only a low exposure exists to customer credit risks.

Opportunity factors:

•
As aforesaid, Radom engages in the various aviation fields and obtains projects through participation in tenders. Joining the Star Night Group will allow it to portray to customers a more substantial general scope of activity and more established financial backing, which increases its ability to participate in and win larger tenders than those it has participated in and won to date.

•
Radom has existed for many years, during which it succeeded in accumulating vast amounts of specific and general knowledge in a wide variety of activities. Its ability to provide immediate solutions in multiple fields is high, in light of the vast technology at its disposal.

•
The worldwide market has expanded with respect to the war on terrorism. Smaller tenders are published and less large scope tenders, which fits the company's nature. Many of the projects are upgrade projects, a field that is expanding at the expense of the purchase of new tools. The purchase of new platforms is expensive, while the cost of communication systems, night photography, navigation systems and other inclusive systems is declining. These two facts make upgrading more worthwhile.

•
The direction of Radom's operations tends towards activities with high added value. According to Radom's strategy, there is no advantage in the basic "garage" type activity. Radom attempts to compete mainly in projects of an engineering nature, systems integration and implementation of its advantages for projects involving a small number of aircraft.

•
Radom has a skilled engineering workforce, some of it with significant seniority, that provides the company with an advantage in projects involving system and platform integration, in which the company has the advantage of proven know how and experience.

•	Cooperation with leading companies in Israel, in the security field, such as: IAI, IMI, Rafael and others.

D.	Valuation Methodology

Radom's business activity has existed for many years, which indicates continuity and a history that allows building a limited future forecast. In addition, Radom has established contact that is not one-time in nature, with customers that may return to it in the future (see also "recent developments" above). Therefore, in my opinion the most suitable method for valuating the business activity is the discounted cash flows (DCF) method. This valuation will be based on a forecast of the business results in the years 2008 to 2012, and on assumptions about Radom's permanent growth rate after 2012. Once the business activity is valuated, including the terminal value, the net financial liabilities will be deducted from this value (after deducting the financial assets value). See Appendix A for a detailed explanation of the method.

Nevertheless, one should not disregard the fact that Radom operates based on projects the duration of which is two to three years at the most. There is no way to forecast at present the projects that Radom will carry out over the next few years. There is more information about the years 2008-2012, and the basis for this forecast is ongoing projects specified in the backlog. Some projects are currently being negotiated by Radom, and some significant engagements cannot be disclosed for security reasons.

E.	Valuation – Radom

Detailed notes to the forecast model

Sales (1) – As aforesaid, most of Radom's sales are to defense bodies. The management of the parent company Radom provided us a sales forecast for 2008; the forecast for 2008 is based on a backlog. As for the subsequent years, the forecast is based on expected sales. The forecast is contingent of the receipt of orders and on winning tenders, and the management has calculated a respective win probability for each of the included transactions, the sales for each year, as provided in our valuation below, reflect this probability.

Since the transactions cannot be specified and explained for confidentiality reasons, we will settle for presenting Radom's total forecast activity scope for the years 2008 – 2012. The sales data specified in the forecast reflect Radom's sales expectation for each year, subject to the probability of the work being carried out that year. The forecast presented is the management's forecast.

Cost of sales (2) – Radom's cost of sales makes forecasting difficult, since some of the projects are material rich but in most the material component is small. On the other hand, in some of the projects wither the work component or the subcontractor’s component is dominant. Radom tried to maintain gross profitability regardless of the composition of the production expenses. Therefore, it is possible that the internal structure of the production cost components will be very different in practice, compared with the forecast. Radom strives to maintain a gross profitability rate of at least 40%. Examining past results, we have reached the conclusion that to date Radom has achieved an average gross profitability rate of 38% only, and this will be the rate used in the model. This rate was not maintained in 2007, but this is due to the fact that Radom's costs included development costs that Radom has decided to absorb for business advantage reasons; therefore, Radom's gross profitability in 2007 is not representative.

Research and development (3) – Radom has substantial know how that has accumulated in its employees for many years. Renewal and update should be invested in of course, but Radom's management has decided in this stage to refrain from investing in R&D in its traditional fields of activity. This, of course, until its shareholders' equity improves and its deficit declines. The forecast reflects this policy. Radom engages in R&D only in cooperation with other large bodies, and at present it does not have a defined R&D program of this type.

Sales and marketing (4) – the sales and marketing expenses comprise fixed marketing expenses and agent commissions. Agent commissions are paid in transactions with parties overseas. There are no marketing commissions on transactions in Israel, so the sales composition determines also the amount of the sales and marketing expenses. The forecast is based on the mix of expected projects.

General and administrative expenses (5) – Radom maintain the scope of general and administrative expenses, and do no intend to increase them substantially. In 2007 its expenses were extraordinary.

Depreciation (6) – includes depreciation on buildings, computer equipment, furniture, vehicles and demonstrative inventory. This item includes the depreciation usually recorded in several expense items (sales cost, marketing, and general and administrative).

Income tax (7) – Radom has losses for tax purposes in the amount of approximately NIS 19 million. As of the draft of financial statements for the year 2006, Radom has yet to present these losses as a tax asset, but it will not be taxed for several years.

Investments (8) – Radom has investment plans designed to increase its production capacity. It has also acquired another real estate property, in the beginning of 2007 (see details above).

Working Capital requirements (9) –

Radom has negative working capital, meaning that it obtains business credit in amounts exceeding the business credit it grants and needs. Due to the substantial deviation in the other payables item, we will set the working capital needs at 34%. The decrease in 2007 was due to a decline in the activity and to R&D activity (expense without revenues), hence it is not representative.

Capitalization rate (10) - the long term risk free interest rate of government bonds is about 4.2%. The return on the Israeli stock market 10 years back is 10.8%. The un-leveraged beta of the companies engaged in the military field is 1.56. Radom's beta based on a credit to value ratio of 10% and an effective tax rate of 0 for a significant number of years is 1.79.

4.2% + 6.6*1.79=15.8%

Since Radom is a small, private company, whose shares are not listed on the stock exchange, in our opinion a premium of 4% should be added for additional risk. The capitalization rate obtained is around 20%.

In our opinion Radom is unable to obtain credit from financial institutions without relying on external sources, due to its capital deficit and its consistent losses to date. The credit that Radom has relies inter alias on securities provided by the Group. By pledging proceeds from its very secure customers, Radom is able to obtain short term credit at 10% of its value at the most. Accordingly, the WACC will be:

20%*90%+7.5%*10%=15.50%

Growth rate (11) - the terminal growth rate was set at about 2%, based on the expected worldwide annual GDP growth rates for the long term.

Value at the end of the period - terminal value (12) - calculated using the Gordon formula, based on the perpetual cash flow, that is based on a forecast drawn for this purpose for the year 2008, and assuming a growth rate. The terminal value was capitalized for 3.5 years, as in the last forecast year.

Net financial liabilities (13) - according to the balance sheets dated December 31, 2007, in NIS thousands:

Income statement forecast

For the year ended December 31
in NIS thousands	2008	2009	2010	2011	2012

Sales revenues	26,150	40,000	60,000	75,000	85,000
Salaries	3,500	3,850	4,235	4,659	5,124
Materials procurement	5,492	8,400	12,600	15,750	17,850
Subcontractors	6,408	9,802	14,703	18,379	20,829
Depreciation	400	800	1,000	1,200	1,200
Manufacturing and miscelleneous	700	1,071	1,606	2,008	2,275
Overseas travel and miscelleneous	1,500	1,700	2,000	2,100	2,150
Cost of sales	18,000	25,623	36,144	44,095	49,429

Gross profit	8,150	14,377	23,856	30,905	35,571

Research and development expenses, net	-	-	-	-	-
Sales and marketing expenses	2,310	3,533	5,300	6,625	7,509
General and administrative expenses	3,533	4,100	4,900	5,500	5,900
Total expenses	5,843	7,633	10,200	12,125	13,409
Operating profit	2,307	6,744	13,656	18,780	22,163
Tax	-		927	4,695	5,541
Profit	2,307	6,744	12,729	14,085	16,622

Cash Flow Projection
in NIS thousands	2008	2009	2010	2011	2012
Net profit (loss)	2,307	6,744	12,729	14,085	16,622

Depreciation (6)	400	800	1,000	1,200	1,200
Investments (8)	(1,000)	(1,600)	(2,000)	(1,200)	(1,200)
Working capital (9)	1,761	3,878	5,600	4,200	2,800
Net operating cash flow	3,468	9,822	17,329	18,285	19,422
Capitalization period	0.5	1.5	2.5	3.5	4.5
Capitalized cash flow	3,179	7,566	11,218	9,947	8,878

Valuation (NIS thousand)
Capitalization rate (10)	19.0%
Growth rate after 2008 (11)	2%
Long term annual representative cash flow	16,954
Present value of the cash flow until 2012	40,788
Terminal value, capitalized (12)	45,590
Net financial liabilities (13)	(25,731)

Total company value	60,648

Sensitivity Analysis – valuation changes due to changes in the capitalization rate (rows) and in the perpetual growth rate (columns)

Change in Capitalization Rate

Change in perpetual Growth Rate	60,648	16%	17%	18%	19.0%	20%	21%
	0	71,416	65,315	59,895	55,049	50,690	46,750
	0.50%	73,410	67,026	61,374	56,335	51,816	47,740
	1.00%	75,536	68,843	62,939	57,693	53,001	48,780
	1.50%	77,809	70,777	64,599	59,128	54,250	49,874
	2.00%	80,244	72,841	66,363	60,648	55,569	51,025
	2.50%	82,860	75,046	68,240	62,260	56,962	52,238

Conclusion

The fair value of Radom Aviation Systems Ltd. is reasonably stated to be average of NIS 60.6 Million, and ranges from NIS 56.4 to NIS 64.8 Million. Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration is fair from a financial point of view.

Star Night Technologies Ltd.

Valuation of the Company
as of February 28th, 2008
Signing Date of the Agreement with Lapis
Technologies Inc.

May 2008

May 25, 2008

To:    Mr. Harry Mund
Lapis Technologies, Inc.

Re: Star Night Technologies Ltd.
Valuation of Shares as of the Valuation Date

A.	General

We were requested by Mr. Harry Mund and Lapis Technologies, Inc. (hereinafter respectively: “Mund” and “Lapis”) to render our opinion as to the fair value of Star Night Technologies Ltd (hereinafter: “Star Night” or “the Company”) as part of the fairness opinion that we are preparing under an agreement between LAPIS and Star Night, dated February 28th, 2008 (hereinafter: the “Agreement.) Star Night is a holding company which fully owns the subsidiary SDS (Star Defense Systems) Ltd. ("SDS") and its subsidiary New Noga Light (2000) Ltd. (hereinafter "New Noga"), Night Light Ltd.( hereinafter: "Night Light") , Radom Aviation Systems Ltd. (hereinafter "Radom") and Magam Safety Ltd (hereinafter: Magam) and more. The valuation of the subsidiaries, attached herein, is an integral part of the valuation of Star Night's shares.

In respect of the above, we have made a valuation of the Fair Market Value1 as of the date of signing and consummation of the Agreement ("Valuation Date"), based on the information set out below.

"Jacob Eshed – Tesuot Consultants" is an independent consulting firm specializing in 'going concern' valuations. We have extensive experience in performing fairness opinions for companies in diverse fields of activities.

1 We have determined the fair market value to be the price at which an entity or an interest changes hands between a willing buyer and willing seller both acting in their own best interest, on the open market assuming a reasonable period of time for an agreement to arise, neither being under compulsion to buy or sell and both having reasonable knowledge of all relevant facts as of the applicable valuation date.

2

Since the year 2005, our office has prepared a series of valuation studies for Star Night and for SDS, including a valuation of the investment in Radom for the year 2005, as of December 31, 2006. There is no dependence of the valuator on the ordering party or other companies in the Star Night Group.

Objective and Scope

The purpose of this study is to determine the fair value of the assets included in the agreement. We understand that our recommendation of fair market value and this valuation report will be used and relied upon for the agreement. In this valuation, we have relied on signed written material, unsigned written material and information provided verbally or by email. It is based upon both internal and public information made available by the Company, and upon estimates and assessments that may prove, over time, to have been inaccurate or incomplete. We do not express an opinion or offer any form of assurance regarding their accuracy or completeness. All the information provided is accountable for by the Company and its management alone.

Previous works –

The present contract, involving this work, is the first agreement between Jacob Eshed Tesuot Consultants and Lapis. Our first engagement with Star Night Technologies Ltd. took place on May 15, 2006. The second was in August 7, 2006, and within that framework we valuated other subsidiaries of Star, Night Light and New Noga Light, in relation to their sale to Magam. This valuation was included in a report in respect to a transaction between Magam and its controlling shareholder, in accordance with Securities Regulations (A Transaction Between a Company and its Controlling Shareholder) – 2001, published in August 2006. The third agreement involved an impairment study under Standard 15, requested by Star in respect to its purchase of Radom. On December 28, 2006 we valuated the subsidiary “Prizmatech”, concerning a transaction for its sale to Magam by an interested party. In addition, we made several Employee Stock Option Valuations granted by Star to managers, and tested for the necessity of writing off intangible assets.

Materials Available in Performing the Valuation:

•	Audited financial statements for Star Night as of December 31, 2007.

•	Data included in Star Night's periodic report.

3

•	Star Night management’s forecasts – which served as the basis for the company's cash flow projections.

•	Audited financial statements for SDS's as of December 31, 2007.

•	Data included in SDS's periodic report.

•	Conversations with Star Night management.

•	Drafts financial statements of subsidiaries.

Valuation Method

STAR NIGHT Accumulated valuation – Methodology

The accumulated valuation of Star night is based on the “Asset Value Methodology.” The financial statements of the company and its subsidiary, SDS, as of the date 31 December 2007, were adjusted in order to present the fair value of their activity.

STAR NIGHT and SDS are holding companies; all their activity is located in the SDS subsidiaries. Their General and Administrative expenses are forecast to be covered by management fees from subsidiaries.

Adjustments in the Accumulated Financial Statements were prepared in order to present the fair value, as follows:

The financial statements were prepared and presented according to the Israeli accounting regulations. The first adjustment was made for each company separately, in order to present the financial statements according to IFRS regulations.

The subsidiary company SDS (Star Defense Systems) Ltd holds 100% equity in : Magam Safety Ltd ( Safety Sector ), New Noga Light (2000) Ltd, Night Light Ltd, Prizmatec Ltd. ( the Night Vision Sector ), and Radom Aviation Systems, Ltd (conversion and upgrade of airplanes ). Each of those activities was valuated separately according to the DCF methodology (See below). The Investment in subsidiaries was replaced by the combined valuation of the three sectors according their valuation. The total value of SDS is then presented as the net value of assents minus obligations.

STAR NIGHT holds 86.2% of the equity of SDS, and again the investment in subsidiary was replaced by the fair value of its holdings in SDS.

The total value of STAR NIGHT represents its holdings in the fair value of its subsidiaries and their activity.

4

Valuation of the Subsidiaries according to sectors of activity

Star Night’s business activities are divided into three sectors. It has existed for several years, indicating continuity and a history that allows building a limited future forecast. In addition, all sectors have well established contacts which are not of a one-time basis, and are potentially “return” customers. Therefore, in our opinion, the most suitable method for valuating the business activity is the “Discounted Cash Flow” (DCF) method. This valuation will be based on a forecast of the business results from 2008 to 2012, and on assumptions regarding each sector's permanent growth rate after the year 2012. Once the business activity is valuated, including the terminal value, the net financial liabilities will be deducted from this value (after deducting the financial assets value).

One should not disregard the fact that the Defense and Military Supply Industry operates based mainly on short-term projects, the duration of which is two to three years maximum. It is impossible to forecast at present the projects that will be carried out over the next few years. More information exists for the year 2008, since its forecast is based on ongoing projects specified in the backlog. Some projects are currently being negotiated, and some significant engagements cannot be disclosed for security reasons. In each and every sector we have detailed the specific valuation methodology.

5

Conclusion -

The average USD exchange rate to NIS, in recent weeks, has been approximately 3.5 NIS. Therefore, the company value is equal to USD 38.7 Million within the range of USD 35.2 to USD 42.6 Million.

Mr. Moti Solomon holds 33.82% of the shares and full control of the company. The value of his stake should contain a control premium. Since his holdings are less than 51%, we added only 10% for the control premium to his stake, as follows:

38.7*0.9*33.82%+(38.7*0.1)=15.65 USD Millions

"Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration is fair from a financial point of view."

The company value of Mr. Moti Solomon's share is equal to USD 15.65 Million, within the range of USD 14.0 to USD 17.0 Million.

Respectfully submitted,

Jacob Eshed
Jacob Eshed – Tesuot Consultants

6

Subsidiaries - Value

(See below valuation studies - per sector)

SDS

In thousands NIS			Table No. 1

	Low	High	Average

Safety Sector	27,000	31,000	29,000

Night Vision Sector	80,000	96,000	88,000

Radom	56,400	64,800	60,600

	163,400	191,800	177,600

Valuation

				Table No. 2
SDS- NAV Valuation
(In thousands NIS)	BALANCE SHEET 2007			NAV
	Israeli GAAP	Adjustments	IFRS	Fair Value
Cash	8,744		8,744	8,744
Short Term F. Investments	15,987		15,987	15,987
Customers	1,457	(100)	1,357	1,357
Other Debtors	876	(414)	462	462
Loans to Subsidiaries	32,492		32,492	32,492
Inventory	732		732	732
Total Current Assets	60,288		59,774	59,774

Investment in Subsidiaries	16,396		16,396	177,600
Net Surplus Investment in Severance Pay		1,831	1,831	1,831

Fixed Assets	466	(73)	393	393

Total Assets	77,150		78,394	239,598

Liabilities
Other Creditors	2,240		2,240	2,240
Total Current Liabilities	2,240		2,240	2,240

Convertible Bonds	50,148	191		50,339
Convertible Bonds- Capital Segment		2,183	2,183	2,183
warrants		3,135	3,135	3,135
Employees warrants		314
Capital Note	9,603		9,603	9,603
Bank loans	-		-	-
Employees	6		6	6
Total long term Liabilities	59,757		65,580	65,580

Equity	15,153	(4,579)	10,574	171,778

Total Assets	77,150		78,394	239,598

7

SDS FAIR VALUE –

		Table No 3
	SDS שווי
CAPITAL		171,778
Employees Warrants	Fair value	-969

Net Value		170,809

Star Night Valuation

(In thousands NIS)		Table No. 4
Star Night NAV Valuation
	BALANCE SHEET 2007			NAV
	Israeli GAAP	Adjustments	IFRS	Fair Value

Cash	27,997		27,997	27,997
Short Term F. Investments	10,837		10,837	10,837
Other Debtors	781		781	781
Loans to Subsidiary	12,362		12,362	12,362
Total Current Assets	51,977	0	51,977	51,977

Investment in Subsidiaries	13,043	980	14,023	141,088	(*)
Loans to Subsidiary	1,558		1,558	1,558
Net Surplus Investment in Severance Pay	52		52	52

Fixed Assets	947		947	947
Other Assets				-
Total Assets	67,577	0	68,557	195,622
Liabilities
Other Creditors	2,566		2,566	2,566
Total Liabilities	2,566	0	2,566	2,566

Convertible Bonds	50,131	-1,669	48,462	48,462
Warrants		602	602	602
Employees warrants		254	254	254
Capital Notes		6,720	6,720	6,720

Total Liabilities	50,131	-	56,038	137,018

Net Equity	14,880		8,973	195,622

(*) 82.6% of SDS Value

8

(In thousands NIS)	Table No 5
STAR NIGHT- Fair Value

Fair Value of Equity	137,018
Adding capital note fair value	870
Bank Mizrahi Warrents fair value	(2,314)
Net value	135,574

The average USD exchange rate to NIS, in recent weeks, was approximately 3.5 NIS. Therefore, the company value is equal to USD 38.7 Million within the range of USD 35.2 to USD 42.6 Million.

9

יעקב אשד תשואות יועצים
Jacob Eshed Tesuot Consultants

Securities and Exchange Commission
Washington, DC 20549

CONSENT

Ladies and Gentlemen:

We hereby consent to the use in this Information Statement on Schedule 14C of Lapis Technologies, Inc. of our fairness opinions concerning the valuations of Enertec Systems 2001 Ltd., Magam Safety Ltd., Night Vision Sector Systems Ltd., Radom Ltd., and Star Night Technologies Ltd., and to the references to our firm in the Information Statement.

/s/ Jacob Eshed Tesuot Consultants
Rishon Lezion, Israel
July 9, 2008

5 Haogen St., Rishon Lezion 75439, Israel *רח' השוגן 5, ראשל"צ 75439*
Fax: 03-9525954 *פקס.* *Tel: 03-9525953* *טל.*

Neville Weitzman Consultants Limited
13 Hasadna Street
Raanana 43654
ISRAEL

Tel: 09-7411216
Fax: 09-7749738

Securities and Exchange Commission
Washington, DC 20549

CONSENT

Ladies and Gentlemen:

We hereby consent to the use in this Information Statement on Schedule 14C of Lapis Technologies, Inc., of our fairness opinion (reference V8 11-06-08) concerning the consideration for the purchase of Enertec Electronics Limited, and to the references to our firm in the Information Statement.

Neville Weitzman Consultants Ltd.
Raanana, Israel
July 9, 2008